As filed with the Securities and Exchange Commission on November 13, 2006

                                           Registration No. 333-________________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Biophan Technologies, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

             Nevada                        3841                        82-0507874
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)   Classification Code Number)    Identification Number)

                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                                 (585) 214-2441
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                Michael L. Weiner
                             Chief Executive Officer
                           Biophan Technologies, Inc.
                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                                 (585) 214-2441
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                             William E. Kelly, Esq.
                                Nixon Peabody LLP
                                100 Summer Street
                           Boston, Massachusetts 02110
                                 (617) 345-1000

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         CALCULATION OF REGISTRATION FEE

Title of Each Class                     Proposed Maximum     Proposed Maximum
of Securities to be    Amount to be    Offering Price per   Aggregate Offering         Amount of
     Registered       Registered (1)        Share (2)            Price (2)       Registration Fee (3)
-------------------   --------------   ------------------   ------------------   --------------------
Common Stock, par
  value $0.005          24,591,491           $0.57             $14,017,149              $1,500

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2) Computed in accordance with Rule 457(c) under the Securities Act of 1933 (the "Securities Act"), solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock of the Registrant as reported on November 7, 2006 on the NASDAQ OTC Bulletin Board.

(3) Computed in accordance with Section 6(b) under the Securities Act, solely for the purpose of calculating the registration fee.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

================================================================================
The information contained in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                       PROSPECTUS (Subject to Completion)

                                November 13, 2006

                                24,591,491 Shares

                           BIOPHAN TECHNOLOGIES, INC.

                                  COMMON STOCK

      This prospectus relates to 24,591,491 shares of our common stock that may be sold from time to time by the selling stockholders named herein.

      This offering is not being underwritten. The selling stockholders may offer the shares through public or private transactions at the market price for our common stock at the time of the sale, a price related to the market price, a negotiated price or such other prices as the selling stockholders determine from time to time. See "Plan of Distribution" beginning on page 54.

      All of the net proceeds from the sale of these shares of common stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares. We will bear the costs relating to the registration of these shares.


      Our common stock is quoted on the OTC Bulletin Board under the symbol "BIPH". On November 10, 2006, the last reported sale price on the OTC Bulletin Board for our common stock was $0.54 per share.


      You should read this prospectus carefully before you invest.

      Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 8.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ............................................................6

Risk Factors ..................................................................8

Forward-Looking Statements ...................................................12

Use of Proceeds ..............................................................12

Dividend Policy ..............................................................12

Selected Consolidated Financial Data .........................................13

Management's Discussion and Analysis of Financial Condition and
  Results of Operations ......................................................14

Business .....................................................................20

Management ...................................................................39

Beneficial Ownership of Common Stock by Directors, Officers and
   Principal Stockholders ....................................................48

Certain Relationships and Related Party Transactions .........................50

Tranactions with Selling Stockholders ........................................51

Selling Stockholders .........................................................52

Plan of Distribution .........................................................54

Description of Capital Stock .................................................56

Legal Matters ................................................................57

Experts ......................................................................57

Where You Can Find More Information ..........................................57

Index to Consolidated Financial Statements ..................................F-1

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 4, and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.


                           BIOPHAN TECHNOLOGIES, INC.


Our Corporate Information

      We were incorporated in the State of Idaho on August 1, 1968, under the name Idaho Copper and Gold, Inc. On February 9, 1999, we changed our name to Idaho Technical, Inc. On January 24, 2000, we changed our domicile to Nevada by merging into our wholly-owned Nevada subsidiary. On December 1, 2000, we changed our name to GreatBio Technologies, Inc. and on July 19, 2001, we changed our name to Biophan Technologies, Inc.

      We began our current line of business on December 1, 2000. From that date through the period ended August 31, 2006, we have incurred cumulative net losses of $38,253,617. Since December 1, 2000, we have relied almost entirely on sales of our securities and loans to fund our operations.

      Our principal executive offices are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 and our telephone number is (585) 214-2441.

                                  THE OFFERING

Common stock offered by the
selling stockholders                 24,591,491 shares

Common stock to be outstanding
after this offering                  107,998,190 shares

Use of proceeds                      We will not receive any proceeds from the
                                     sale of shares by the selling stockholders.

Risk factors                         You should read the "Risk Factors" section
                                     of this prospectus for a discussion of
                                     factors that you should consider carefully before deciding to invest in shares of our common stock.

OTC Bulletin Board symbol            "BIPH"


      The number of shares of our common stock to be outstanding following this offering is based on 83,406,699 shares of our common stock outstanding as of November 1, 2006, and assumes (i) the conversion of an aggregate face amount of $7,250,000 of our outstanding Senior Secured Convertible Notes due October 11, 2009 into an aggregate of 10,820,896 shares of common stock to be sold by selling stockholders in this offering, (ii) the issuance of an aggregate of 2,084,027 shares of common stock in payment of interest to accrue under the Notes during their term, and to be sold by the selling stockholders in this offering, and (iii) the exercise of warrants to purchase an aggregate of 11,686,568 shares of common stock to be sold by selling stockholders in this offering and excludes (i) the exercise of outstanding options under our incentive stock compensation plans, (ii) the issuance of any shares of our common stock to SBI Brightline XI, LLC pursuant to the Stock Purchase Agreement dated as of May 27, 2005 (as amended), and (iii) the exercise of any other options, warrants or other rights to acquire shares of our common stock by any person or entity (including the selling stockholders).

                       SUMMARY CONSOLIDATED FINANCIAL DATA

      The tables below, which summarize our consolidated statements of operations data for the years ended February 28, 2006, 2005 and February 29, 2004, have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended August 31, 2006 and 2005 and the balance sheet as of August 31, 2006 have been derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in the prospectus. You should read the following information together with the more detailed information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

                                                    For the Year Ended
                                         ----------------------------------------    For the Six Months Ended
                                                 February 28          February 29           August 31,
                                         --------------------------   -----------   -------------------------
                                              2006          2005          2004         2006           2005
                                         ------------   -----------   -----------   -----------   -----------
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Revenues:
  Development payments                   $    225,000   $        --   $    75,000   $        --   $        --
  License Fees                                479,166            --            --       437,500        62,500
  Testing services and consulting fees        340,695            --            --       217,521            --
                                         ------------   -----------   -----------   -----------   -----------
                                            1,044,861            --        75,000       655,021        62,500
Operating expenses:
  Research and development                  6,034,994     2,629,980     1,240,439     2,641,165     3,891,504
  General and administrative                8,286,687     3,337,185     1,911,003     3,383,898     5,019,625
                                         ------------   -----------   -----------   -----------   -----------
                                           14,321,681     5,967,165     3,151,442     6,025,063     8,911,129
                                         ------------   -----------   -----------   -----------   -----------
Operating loss                            (13,276,820)   (5,967,165)   (3,076,442)   (5,370,042)   (8,848,629)
Other income(expense):
  Interest expense                         (1,140,866)           --      (729,527)     (684,407)     (767,316)
  Interest income                              70,701        11,869         1,815        11,606        11,716
  Equity loss on investment                  (222,992)           --            --      (627,578)           --
  Other income                                254,948       161,749        85,584       217,107       170,913
                                         ------------   -----------   -----------   -----------   -----------
                                           (1,038,209)      173,618      (642,128)   (1,083,272)     (584,687)
                                         ------------   -----------   -----------   -----------   -----------
Net loss                                 $(14,315,029)  $(5,793,547)  $(3,718,570)  $(6,453,314)  $(9,433,316)
                                         ============   ===========   ===========   ===========   ===========
Loss per common share - basic and
  diluted                                $      (0.19)  $     (0.08)  $     (0.08)  $     (0.08)  $     (0.13)
                                         ============   ===========   ===========   ===========   ===========
Weighted average shares outstanding        77,014,450    69,263,893    44,017,010    82,316,798    74,773,448
                                         ============   ===========   ===========   ===========   ===========

                                                                     August 31,
                                                                        2006
                                                                    ------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents                                          $   576,414
  Total assets                                                       $14,451,191
  Total liabilities                                                  $ 6,170,399
  Total stockholders' equity                                         $ 8,255,331

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materializes, our business, financial condition and results of operations would suffer. The trading price of our common stock could decline as a result of any of these risks, and you might lose all or part of your investment in our common stock. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

      WE ARE A BUSINESS WITH A LIMITED OPERATING HISTORY AND ARE NOT LIKELY TO SUCCEED UNLESS WE CAN OVERCOME THE MANY OBSTACLES WE FACE.

      We are an early-stage research and development company with limited prior business operations and no material revenues to date. We are presently engaged in the development of certain technologies for use with medical procedures and biomedical devices. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been devoted primarily to the following:

o     organizational activities;

o     developing a business plan;

o     obtaining funding;

o conducting research and working toward the ultimate successful development of our technologies;

o     aggressively patenting our intellectual property;

o     licensing technology from third parties related to our business; and

o     marketing to major biomedical device manufacturers.

      In order to establish ourselves in the medical device market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties, and expenses we face as a research and development company and that an investment in our common stock may be worthless if our business fails.

      IF WE ARE UNABLE TO GENERATE SUFFICIENT REVENUES IN THE FUTURE, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.

      We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and developmental expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to finalize development of our products or operate profitably. If we cannot operate profitably, you could lose your entire investment. As a result of the start-up nature of our business, initially we expect to sustain substantial operating expenses without generating significant revenues.

      WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE EXPECT FUTURE LOSSES THAT MAY CAUSE OUR STOCK PRICE TO DECLINE.

      For the fiscal years ended February 28, 2006, and 2005, and February 29, 2004, we incurred net losses of $14,315,029, $5,793,547, and $3,718,570, respectively. We have incurred cumulative net losses from inception through August 31, 2006 of $38,253,617. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, our current financial condition may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

      THE INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND PLAN OF OPERATIONS.

      We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our President and CEO and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers, and consultants, we may be unable to successfully finalize and eventually market our medical devices and other products being developed, which will have a material adverse effect on our business.

      OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS, WHICH COULD RESULT IN A DECLINE OF OUR STOCK PRICE AND A LOSS OF YOUR INVESTMENT.

      Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. Also, our research and development efforts are aimed at technology that will enable certain medical procedures and biomedical devices to become safe and compatible with MRI diagnostics. If MRI diagnostics are replaced by the healthcare industry, our technology and products, if any, may become obsolete. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

      WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR TECHNOLOGY, WHICH WILL LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

      The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products may be adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations, and market penetration. This would likely cause our stock price to decline.

      IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE COMPETITIVE MEDICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

      Our future success depends on our ability to compete effectively with manufacturers of medical devices, including major manufacturers of pacemakers and other implantable devices that may have internal development programs. We are an early-stage research and development company engaged exclusively in developing our initial technologies. Products using our technologies have not yet been commercialized and we have generated no material revenue from operations. As a result, we may have difficulty competing with larger, established medical device companies. Most of our potential competitors will be established, well-known companies that have:

o     substantially greater financial, technical and marketing resources;

o     larger customer bases;

o     better name recognition;

o     related product offerings; and

o     larger marketing areas.

      Companies such as Medtronic Incorporated, Guidant Corporation, St. Jude Medical, Boston Scientific Corporation, and Johnson & Johnson are major, international providers of active medical devices currently contraindicated for MRI. Because these companies may possibly develop MRI safe solutions for their own product lines, they may ultimately be in competition with us. These companies represent a wide array of medical devices and products, technologies, and approaches. All of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable products and bring those products to market more efficiently than we can. If we do not compete effectively with current and future competitors, our future growth and operating results will be adversely affected.

      WE MAY NOT BE ABLE TO OBTAIN NECESSARY GOVERNMENT APPROVAL TO MARKET OUR TECHNOLOGY WHICH WILL LIKELY CAUSE OUR STOCK PRICE TO DECLINE AND OUR BUSINESS TO FAIL.

      Our marketing partners must obtain the approval of the U.S. Food and Drug Administration in order to market our MRI safe technology. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

      WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS. OUR INABILITY TO PROTECT OUR RIGHTS COULD IMPAIR OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL EXPENSE TO ENFORCE OUR RIGHTS.

      Proprietary rights are critically important to us. We currently have 57 issued U.S. patents and over 100 U.S. and international patents pending. Although we intend to aggressively pursue additional patent protection for our technologies as we continue to develop them, we cannot assure you that any additional patents will be issued. Although we will seek to defend our patents and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement by us of their patents and other proprietary rights.

      Policing unauthorized use of our technology is difficult, and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

      FUTURE SALES OF OUR COMMON STOCK WOULD HAVE A DILUTIVE EFFECT ON CURRENT STOCKHOLDERS AND COULD ADVERSELY IMPACT THE MARKET PRICE FOR OUR COMMON STOCK.


      Sales of a substantial number of shares of our common stock, or the perception that sales could occur, whether at the then current market price or below the then current market price, could adversely affect prevailing market prices for our common stock. For example, in connection with our issuance of $7,250,000 of senior secured amortizing convertible notes on October 12, 2006, the holders of the notes may elect to convert the notes at any time into shares of our common stock at a price of $0.67 per share (the "Conversion Price"). Payments of interest and principal on the notes may be made, at our option, in cash or shares of our common stock registered for resale under the Securities Act, and if we elect to make payments on the notes in shares, those payments will be based on the lower of (i) the Conversion Price or (ii) 90% of the volume weighted trailing average price per share of our common stock for the 20 trading days ending 23 trading days prior to the date we make a payment. As additional consideration to the purchasers of the notes, we issued five-year warrants to purchase an aggregate of 10,820,896 shares of our common stock. The first five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.81 per share, and the second five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.89 per share. As further consideration to the purchasers of the notes, we issued one-year warrants to purchase up to 10,820,896 shares of our common stock at a price of $0.67 per share. If the purchasers elect to exercise this one-year warrant, they will also receive additional five-year warrants to purchase our common stock equal to the number of shares purchased under this one-year warrant, with 50% of the additional warrants having an exercise price of 115% of the per share purchase price ($0.77 per share), and the remaining 50% of the additional five-year warrants having an exercise price of 125% of the per share purchase price ($0.84 per share). In addition, if we issue additional shares of our common stock for sale in future financings, our stockholders would experience additional dilution.


      BECAUSE OUR CEO IS AN EQUITY OWNER AND MANAGER OF BIOMED SOLUTIONS, LLC, A SIGNIFICANT CREDITOR OF BIOPHAN, AND BECAUSE SEVERAL OF OUR DIRECTORS AND OFFICERS ARE AFFILIATES OF OTHER ENTITIES WITH WHOM BIOPHAN HAS SIGNIFICANT BUSINESS RELATIONSHIPS, THERE MAY BE CONFLICTS OF INTEREST THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.


      Michael L. Weiner, our President, CEO and director, is the Manager and a 24.3% beneficial owner of Biomed, Solutions LLC, a company engaged in the business of identifying and acquiring technologies in the biomedical field for exploitation. Mr. Weiner and Ross Kenzie, a former director of Biophan, make up the Biomed Board of Members. Biomed is a beneficial owner of 9.65% of our outstanding common stock and holds on aggregate of $4,430,000 face amount of our convertible promissory notes. Mr. Weiner is also the Manager and 42.3% equity member of Technology Innovations, LLC, which is a 57% equity member of Biomed. Further, Mr. Weiner is on the boards of Nanoset, LLC, an entity owned in part by Biomed and with which we have entered into a technology license agreement, and of Myotech, LLC, an entity in which Biomed is a 13% owner. Mr. Weiner, as well as Steven Katz, another of our directors, and John Lanzafame, our COO, are also on the Board of NaturalNano, Inc., the majority owner of which is Technology Innovations, LLC. NaturalNano has entered into a research and development agreement with us for drug eluting technology.

Because of the nature of our business and the business of these other entities, the relationships of Messrs. Weiner, Katz and Lanzafame with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. All potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

      In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

      This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds of the sale of shares of common stock by the selling stockholders.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock and do not expect to pay any cash dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. In addition, the terms of our credit facility restrict our ability to pay dividends, and any future indebtedness that we may incur could preclude us from paying dividends.

                            SELECTED FINANCIAL DATA

      The following consolidated statements of operations data for the years ended February 28, 2006 and 2005 and February 29, 2004 and consolidated balance sheet data as of February 28, 2006 and 2005 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended February 28, 2003 and 2002 and the balance sheet data as of February 29, 2004 and February 28, 2003 and 2002 have been derived from our audited consolidated financial statements that do not appear in this prospectus. The consolidated statement of operations data for the six months ended August 31, 2006 and 2005 and the balance sheet as of August 31, 2006 have been derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in the prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The consolidated selected financial data set forth below should be read in conjunction with our consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period.

                                                                                                         Six Months    Six Months
                              Year ended     Year ended     Year ended     Year ended     Year ended       Ended         Ended
                             February 28,   February 28,   February 29,   February 28,   February 28,    August 31,    August 31,
Operating Data:                  2006           2005           2004           2003           2002           2006          2005
--------------------------   ------------   ------------   ------------   ------------   ------------   -----------   -----------
Revenues                     $  1,044,861    $       -0-    $    75,000    $       -0-    $       -0-   $   655,021   $    62,500
Research and development
  expenses                      6,034,994      2,629,980      1,240,439      1,373,124        949,124     2,641,165     3,891,504
General and administrative
  expenses                      8,286,687      3,337,185      1,911,003      1,792,593      2,248,065     3,383,898     5,019,625
Other income (expense)         (1,038,209)       173,618       (642,128)      (272,535)      (508,728)   (1,083,272)     (584,687)
                             ------------    -----------    -----------    -----------    -----------   -----------   -----------
Net loss                     $(14,315,029)   $(5,793,547)   $(3,718,570)   $(3,438,252)   $(3,705,917)  $(6,453,314)  $(9,433,316)
                             ============    ===========    ===========    ===========    ===========   ===========   ===========
Loss per common share -
  basic and diluted          $       (.19)   $      (.08)   $      (.08)   $      (.11)   $      (.14)  $     (0.08)  $     (0.13)
                             ============    ===========    ===========    ===========    ===========   ===========   ===========
Weighted average shares
  outstanding                  77,014,450     69,263,893     44,017,010     31,731,051     27,000,962    82,316,798    74,773,448
                             ============    ===========    ===========    ===========    ===========   ===========   ===========

                                 February 28,   February 28,   February 29,   February 28,   February 28,    August 31,   August 31,
Balance Sheet Data:                  2006           2005           2004           2003           2002           2006         2005
---------------------            ------------   ------------   ------------   ------------   ------------   -----------   ----------
Current assets                    $ 1,857,994    $2,007,181     $2,077,307     $ 476,353       $672,823     $   923,700   $6,071,487
Total assets                       14,763,455     3,181,370      2,231,345       683,056        866,638      14,451,191    7,232,072
Current liabilities                 3,105,986     1,462,103        254,058       796,187        645,389       6,170,399    2,704,245
Long-term liabilities                     -0-           -0-            -0-        83,333            -0-             -0-          -0-
Stockholders' equity (deficit)     11,587,926     1,719,267      1,977,287      (196,464)       221,249       8,255,311    4,484,384
Working capital (deficiency)       (1,247,992)      545,078      1,823,249      (319,834)        27,434      (5,246,699)   3,367,242

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

      We are a technology development company with a strong focus on solving real-world technical challenges facing the medical device industry. We currently have 57 issued U.S. patents and over 100 U.S. and international patents pending. We believe that a strong intellectual property portfolio is vital to our ability to achieve and maintain royalties and product sales to major industrial partners across our product lines.

      When selecting a market opportunity to address, we generate a wide range of potential technical solutions. We strive to assure that each technical solution we pursue is well-protected by intellectual property to ensure that we have the capability to effectively market our technologies. Whenever practical, we attempt to develop and patent multiple solutions for any given technology requirement. This is done both to strengthen our position against competitors, and to be in a position to offer multiple manufacturers alternative solutions, such as for MRI safety of pacemakers, or MRI visibility of vascular stents, as we introduce our technologies to the market. This approach has resulted in the development of a range of core technologies, in various related segments of the medical device market. We are aggressive in development and defense of our intellectual property.

      We also continue development of a new cardiac assist device, the MYO-VAD, through our relationship with Myotech, LLC. The MYO-VAD is a life-saving device that provides benefits and competitive advantages not possible with other cardiac assist devices. In the past, this technology has saved human lives and holds the potential for the treatment of multiple forms of acute and chronic heart failure.

Revenue

      We currently derive revenue from development contract payments and license fees from Boston Scientific Scimed and operating revenues from our European subsidiary, consisting primarily of MRI-related testing and consulting services to medical device manufacturers.

Research and Development Expenses

Research and development expenses consist primarily of:

o salaries and related costs for our research and development employees at our U.S. and European sites;

o funding for various research projects, often employing the use of consulting scientists and engineers;

o     legal fees to file, renew, and defend our patent estate; and

o license fees for access to certain patent technologies developed by others.

General and Administrative Expenses

General and administrative expenses consist primarily of:

o salaries and related costs of executives, administrative and marketing personnel;

o     professional service costs;

o     public / investor relations;

o     travel and related costs; and

o     occupancy and other overhead costs.

Stock-Based Compensation Expenses

      Effective March 1, 2006, the Company adopted SFAS No. 123 (revised), "Share-Based Payment" (SFAS 123(R)) utilizing the modified prospective approach. Prior to the adoption of SFAS 123(R), stock option grants to employees and directors were accounted for in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (the intrinsic value method) and the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, employee compensation expense was recognized only to the extent that the fair value of our common stock on the date of grant exceeded the stock option exercise price.

      Under the modified prospective approach, SFAS 123(R) applies to new grants and to grants that were outstanding on February 28, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized in the first two quarters of fiscal 2007 includes compensation cost for all share-based payments granted prior to, but not yet vested as of February 28, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to February 28, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Prior periods were not restated to reflect the impact of adopting the new standard.

Critical Accounting Policies and Estimates

      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates.

      We believe that of our significant accounting policies, which are described in the notes to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

      We earn and recognize revenue under development agreements when the phase of the agreement to which amounts relate is completed and we have no further performance obligation. Completion is determined by the attainment of specified milestones including a written progress report. Advance fees received on such agreements are deferred until recognized.

      We recognize initial license fees over the term of the related agreement. Revenue related to a performance milestone is recognized upon the achievement of the milestone, as defined in the respective agreements.

      We also recognize revenues from testing services and consulting fees as services are performed.

Liquidity and Capital Resources

      As further described under the heading "Line of Credit Agreements" in Notes to our Condensed Consolidated Financial Statements for the period ended August 31, 2006, appearing on Page F-41, our affiliate Biomed Solutions, LLC, provided us with a $5 million line of credit. Under the line of credit agreement, advances may be drawn down in such amounts and at such times as we determine upon 15 days prior notice to Biomed, except that we may not draw down more than $1,500,000 in any 30-day period. Amounts borrowed will bear interest at the rate of 8% per annum and are convertible into shares of our common stock at the rate of $0.67 per share. Biomed's obligation to lend to us under the line of credit agreement expires on June 30, 2007, on which date the entire amount borrowed by us (and not converted into shares of our common stock) becomes due and payable. The balance of borrowings on the line was $3,930,000 at August 31, 2006. Biomed is headed by our CEO, Michael Weiner, who is also a substantial beneficial owner of Biomed. The Biomed line of credit is on terms we believe to be competitive with comparable transactions involving unaffiliated parties and was approved unanimously by the independent members of our Board of Directors.

      On May 27, 2005, we entered into a Line of Credit Agreement with Biomed, whereby Biomed agreed to provide a line of credit facility of up to $2 million. Borrowings under the line bear interest at 8% per annum, are payable on demand after August 31, 2006 and are convertible, at Biomed's election into the Company's common stock at 90% of the average closing price for the 20 trading days preceding the date of borrowings under the line. In June 2005, we borrowed the entire $2 million under the line in two separate draws of $1 million each, in accordance with the agreement. On August 31, 2005, Biomed elected to convert $1 million of the note plus accrued interest into 480,899 shares of common stock at which time, the remaining discount related to the $1 million portion of the loan was fully expensed. On October 7, 2005, we repaid $500,000 of principal and all accrued interest on the loan. The balance of borrowings on the line was $500,000 at August 31, 2006.

      On October 11, 2006, in connection with our Securities Purchase Agreement dated October 11, 2006 with Iroquois Master Fund Ltd and other private investors (the "Purchase Agreement"), we amended our January 24, 2006 Line of Credit Agreement (the "Biomed Line of Credit Agreement") with Biomed and the Convertible Promissory Note in the original principal amount of $5,000,000 issued by us to Biomed on January 24, 2006 pursuant to the Biomed Line of Credit Agreement (the "$5,000,000 Biomed Note"). The amendments reduce the price at which the $5,000,000 Biomed Note is convertible into shares of our common stock from $1.46 per share to a conversion price of $0.67. The amendments also eliminate our obligation to draw down the entire credit facility. In connection with the Purchase Agreement, we also entered into a Subordination and Standstill Agreement (the "Subordination Agreement") with Biomed and the investors who are parties to the Purchase Agreement, pursuant to which Biomed agreed (i) to subordinate its rights to payment under the $5,000,000 Biomed Note and the Convertible Promissory Note in the original principal amount of $2,000,000 issued by us to Biomed on May 27, 2005 to the rights of the investors under the Notes and (ii) to convert the entire outstanding amount of principal and interest due under the $5,000,000 Biomed Note in excess of $700,000 into shares of our common stock upon the effectiveness of an amendment to our Articles of Incorporation to increase the number of our authorized shares which we have agreed, in the Purchase Agreement, to propose to our shareholders.

      As described in greater detail under the heading "Common Stock Subscribed" and "Stockholders' Equity" in the "Notes to Condensed Consolidated Financial Statements", we have an agreement with SBI Brightline XI, LLC for a $30 million fixed price financing involving the sale to SBI of up to 10,000,000 shares of our common stock. We elected to sell the first tranche of 1 million shares at $2 per share on May 23, 2006; the funds from the sale of this first tranche have been received. We elected to sell the second tranche of 1 million shares at $2 per share on July 21, 2006. To date $1,175,000 of the funds from the sale of this tranche has been received but no shares have yet been issued. On October 11, 2006, we elected to exercise all of our remaining put rights, requiring SBI to purchase the remaining tranches at a price of $26,000,000.

      Contractually, the SBI agreement is adequate to meet our requirements for the next twelve months. However, management is concerned as to the viability of the balance of the financing as a result of the disparity between the contractual strike price and the current market price for our shares, the failure of SBI to make payment in full for the second tranche of shares as required by the SBI agreement and the potential reluctance of SBI to honor additional puts. In addition, we have also determined that this facility does not provide the necessary institutional shareholder support that management believes we require in order to establish long-term value for our shareholders.

      Additionally, certain negotiations are in process with several medical device companies which may generate additional working capital in the form of up-front licensing fees and/or royalty advances.

      We have a Securities Purchase Agreement with Myotech, LLC under which we have acquired a substantial minority interest in Myotech, LLC with the right to acquire a controlling interest. The acquisition involved approximately $11.1 million, including 4,923,080 newly issued shares of our common stock valued at $10.3 million and $0.800 million in cash advances in exchange for Class A units in Myotech, LLC.


      Based upon the terms of the Securities Purchase Agreement, we were obligated to purchase for cash consideration of $2.225 million an additional 811,037 Class A units. We may elect to acquire up to an additional 3,563,097 Class A units for a further cash consideration of up to $9.775 million, over a 24-month period, which may result in Biophan owning a majority interest in Myotech. Alternatively, we have the right to terminate further investment under provisions of the Securities Purchase Agreement.


      During the six month period ended August 31, 2006, Biophan provided $1.040 million of additional funding satisfying the cash consideration of $2.225 million cited above, for 379,091 Class A units of Myotech received during the quarter, which increased our ownership of Myotech to 40.07%. In addition, during this period, Biophan has advanced $188,500. Since August 31, 2006, Biophan has advanced an additional $377,000 in funding to Myotech.

      On October 11, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement") with 10 private investors led by Iroquois Master Fund Ltd ("Iroquois").

      Pursuant to the Purchase Agreement, on October 12, 2006 we issued $7,250,000 face amount of Senior Secured Convertible Notes (the "Notes") to the investors and received proceeds of approximately $6,670,000 after paying fees and expenses of the placement agent and the lead investor in the amount of approximately $580,000. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock based upon a price of $0.67 per share (the "Conversion Price"). Interest on the outstanding principal amount under the Notes is payable quarterly, commencing December 31, 2006, at a rate equal to the six-month London InterBank Overnight Rate plus 500 basis points, with a minimum rate of 10% per annum and a maximum rate of 12% per annum, payable at our option in cash or shares of our common stock registered for resale under the Securities Act of 1933. Principal on the Notes amortizes and payments are due in 33 equal monthly installments commencing February 1, 2007, Notes, and may be made at our option in cash or shares of our common stock registered for resale under the Securities Act. If we elect to make a principal or interest payment in common stock, the number of shares issuable by us will be based upon the lower of (i) 90% of the trailing average volume weighted average price per share of our common stock as reported on Bloomberg LP (the "VWAPS") for the 20 trading days ending 23 trading days prior to the payment date or (ii) the Conversion Price. Our obligations under the Notes are secured by a first priority security interest in substantially all of our assets pursuant to a Security Agreement dated as of October 11, 2006 among us, the investors and Iroquois, as agent for the investors.


      As further consideration to the investors, we issued to the investors one-year warrants to purchase an aggregate of 10,820,896 shares of our common stock at a price of $0.67 per share. If the investors elect to exercise these one-year warrants, they will also receive additional five-year warrants to purchase the shares of our common stock equal to the number of shares purchased under the one-year warrants, with 50% of the additional warrants having an exercise price of 115% of the per share purchase price, and the remaining 50% of the additional five-year warrants having an exercise price of 125% of the per share purchase price. We also issued to the investors five-year warrants to purchase an aggregate of 10,820,896 shares of our common stock. The first five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.81 per share, and the second five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.89 per share. The warrants contain anti-dilution protection that, should we issue equity or equity-linked securities at a price per common share below the exercise price of the five-year warrants, will automatically adjust the exercise price of the warrants to the price at which we issue such equity or equity-linked securities.

      We further agreed to register for resale under the Securities Act the common stock issuable upon the exercise of the warrants and any shares of common stock we may issue to the holders of the Notes in connection with payments of interest and principal, or which we are obligated to issue upon any conversion of the Notes at the option of the holders.

      Based on our current cash, anticipated licensing revenues and anticipated expenditures, we believe that we have adequate working capital resources for the upcoming six to nine months of operations.


Accounting Requirements Resulting from the Securities Purchase Agreement dated October 11, 2006

      The accounting treatment for the $7,250,000 in Senior Secured Convertible Notes and related warrants issued pursuant to the Securities Purchase Agreement dated October 11, 2006 among Biophan and the Investors named therein (the "Purchase Agreement") must be in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock and EITF 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments. EITF 00-19 requires freestanding contracts that are settled in a company's own stock to be designated as an equity instrument, an asset or a liability. A contract designated as a liability must be carried at fair value with any changes in fair value recorded in results of operations for the current period. We have determined that the warrants issued pursuant to the Purchase Agreement, due to the registration rights requirements contained therein, as well as other outstanding warrants, due to the insufficiency of the Company's current number of authorized and unissued shares of common stock, should be designated as a liability. Accordingly, using the Black-Scholes method to compute the fair value, we expect to record a fair value derivative liability of $15.3 million with a corresponding charge to Interest Expense for these matters. Further, we will recognize the allocation of value to the warrants and the beneficial conversion feature of the Notes by recording a $7,250,000 discount against the Notes with a corresponding credit to Additional Paid-in Capital. The discount will be amortized to Interest Expense over the term of the Note, using the effective interest method.

      In addition, in connection with the Purchase Agreement, the $5 million Line of Credit Agreement with Biomed Solutions, LLC was amended on October 11, 2006. As of November 1, 2006, we had outstanding borrowings of $3,930,000 under this Line of Credit Agreement. Amounts borrowed bear an interest rate at 8% per annum and were originally convertible into shares of our common stock at the rate of $1.46 per share. On October 11, 2006, in connection with Biomed's agreement to subordinate its rights under the Convertible Promissory Note to the interests of the investors acquiring the Senior Secured Convertible Notes, we amended the Line of Credit Agreement to reduce the conversion price to $0.67 per share, and to limit conversion to all but $700,000 of the outstanding balance and related accrued interest. As a result, in the third quarter, we expect to record a Loss on Extinguishment of approximately $1.3 million attributable to the amendment of the conversion rate, which is treated as an extinguishment of debt for accounting purposes, a charge to Interest Expense of approximately $1.1 million attributable to the unamortized discount on the extinguished Biomed Convertible Promissory Note, and a discount against the renewed Note with a credit to Additional Paid-in Capital of approximately $176,000 to reflect the beneficial conversion feature of the renewed Note.


Accounting for Income Taxes

      We are a development stage company with accumulated deficits through August 31, 2006 of $38,253,617. As a result, our accounting for income taxes is not significant and we plan to use our net operating loss carryforwards to offset our future taxable net income until the accumulated net operating losses are exhausted.

Overview of Results of Operations

      The following table sets forth our results of operations for the periods shown:

                                                          For the Year Ended
                                           --------------------------------------------      For the Six Months Ended
                                                    February 28             February 29              August 31,
                                           ----------------------------    ------------    ----------------------------
                                               2006           2005              2004           2006           2005
                                           ------------    ------------    ------------    ------------    ------------
Revenues:                                                                                           (Unaudited)
    Development payments                   $    225,000    $         --    $     75,000    $         --    $         --
    License Fees                                479,166              --              --         437,500          62,500
    Testing services and consulting fees        340,695              --              --         217,521              --
                                           ------------    ------------    ------------    ------------    ------------
                                              1,044,861              --          75,000         655,021          62,500

Operating expenses:
   Research and development                   6,034,994       2,629,980       1,240,439       2,641,165       3,891,504
   General and administrative                 8,286,687       3,337,185       1,911,003       3,383,898       5,019,625
                                           ------------    ------------    ------------    ------------    ------------
                                             14,321,681       5,967,165       3,151,442       6,025,063       8,911,129
                                           ------------    ------------    ------------    ------------    ------------

Operating loss                              (13,276,820)     (5,967,165)     (3,076,442)     (5,370,042)     (8,848,629)

Other income(expense):
   Interest expense                          (1,140,866)             --        (729,527)       (684,407)       (767,316)
   Interest income                               70,701          11,869           1,815          11,606          11,716
   Equity loss on investment                   (222,992)             --              --        (627,578)             --
   Other income                                 254,948         161,749          85,584         217,107         170,913
                                           ------------    ------------    ------------    ------------    ------------
                                             (1,038,209)        173,618        (642,128)     (1,083,272)       (584,687)
                                           ------------    ------------    ------------    ------------    ------------

Net loss                                   $(14,315,029)   $ (5,793,547)   $ (3,718,570)   $ (6,453,314)   $ (9,433,316)
                                           ============    ============    ============    ============    ============

Comparison of the Six Months Ended August 31, 2006 to the Six Months Ended August 31, 2005.

Revenues

      Revenues were $0.655 million for the six months ended August 31, 2006 as compared to $0.063 million revenues for the six months ended August 31, 2005. This increase was due to development contract payments and license fees from Boston Scientific Scimed and operating revenues from our European subsidiary, which consisted primarily of MRI-related testing and consulting services to medical device manufacturers.

Operating Expenses

      Research and Development. Research and development expenses decreased by 32%, to approximately $ 2.641 million for the six months ended August 31, 2006 from approximately $3.892 million for the six months ended August 31, 2005. Stock options expense (non cash expense) amounted to $0.358 million in the six months ended August 31, 2006 and $2.031 million in the six months ended August 31, 2005 due primarily to the accounting for contingent stock options in the six months ended August 31, 2005. Without consideration for expenses related to stock options, research and developement expense for the six months ended August 31, 2006 would have been $2.283 million compared to $1.861 million for the same period in 2005, or a 23% increase of $0.422 million This increase is primarily attributable to increased spending of $0.790 million on various research and development projects and increased salaries and related costs of $0.092 million, combined with decreased professional fees regarding patents of $0.325 million, and reduced license fees of $0.270 million.


      General and Administrative. General and administrative expenses decreased by 33% to approximately $3.384 million for the six months ended August 31, 2006 from approximately $5.020 million for the six months ended August 31, 2005. Stock options expense (non cash expense) amounted to $0.481 million in the six months ended August 31, 2006 and $2.542 million in the six months ended August 31, 2005 due primarily to the accounting for contingent stock options in the 6 months ended August 31, 2005. Without consideration for expenses related to stock options, general and administrative expense for the six months ended August 31, 2006 would have been $2.903 million compared to $2.478 million, or a 17% increase of $0.425 million from the same period in 2005. This increase is primarily attributable to increased spending for salaries and related costs of $0.295 million, outside financial compliance, audit services and other professional services of $0.220 million, and additional legal fees of $0.210 million, combined with a $0.346 million reduction in various administrative expenses.

Tabular Disclosure of Contractual Obligations

      The following table sets forth information, as of February 28, 2006, our most recent fiscal year end, with respect to our known contractual obligations reflected on our Balance Sheet as of such date:



                                                                     Payment Due By Period
                                                  --------------------------------------------------------------
                                                                Less Than     1 - 3        3 - 5      More Than
                                                     Total       1 Year       Years        Years       5 Years
                                                  ----------   ----------   ----------   ----------   ----------
   Contractual Obligations:
   Long-Term Debt                                 $2,800,000   $      -0-   $2,800,000   $      -0-   $      -0-

   Capital Lease Obligations                      $      -0-   $      -0-         $-0-   $      -0-   $      -0-

   Operating Lease Obligations                    $      -0-   $      -0-         $-0-   $      -0-   $      -0-

   Purchase Obligations                           $      -0-   $      -0-         $-0-   $      -0-   $      -0-

   Other Long-Term Liabilities Reflected on the   $      -0-   $      -0-         $-0-   $      -0-   $      -0-
   Registrant's Balance Sheet under GAAP *
                                                  ----------   ----------   ----------   ----------   ----------
           Total                                  $2,800,000   $      -0-   $2,800,000   $      -0-   $      -0-
                                                  ==========   ==========   ==========   ==========   ==========



* As of February 28, 2006 we had the following commitments which are not required by GAAP to be reflected on our Balance Sheet:

Lease Obligation

      We are obligated under an operating lease for office space expiring January 30, 2008. We may terminate the lease upon ninety days prior written notice to the landlord. Following are the minimum future payments under this lease for the years ending February 28:

                            2007        $ 63,144
                            2008          57,882
                                        --------
                                        $121,026
                                        ========

      Rent expense charged to operations under this operating lease aggregated $62,032, $58,546 and $57,899 for the years ended February 28, 2006, 2005 and
February 29, 2004, respectively. Rent expense charged to operations for the period from April 1, 2001 to February 28, 2006 was $246,722.

Cooperation Agreement

      Our subsidiary, Biophan Europe, has a cooperation agreement with a German university to test and further develop coronary stents whereby the parties provide personnel and know-how. The agreement is for a term of one year ending May 31, 2006. Biophan Europe is committed to assume costs of the project up to an amount of approximately $133,000.

License Agreements

      We are is obligated under seven license or royalty agreements for patents that expire at various dates through 2025. These agreements may be terminated by us with 60 days written notice. Aggregate minimum future payments over the remaining life of the patents under these agreements total $6,352,500. License/royalty expense charged to operations was $594,890, $89,880 and $15,000 for the years ended February 28, 2006, 2005 and February 29, 2004, respectively.

Employment Agreements

      We have employment agreements with our executive officers that renew annually unless terminated by either party. Such agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses that are payable if specified management goals are attained.

      Also, we have an employment contract with an officer that expires November 9, 2007, and Biophan Europe has an employment agreement with a key employee that expires on February 24, 2009. These agreements provide for base salaries, bonuses based on attaining certain milestones, a restricted stock grant and stock options. The aggregate commitment for future base salaries at February 28, 2006, excluding bonuses and other awards approximates $615,000.

Investment in Myotech, LLC

      Effective November 30, 2005, we entered into a Securities Purchase Agreement for the acquisition of an initial 35% interest in Myotech, LLC ("Myotech"), a New York limited liability company, whereby we exchanged 4,923,080 shares of our common stock, par value $.005, for 3,768,488 Class A (voting) units of Myotech.

      Under the Securities Purchase Agreement, we are obligated to purchase for cash consideration of $2.225 million an additional 811,037 Class A units, and we may acquire up to an additional 3,563,097 Class A units for further cash consideration of $9.775 million upon achievement of certain milestones satisfactory to us measured over a 24-month period. Upon consummation of these additional elective milestone investments, we may acquire up to a majority interest in Myotech.

Other Income (Expense)

      Interest Expense. We incurred interest expense amounting to approximately $0.684 million for the six months ended August 31, 2006 compared to $0.767 million expense for the six months ended August 31, 2005. The reduced expense pertained to two lines of credit from Biomed Solutions, LLC ("Biomed"). For the $2 million line, one-half was converted to Company stock in the six months ended August 31, 2005, which accelerated recognition of non-cash beneficial conversion feature amounting to $0.729 million and interest of $0.038 million for the six months ended August 31, 2005. A balance of $0.500 million remains outstanding on this line. During the six months ended August 31, 2006, the Company borrowed against a second line of credit, which had a balance at August 31, 2006 of $3.930 million. This borrowing also includes a non-cash beneficial conversion feature, which amounted to $0.499 in non-cash interest expense combined with normal interest expense of $0.185 million for the six months ended August 31, 2006.

      Equity Loss on Investment. The loss of $0.628 million is a pro rata share of the loss incurred by Myotech, LLC for the six months ended August 31, 2006. There was no investment in Myotech LLC or loss on investment in Myotech LLC for the six months ended August 31, 2005. As further described under the heading "Investment in Myotech LLC" in the "Notes to Condensed Consolidated Financial Statements" the Company holds a 40.07% minority interest in Myotech LLC, valued on our balance sheet at August 31, 2006 at $12.368 million.

Comparison of the Years Ended February 28, 2006 and 2005

Revenues

      Revenues for the year ended February 28, 2006 were $1.045 million compared to no revenues in 2005. Our 2006 revenues pertain to $0.704 million in development payments and license fees from our licensing agreement with Boston Scientific Scimed, Inc. and $0.341 million from our MRI testing services and consulting fees in Biophan Europe.

Operating Expenses

      Research and Development. Research and development expenses primarily consist of personnel-related costs, technical consulting fees, professional fees for patent attorneys, and license fees. For the year ended February 28, 2006, these expenses increased by 129% or $3.405 million to $6.035 million compared to $2.630 million for 2005. The most significant increase was caused by a 57% increase, or $1.948 million, in non-cash contingent stock option expense due to the vesting of contingent options that vested upon the achievement of specified performance-based milestones. Without consideration for expenses related to stock options, the expense for the year ended February 28, 2006, would have been $4.087 million, or a 55% increase of $1.457 million. This increase is primarily attributable to increased funding of approximately $0.750 million in various research and development projects; increased licensing fees of $0.505 million; and increased expenses of $0.273 million due to additional professional staff and salary increases for current staff.

      General and Administrative. General and administrative expenses include the costs of personnel-related expenses for the administrative, legal, finance, information technology, and communications functions. For the year ended February 28, 2006, these expenses rose by 148%, or $4.950 million to $8.287 million compared to $3.337 million for 2005. Of this increase, $2.296 million pertained to non-cash contingent stock option expense due to the vesting of contingent options that vested upon the achievement of specified performance-based milestones. Without consideration for expenses related to stock options, the expense for the year ended February 28, 2006, would have been $5.991 million, or an 80% increase of $2.660 million. This increase is primarily attributable to increased expenses for outside services $1.271 million, consisting primarily of additional legal and financial consulting and communications expenses, combined with $0.333 million in added costs for added staff and increased salaries, and $0.219 million for travel and other administrative expenses.

Other Income (Expense)

      Interest Expense. We incurred interest expense amounting to approximately $1.141 million primarily related to a $5 million line of credit from Biomed Solutions, LLC ("Biomed"), which included a beneficial conversion feature of approximately $1.0 million. The discount is being amortized over the term of the line of credit. The Company incurred no interest expense in 2005.

      Equity Loss on Investment. This loss is a pro rata share of the loss incurred by Myotech, LLC ("Myotech") for the three months ended February 28, 2006. As further described in Note 6 - "Investment" in the "Notes to the Consolidated Financial Statements," effective November 30, 2005, the Company made a combined investment in and advances to Myotech of $11.8 million. This investment reflects a 38% minority interest in Myotech. We account for this investment using the equity method of accounting. This means that our investment in Myotech, LLC is adjusted at each balance sheet date to reflect capital contributions made, dividends received and our respective share of Myotech's losses.

Comparison of the Years Ended February 28, 2005 and February 29, 2004

Revenues

      The Company recorded no revenues for the year ended February 28, 2005, and $75,000 in revenues from a single development payment in the year ended February 29, 2004.

Operating Expenses

      Research and Development. Research and development expenses primarily consist of the personnel-related, technical consulting, professional fees for patent attorneys, and license fees. For the year ended February 28, 2005, these expenses increased by $1.39 million or from $1.240 million to $2.630 million. The increased expenses were due primarily to approximately $0.4 million in increased outside patent attorney services, $0.5 million in increased stent project funding with Alfred University, and $0.2 million in increased technical consulting expenses.

      General and Administrative. General and administrative expenses include the costs of personnel and related expenses for the administrative, legal, finance, information technology and communications functions. For the year ended February 28, 2005, these expenses rose by approximately $1.3 million to $3.337 million compared to $1.996 million for 2004. This increase was due primarily to $1.0 million in communications expenses and an increase of $0.3 million in legal and financial consulting fees.

Other Income (Expense)

      Interest Expense. We incurred no interest expense in 2005 and $0.730 million in 2004. We recorded a discount on a note from Biomed due to a beneficial conversion feature on the note. The discount was amortized over the term of the note.

                                    BUSINESS

OVERVIEW

      Biophan Technologies, Inc. is a technology development company with a strong market focus. We were co-founded by current CEO Michael Weiner and Wilson Greatbatch, inventor of the first successfully implanted cardiac pacemaker, which he licensed to Medtronic. We went public in December 2000. We have assembled a veteran management team, with extensive experience in technology development, product development, intellectual property management and business-to-business technology licensing. We were formed to enable all medical devices to be capable of safely and successfully working with Magnetic Resonance Imaging (MRI).

MRI Related Technologies

      Our technologies for MRI safety and image compatibility apply to a broad segment of the medical device marketplace. The limitations of existing devices are becoming increasingly significant as MRI continues to grow as a premier imaging modality due to its exceptional soft tissue contrast, ability to provide functional data and its lack of ionizing radiation, which separates MRI from fluoroscopy and CT imaging.

      The limitations of existing medical devices with MRI are two-fold. Some devices have safety limitations - patients with these types of implants would be in danger if they were placed in an MRI machine. These devices are currently contraindicated for use with MRI, preventing patients with these implants from having potentially life saving diagnostic MRI procedures performed. Devices that are currently contraindicated for use with MRI include pacemakers, implantable cardioverter defibrillators (ICDs) and neurostimulators.

      Other types of medical devices are safe for use with MRI, but interfere with the MRI image, creating an image artifact (distortion) when viewed under MRI. This limited MRI image compatibility prevents imaging either within the implant or in the area immediately around the implant. Devices that have limited MRI image compatibility include stents, heart valves, vena cava filters, occluders and certain types of catheters and guidewires.

      Biophan has solutions to the problems of MRI safety and image compatibility that enable:

            Removal of the MRI contraindications from an important category of implants, including pacemakers, ICDs and neurostimulators, allowing millions of patients with these implants to receive potentially life saving diagnostic MRI procedures;

            MRI image compatible stents which allow for the detection of in-stent restenosis and thrombus detection with a non-invasive MRI procedure rather than a much more invasive angiogram or intravenous ultrasound procedure;

            MRI image compatible vena cava filters, which allow for visualization within the filter for the detection of thrombi caught in the filter, enabling the physician to determine when it is safe to remove the device;

            MRI image compatible stent-based heart valves, which can be placed under MRI guidance and enable non-invasive follow up and evaluation of the function of the valve; and

            Catheters and guidewires designed to operate in an MRI environment safely and effectively, enabling much broader adoption of MRI guided interventional procedures which benefit from improved soft tissue contrast and reduce the exposure of both the patient and physician to the radiation associated with fluoroscopy and CT imaging.

      We believe that Biophan's suite of technology solutions solves all of the MRI limitations associated with these products, enabling the development of products with significant competitive advantages. The market for devices that currently have either safety or image compatibility limitations with MRI is currently in excess of $15.8 billion, with strong historic growth rates.

      Biophan has aggressively protected its technologies with broad patent protection. We control, directly or through exclusive licenses, 57 issued U.S. patents, and over 100 pending applications at various stages of examination at the U.S. Patent and Trademark Office.

      Biophan is well positioned to take advantage of this market opportunity, with proven technologies and broad intellectual property protection. We employ internal research facilities, combined with outsourcing to contract laboratories and universities with appropriate expertise, leveraging our core competencies with a network of strategic partnerships. This approach eliminates the need to build unnecessary infrastructure.

      Biophan's marketing efforts are focused on business-to-business sales of our technology. Since we are focused on working with the leaders in each market segment, the number of prospective partners is approximately 25 medical device companies. Biophan's marketing and sales efforts rely on a select group of experienced business development and technology licensing executives.

      Biophan entered into its first significant license agreement with Boston Scientific Scimed Corporation in 2005 covering a range of products in exclusive and non-exclusive product segments.

MYOTECH MYO-VAD

      Biophan has also taken a minority equity position in Myotech, LLC, with an option to take a majority position, to help Myotech develop and market a novel cardiac support system. Myotech was formed in July 2003 to commercialize a new mechanical cardiac support system called the MYO-VAD(TM) which is based upon a family of technologies known as Direct Mechanical Ventricular Actuation (DMVA). The MYO-VAD is aimed at one of the largest and fastest growing medical market segments, the treatment of heart failure. ABN-AMRO Morgan Stanley has forecast worldwide sales of ventricular assist devices (VAD) to grow from its 2003 level of $400 million to $7.1 billion by 2009, reflecting an anticipated compounded annual growth rate of 61%.

      Existing cardiac assist devices, such as VADs, have serious limitations that include clotting and stroke, infection, bleeding, repeat major surgery, and high mortality rates. The devices are available only at a limited number of transplant and specialized cardiac centers and are very expensive to use, costing in excess of $200,000 per procedure.

      The MYO-VAD is a comprehensive cardiac support system that has features designed to provide safer and more effective support to a wide array of acute and chronic heart failure conditions. As shown in trials of early prototypes at Duke University in the 1990s, such a device can be installed quickly to stabilize and provide short term support to patients suffering from acute heart failure (in order to minimize ischemic damage) as well as remain in the body for extended periods to provide longer-term support for chronic heart failure patients to help the heart to recover and ultimately allow the device to be removed. The MYO-VAD offers the following additional competitive advantages:

           No contact with circulating blood which reduces the problems of clotting and stroke, bleeding, repeat surgery, and infection - problems that plague existing VADs;

           Technically simple, rapid installation (approximately three minutes) that does not require highly specialized cardiothoracic surgeons; and

           The ability to completely restore blood flow from the diseased or failed heart. The MYO-VAD provides systolic (emptying) and diastolic (filling) support to both ventricles. Current VADs typically provide only systolic support to one ventricle.

      Future versions are expected to include designs with therapeutic capabilities, such as drug delivery designed to enable the MYO-VAD to treat a wide variety of acute and chronic heart failure conditions. We also plan to make the MYO-VAD available in multiple sizes to treat more heart failure patients, including women.

      Healthcare leaders in the U.S. government and private sector also recognize this and have allocated $1 million dollars in 2007 to accelerate the availability of the MYO-VAD in forward combat treatment stations as well as suburban and rural hospitals.

      The short term goal is to develop and introduce a first generation (Gen-1) product. We will initially focus on the commercialization of the Gen-1 MYO-VAD product, which is designed to address the Bridge-to-Bridge / Bridge-to-Recovery, Acute Resuscitation and Bridge-to-Transplant market segments. Additional R&D will be conducted in parallel to develop the technological capabilities required for the Company to expand the use of the Gen-1 product.

      It is anticipated that the Gen-1 MYO-VAD will enter into clinical studies in fiscal year 2008. The clinical study is planned to include fifty to sixty patients at 6 to 10 centers. It is anticipated that it will take approximately six months to complete the clinical study. The MYO-VAD is targeted to be marketed and distributed by entering into a strategic relationship with a major medical device company.

MARKET OPPORTUNITY

MRI Related Technologies

      Some medical devices have limitations related to MRI safety, and may be contraindicated for use with MRI (such as pacemakers and neurostimulators). Patients with these types of implants cannot have MRI exams performed even if the exams are needed for life threatening conditions, such as cancer detection or diagnosis of aneurysms.

      Biophan has developed a "toolbox" of solutions to enable implants such as pacemakers, ICDs and neurostimulators to be manufactured to be MRI safe. Biophan has also in-licensed some complementary technologies to provide a full range of technology solutions. Devices made incorporating Biophan's patented technologies have the capability to have their contraindication removed, allowing patients to be free to have critical MRI examinations performed. We believe that this capability can provide a competitive advantage in the marketplace.

      Many devices are already safe for use with MRI, but have limited MRI image compatibility. This includes devices such as stents, vena cava filters, and some types of catheters and guidewires. Some of these devices are simply not well imaged under MRI, while other devices have properties that interfere with the MRI image by causing an image artifact (distortion) in the area in and around the device, limiting the effectiveness of MRI for placement or diagnostic follow-up on these implants.

      Biophan has solutions to these problems as well. Biophan's internally developed technology and patents, in combination with exclusive in-licensed technologies provide comprehensive intellectual property coverage for Biophan's MRI image compatibility solutions. Our solutions include an MRI-safe motor that can be used in implantable devices such as drug pumps.

      The total market for all cardiac rhythm management products, including pacemakers, implantable cardioverter defibrillators and cardiac resynchronization therapy is estimated by Paumanok Publications, Inc. in its 2005 Implantable Defibrillator Markets Report to exceed $10 billion in 2006. This represents the largest single segment of the potential market for MRI-safe implants.


      Management believes that the most significant product opportunity in MRI image compatibility is the coronary stent market, which is dominated by drug eluting stents. This market was estimated by Lehman Brothers Equity Research in its 2006 Medical Device Outlook to exceed $5.5 billion in 2006.

STRATEGY

MRI Related Technologies


      Management believes that the target market for Biophan's MRI related technologies, represented by the number of medical devices and implants that have limitations related to MRI safety or image compatibility, is in excess of $15.8 billion.


      The FDA's position on MRI-safe devices has become increasingly clear, as the FDA has presented data recently (including at the Society for Medical Innovations and Technology, May 2006) which has validated the MRI safety problems, and the difficulties of testing, associated with implants such as pacemakers, implantable cardioverter defibrillators, and cardiac resynchronization therapy devices provides for technology to improve the MRI safety and image compatibility of medical devices. Our primary competition comes from in-house research and development efforts by the major medical device manufacturers.

      Management is not aware of any other integrated solutions.

      Based upon the above, and management's knowledge of this market, Biophan has developed the following strategy and operating philosophy:

      o Position Biophan as the leading innovator in applying technologies for MRI safety and image compatibility to medical implants and interventional devices;

                  Continue to focus on developing and marketing solutions to enable MRI safe and image compatible products and implants; and

                  Seek new and novel market applications for the Company's primary technologies;

      o Utilize an experienced business-to-business sales and technology licensing team to market the Company's technologies;

      o Protect current and future technology developments by establishing and maintaining a strong patent position; and

      o Continue to call on development and marketing partners to bring these technologies to the market in a broad range of products, focusing on the leading 20 to 25 medical device manufacturers, with specific targeting of the top three in each major product category.

      MYOTECH MYO-VAD(TM)

      With regard to the MYO-VAD(TM) technology, we recognize the following:

            Mechanical cardiac assist devices provide many benefits for heart failure patients relative to existing treatment procedures;

            The potential of the VAD market alone is estimated to be approximately $7 to $8 billion and growing at a rate of 50-60% annually;

            Conventional VADs have distinct disadvantages including invasiveness to the patient, clotting and stroke, bleeding, repeat surgery, and infection;

            There are currently no other equally capable solutions on the market and none are anticipated. This position is based upon the following:

                        Searches of the medical market;

                        Review of U.S. and foreign patents and patent activity;

                        Review of the literature and activity within the scientific community;

                        Our Scientific Advisory Board's knowledge of relevant industry activities; and

                        Participation in relevant tradeshows;

            We possess a substantial intellectual property portfolio which protects current and future developments of its technology in the U.S. and other major international markets; and

            The expertise, depth, and experience of its management team.

      Based on the above and management's knowledge of its markets, Biophan, along with MYOTECH, has developed the following strategy and operating philosophy:

      o Initially focus on the development and approval of a Gen-1 product for the Bridge-to-Bridge, Bridge-to-Recovery, and Acute Resuscitation market segments;

      o On an intermediate basis, focus on next-generation products for the Therapeutic Recovery and Destination Therapy market segments;

      o     Enhance awareness of the MYO-VAD by:

                        Utilizing the Scientific Advisory Board;

                        Engaging industry thought leaders;

                        Publication of the results of pre-clinical and clinical activities; and

                        Participation at major medical and scientific forums;

      o Interface with the FDA on a pre-approval basis to help ensure rapid approval of MYO-VAD Gen-1 product;

      o Market and distribute the MYO-VAD by entering into a strategic relationship with a leading medical device company with an appropriate sales and marketing infrastructure;

      o Utilize well-recognized manufacturing companies currently producing products for the major medical device companies, to minimize entry costs and shorten time to market. Utilize this manufacturing capacity until such time as product manufacturing is brought in house or taken over by the strategic partner;

      o Protect current and future technology developments by establishing a strong trademark and patent position;

      o Recruit additional, expert-level subject matter expertise where it compliments core team capabilities; and

      o Rapidly develop and introduce a first generation product to establish an early revenue stream, while conducting parallel R&D to demonstrate the ability of the technologies to meet the needs of additional market segments.

TECHNOLOGY

Technologies for MRI Safety

      Biophan has created a portfolio of technologies for MRI safety, to enable broad patent coverage and different solutions customized to work with different types of products. Below is a description of four of the key technologies that Biophan has which enable devices such as pacemakers, ICDs and neurostimulators to be made safe for use in an MRI environment.

      1. Discrete Resonant Circuit - Resonant circuit that blocks RF induced currents to minimize heating. The Company has demonstrated the effectiveness of this solution in laboratory tests.

      2. Lead Wire Winding - Tuning the lead by modifying the windings to reduce energy transfer, thereby minimizing induced heating. We have demonstrated the effectiveness of this solution in laboratory tests.

      3. Low Pass Filter - Inductor-capacitor circuit to form a low pass filter to minimize heating.

      4. Wire Looping - Opposing loops minimize induced voltages.

Technologies for MRI Image Compatibility

      Biophan has developed and in licensed a number of technologies for improving MRI image compatibility of interventional devices and implants. These technologies fall into two main categories:

      o     Resonator Technology

                  o Incorporating a resonant circuit, tuned to the resonant frequency of the MRI machine, to enhance the MRI signal and overcome the image artifact (distortion).

      o     Novel Device Designs

                  o Our other approach to overcoming the limitations with MRI is a combination of novel designs and materials which effectively cancel out the artifacts that interfere with the image. There are two types of artifacts:

                              o The Faraday Cage effect is formed from the distribution of electromagnetic signals on a conducting form such as a stent or vena cava filter. This artifact source can be overcome by modifying the geometry of the device.

                              o The second source of image artifact is a magnetic susceptibility artifact, resulting from the materials of construction of the device and their magnetic properties. Modifying the material that the device is made from will overcome this artifact source.

                  o Biophan has licensed a patent covering the combination of anti-Faraday Cage geometries combined with materials designed to reduce the magnetic susceptibility artifact.

Products That Can Benefit From Improved MRI Safety

      Patients with implanted devices such as pacemakers, defibrillators, and neurostimulators are currently denied the benefits of MRI due to the risks posed by their implants. Implanted leads (wire-like devices) and other metallic devices, acting as antennas, adsorb radio-frequency energy from an MRI machine.

      The effect can cause the leads to heat up and generate induced voltages, contributing to the current contraindication of devices for use with MRI - patients with these implants are not permitted to have MRI procedures performed. These contraindications apply to any device with a long, conductive lead or wire. This includes the following:

o     Pacemakers

o     Implantable cardioverter defibrillators (ICDs)

o     Cardiac resynchronization therapy (CRT) devices

o     Neurostimulators, including deep brain stimulators

Product Opportunities for Improved MRI Imaging

These product opportunities include the following:

o     MRI visible stents

o     MRI visible vena cava filters

o     MRI visible stent based heart valve

o     Guidewires

o     Catheters

                               MRI Visible Stents

      A stent is a device that is implanted to hold open an artery that has become too narrow due to atherosclerosis. When imaged under MRI, stents act as a Faraday cage, and create a large image artifact which prevents viewing of blockages or clotting within the stent. Biophan has developed a solution to this problem.

      The image artifact (a large dark area on the MRI image in the area where the stent is located) prevents the physician from seeing the critical area in and around the stent. This is caused by the fact that a metallic stent behaves as a Faraday Cage due to its geometry and material, and the stent additionally creates a magnetic susceptibility artifact due to the material of manufacture of the stent.

      To overcome this limitation, Biophan has developed a resonator technology, which uses tuned circuits to increase the RF signal, making it possible to image within and around a stent.

      Biophan's technology allows imaging of a blood clot or restenosis within a stent. Currently, measuring restenosis within a stent requires either angiography or intravenous ultrasound, both of which involve complex and invasive catheterization procedures and have a higher chance of complications to the patient than a simple, non-invasive MRI scan.

                          MRI Visible Vena Cava Filters

      A vena cava filter is a device inserted into a major vein to prevent a thrombus (blood clot) from entering the lungs, which could cause a pulmonary embolism. This device will trap the blood clot in a "cage" before it reaches the lungs.

      Similar to the problems associated with imaging a stent, vena cava filters create an image artifact when imaged by MRI. Biophan's resonator technology allows for overcoming this interference. This technology has significant implications for the future of medical imaging. The ability to effectively visualize would allow a physician to determine the degree of clotting within the filter and to know when it is safe to remove the device, or if it is necessary to take other actions.

                       MRI Visible Stent-Based Heart Valve

      A stent based heart valve enables replacement of the aortic valve without the requirement of an open-heart surgery. In cases of calcification of the aortic valve, the function of the valve is no longer efficient. The standard clinical procedure would be to replace the valve in an open-heart surgery. This is a complicated, risky and expensive procedure.

      Our technology allows the procedure to be performed via percutaneous access through a peripheral vessel, with the procedure performed over a guide wire for placement. The procedure may be performed under fluoroscopy using contrast media injections, or under MRI guidance. For this procedure, there is no need to stop the heart, and no need to put the patient on a heart-lung bypass machine during the operation.

      With an MRI visible stent-based heart valve, the physician can utilize MRI imaging, with its 3D-orientation and excellent image quality. It is possible to perform the planning and the implementation of the interventions without the side effects of exposure to x-rays, including harmful radiation exposure for both the patients and the physician, and the need for nephrotoxic contrast media. In addition, the ability to accurately visualize the function of the valve under MRI with Biophan's resonator technology can allow less invasive follow up to assess valve function on a regular basis.

                            Guidewires and Catheters

      Viewing interventional devices, such as catheters and guidewires, under MRI is a challenge if the objects are smaller or thinner than the resolution of the MRI system or if the objects are made of materials that are less well contrasted under MRI. Biophan's patented technologies overcome this, enabling surgical procedures under MRI that would have been difficult or impossible previously.

SALES AND MARKETING

MRI Related Technologies

These technologies are applicable to a broad array of products, including:

      For MRI safety - pacemakers, implantable cardioverter defibrillators, cardiac resynchronization therapy, neurostimulators, and guidewires; and

      For MRI image compatibility - stents, vena cava filters, heart valves, occluders, and catheters.

      Biophan's technology supplies an important feature for these devices, but the devices and systems are complex and have a significant hurdles in terms of design, development, manufacturing and regulatory approval. As a result, Biophan plans to license these technologies to leading medical device manufacturers who have the experience, capabilities and sales force to market products with these features and benefits.

      Biophan's marketing efforts are focused on business-to-business sales of our technology. Since we are focused on working with the leaders in each market segment (which we define as the top three in terms of market share for each target product), the number of prospective partners is approximately 25 medical device companies.

RESEARCH AND DEVELOPMENT

      Biophan's technology development plan is based upon identifying specific market opportunities and pursuing multiple approaches to provide different technology solutions for these specific problems. As an example, in the area of MRI safety Biophan has four basic core technologies and a number of additional technology options. In the area of MRI image compatibility of stents, Biophan has two basic technologies platforms, as described in detail above.

      This multi-prong approach to technology development has numerous advantages compared with the typical approach of technology development companies that focus on one basic technology platform. Biophan's approach allows comparison of multiple approaches to determine the optimal solution for any given combination of a desired feature with a specific product. In addition, for a given feature (such as MRI safety), different products may have different requirements, so one technology approach may work better for one product, while a different approach may work better for another.

      As an example, pacemakers and ICDs are similar products in physical design, but ICDs operate at a much higher voltage than pacemakers. As a result, some of the discrete circuit components that will work well for pacemakers may be sized incorrectly for ICDs. A non-discrete circuit approach, such as the Company's lead wire winding approach (described above) could provide a more robust solution for ICDs.

      Also, since we patent multiple solutions, our patent portfolio is much stronger than if we focused exclusively on a single technology platform.

COMPETITION

MRI Related Technologies

      Our management believes that Biophan has no direct competition for our MRI related technologies. Our competition comes from the in-house research and development efforts of the major medical device manufacturers.

MYOTECH MYO-VAD(TM)

      Although advancements in pacemakers and defibrillators have been substantial, and while the development and increasing use of extremely successful drugs such as ACE inhibitors and statins have proven to be very beneficial to patients suffering from various forms of heart disease, the number of deaths remains at a high level.

      Analysis of the major players in the cardiac devices market in the U.S. indicates that the largest device companies (e.g. Johnson & Johnson, Medtronic or Boston Scientific) have yet to position themselves in this segment of the market.

      Management believes that the MYO-VAD cardiac support system currently has no direct competition.

VAD Competitors

      When considering the MYO-VAD solely as an alternative VAD for the Bridge-to-Bridge, Bridge-to-Recovery, Bridge-to-Transplant and Destination Therapy markets, the MYO-VAD(TM) would compete with three companies; Thoratec, Abiomed, and World Heart.

Acute Resuscitation Competitors

      When considering the MYO-VAD solely as an Acute Resuscitation device, the MYO-VAD(TM) would compete with three technologies:

      o     Cardio Pulmonary Resuscitation (CPR)

      o     Intra-Aortic Balloon Pump (IABP)

      o     Percutaneous Ventricular Assist (PVA)

      The current standard of care for acutely decompensating patients (e.g. sudden cardiac arrest patients) is CPR, which was standardized in 1960. CPR, even when optimally performed and augmented by mechanical devices, produces at most about 25% of normal cardiac output. This is inadequate to sustain life, although the output can be adequate to maintain the viability of the brain for occasionally up to an hour. Studies published by the National Registry of Cardiopulmonary Resuscitation have shown that only about 15% to 20% of sudden cardiac arrest (SCA) patients are successfully resuscitated and later discharged from the hospital. Part of the reason for the large number of deaths from SCA is that the current standard of care has not appreciably improved in the last 25 years. Due to the dismal survival rate of cardiac arrest patients, new variations of CPR have been developed in an attempt to improve those survival rates however none have proven widely beneficial.


      IABPs are essentially balloons on the tip of a catheter which is placed within the patient's aorta via puncture of a large vessel. The balloon inflates and deflates with each cardiac cycle. Inflation occurs after the heartbeat, forcing blood into the circulation; deflation during the next beat decreases the force that the heart must generate to eject blood from the ventricle into the aorta. This provides a small, e.g., 15%, boost to the output of the failing but still beating heart. This device is used worldwide, but has no clinical utility when the heart is not beating.

      PVA devices include Tandem Heart (Cardiac Assist, Inc.) and ABIOMED's Impella. These devices utilize several percutaneous, transluminal access methods to off-load the left ventricle of a weakened, but still functioning heart. Blood is removed from either the left atrium (Tandem Heart) or left ventricle (Impella) and introduced into the descending aorta, using either an external pump (Tandem heart) or internal pumps located in the catheter (Impella). Like IABPs, these devices provide a small boost to the output of a failing but still beating heart. These devices suffer the same complications of other blood-contacting pumps as well as significant hemolysis, low flow rates, and long installation times due to precise device positioning requirements which require fluoroscopic guidance.

Therapeutic Recovery Competitors

      At this time there are no products on the market that provide effective Therapeutic Recovery capability.

Product Performance Comparison

      Competing devices share a common set of complications: bleeding, clotting, infection, and multi-organ failure, the latter arising from a low level consumptive coagulopathy caused by the devices. This is based on a common cause: these devices all require that blood flows through some type of mechanical pump that produces sheer stresses in the blood and that has mechanical surface interface with the blood. No competing technology known to Biophan, either in the device or the anticoagulation fields, circumvents these fundamental problems.

INTELLECTUAL PROPERTY

MRI Related Technologies

      Biophan controls, directly or through exclusive licenses, 57 issued U.S. patents, and over 100 pending applications at various stages of examination. Presented below are summaries of some of the key technology areas and a brief summary of the technology covered.

Photonics

      These patents cover components, subsystems, and systems for implanted devices that use optical fiber technology to eliminate the need for electrically conductive leads that are the cause of thermal damage and other risks to implant patients being imaged under MRI.

Discrete Components and Circuits

      These patents cover the use of miniature electronic circuits, or individual electronic components similar to those in cell phones or computers, to create internal resonance that can block induced energy, or actively compensate for it, eliminating risk to an implant patient being imaged under MRI.

Anti-Antenna Geometries

      Leads and electrodes can be configured in a way that make them very poor antennae; these patents and a number of others currently being examined by the United States Patent and Trademark Office cover this technology.

Other Shield Materials, Structures, and Methods

      Shields that are effective in eliminating unwanted induced currents can be created from non-nanomagnetic materials, and can be improved with larger-scale structure.

Resonant Circuit Structures

      Secondary resonant circuit structures can be used to overcome the shielding or "Faraday Cage" effect created by implants such as stent, and that prevents effective MRI imaging of the volume inside the stent.

Nanomagnetic Thin-Film Coatings

      Nanomagnetic coatings applied to stents and other implants in the form of thin film circuits, creating a resonant circuit to block MRI imaging of their interference.

Biothermal Power Source

      The small temperature gradients in the body may be used to create electrical power. The intent of the technology in these patents is to eliminate the need to remove pacemakers or other implants simply to replace their aging batteries. We are working with NASA's Ames Center for Nanotechnology on new coatings to improve the efficiency of thermoelectric devices.

Pulse-width Cardiac Pacing

      Pulse-width modulation techniques used in many types of electrical control systems. Our patent teaches the stimulation of nerve tissue with less electrical power than is currently used in implantable devices.

Lead and Electrode Components

      These patents cover details of materials and construction for cardiac pacing leads and specifically the end electrodes that directly contact the heart.

Trademarks

      The name "Biophan" is a registered trademark of the Company. We have filed for registration of the following trademarks: Nanolution, Nanolute and Nanoview.

      Myotech's intellectual property currently consists of both trademarks and patent applications:

      Myotech has filed for registration of the following trademarks: Myotech, MYO-VAD, Your Heart Your Life, and We take therapy to heart.

      Myotech's first patent application "Sensor-Equipped and Algorithm-Controlled Direct Mechanical Ventricular Assist Device" has published worldwide; national filing has begun in Europe, Canada, Japan, China, and India. The second patent application "Therapeutic Agent Delivery Apparatus with Direct Mechanical Ventricular Assist Capability" has published in the US, and has been filed worldwide as a PCT. These applications are being followed by five divisionals and CIP applications. A provisional application "Method and Apparatus for Minimally Invasive Direct Mechanical Ventricular Actuation" has been filed. Utility and foreign applications will follow. Work has begun on a comprehensive application focused on the biochemical and physiological aspects of the treatment of acute and chronic heart.

Employees

      As of November 1, 2006, we had 21 full-time employees, of whom 8 are in research and development, 3 are in sales and marketing and 10 are in general and administration. We do not anticipate a significant change in the number of our employees for the remainder of the current fiscal year or for the first six months of the fiscal year beginning March 1, 2007. We believe that we have a good relationship with our employees.

Facilities

      Our headquarters are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586, in 7,388 square feet of office space; 4000 square feet are leased from an unrelated party and the balance is subleased from Myotech, LLC. Current rentals are $9,281 per month and the lease expires in January 2008, cancellable upon 90 day's notice. The coordination of our research and development projects and the administration of our domestic subsidiary companies are directed from this location.

      We plan to relocate our headquarters in January 2007 to a new facility located at 15 Schoen Place, Pittsford, New York 14534 with approximately 4,470 square feet of office space and approximately 1,000 square feet of laboratory space. Our lease for this facility extends to November 30, 2021, subject to our right to terminate at any time after August 31, 2008 upon 90 days' notice. For the lease years commencing December 1, 2006 and 2007, we will pay an annual base rent of $89,558. For each year commencing on December 1, 2008 and continuing through November 30, 2010, the base rent will increase by 5% over the previous year's rent. For each year commencing on December 1, 2010 and continuing through November 30, 2016, the base rent will increase by 3% over the previous year's rent. The landlord will be responsible for all real property taxes for the first 38 months of the lease term; thereafter, the landlord will absorb the first 3% of any increase in the real property taxes on the premises in which our facility is located and two-thirds of the remaining 97% of any such increase, while we will reimburse the landlord for our proportionate share (48%) of the remaining one-third of such 97%. We will bear our own gas, electric, water and other utility charges and our proportionate share of utility charges for the premises' interior common areas. We expect our annual lease costs at the new facility to be appoximately $22,000 less than the lease costs at our present facility.

      We belive that this facility will be adequate for our current and anticipated future needs through the lease expiration date.

Legal Proceedings

      Except as noted below, we are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property, except as noted below. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

      We are pursuing legal claims against one of our former law firms and certain of its attorneys. Review of the firm's work product and bills recently revealed questions about the firm's billing practices and other activities. The amount of potential damages has not yet been quantified. Also, the law firm has asserted claims seeking payment of additional legal fees, which claims Biophan has denied. The litigation is in an early stage. While, as with any legal proceedings, no assurance can be given as to ultimate outcome, management believes that the outcome of the litigation will not have a material adverse effect upon our financial condition.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth information regarding our executive officers and directors. Each of our executive officers has been elected by our board of directors and serves until his or her successor is duly elected and qualified.

         Name           Age   Position
---------------------   ---   ------------------------------------------------
Guenter H. Jaensch       68   Director and Chairman of the Board
Michael L. Weiner        59   Director, Chief Executive Officer, and President
Steven Katz              58   Director
Theodore A. Greenberg    46   Director
John F. Lanzafame        39   Chief Operating Officer and Vice-President -
                              Business Development
Darryl L. Canfield       60   Vice-President, Treasurer, Secretary and Chief
                              Financial Officer
Stuart G. MacDonald      57   Vice-President -- Research and Development
Jeffery L. Helfer        54   Vice-President -- Engineering

      The principal occupations and business experience for at least the past five years of each director and executive officer is as follows.

      Guenter H. Jaensch, Ph.D. is the former Chairman and CEO of Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers. During his more than twenty-five years at Siemens, Dr. Jaensch held various senior executive positions prior to running Siemens Pacesetter, including President of Siemens Communications Systems, Inc. from August 1983 to March 1985, Chairman and President of Siemens Corporate Research and Support, Inc., from April 1982 to September 1991 and Chairman and CEO of Siemens Pacesetter, Inc. and Head of the Cardiac Systems Division of Siemens AG Medical Engineering Group from October 1991 to September 1994. In 1994, upon the acquisition of Pacesetter by St. Jude Medical, Inc., he joined St. Jude Medical as Chairman and CEO of Pacesetter, Inc. and retired in 1995 to manage his personal investments. Since December 1997 he has been a director of MRV Communications, a publicly traded company in the fiber optic technology business. Dr. Jaensch has been a director of Biophan since March 2002.


      Michael L. Weiner is President, Chief Executive Officer and co-founder of Biophan, and has served as the Company's CEO since its inception in 2000. From 1975 to 1985 Mr. Weiner worked at Xerox Corporation in sales and marketing positions. In 1985 he left Xerox to head Microlytics, a Xerox PARC spin-off company, which subsequently merged with another company. In 1992 Mr. Weiner co-founded TextWise, a company developing natural language technologies, which was acquired by Manning and Napier Information Services (MNIS), a company offering patent analytics and natural language search and translation technologies, where Mr. Weiner served as CEO through 1999. In 1999 Mr. Weiner co-founded Technology Innovations, LLC, and serves on the board and as managing member, and its affiliate, Biomed Solutions, LLC, which together hold equity interests in several companies, including Biophan. Mr. Weiner serves on the boards of NaturalNano, Inc. and several privately-held technology companies.

      Steven Katz has, since 1982, been President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. From January 2000 to October 2001 Mr. Katz was President, Chief Operating Officer and a director of Senesco Technologies, Inc., a publicly-traded company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. From 1983 to 1984 he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp, and held various senior management positions at National Patent Development Corporation, and positions at Revlon, Inc. and Price Waterhouse & Co. He is a member of the Boards of Directors of NaturalNano, Inc., Health Systems Solutions, Inc., Nanoscience Technologies, Inc., USA Technologies, Inc., and Vivid Learning Systems, Inc. as well as several private companies . Mr. Katz has been a director of Biophan since July 2001.

      Theodore A. Greenberg is Chief Investment Officer, Chief Financial Officer, Secretary, and is a member of the Board of Directors of Infinity Capital Group, Inc., a business development company which he joined in 2005. Since 2004 he has been, and continues to be, a project consultant and advisor and has provided services to various companies. In 1999, Mr. Greenberg co-founded Park Avenue Equity Partners, LP, a $100 million middle market private equity fund and he was a general partner until 2003. From 1998 to 1999, Mr. Greenberg was the Chief Financial Officer of Development Capital, LLC. Mr. Greenberg has been a director of Biophan since April 2006.


      John F. Lanzafame joined Biophan in 2004 and has served as Vice President
- Business Development and President of Nanolution, LLC, the drug delivery division of Biophan. In 2006, Mr. Lanzafame was promoted to Chief Operating Officer of Biophan and currently leads operations and business development for the Company. From 1989 to 2004, Mr. Lanzafame was employed by STS Biopolymers, Inc., a privately held medical device company that marketed high performance polymer-based coatings for the medical device industry, including drug eluting surfaces for devices such as coronary stents and indwelling catheters, serving in a variety of positions from 1989 to 2003 and as President beginning in 2003. Mr. Lanzafame left STS Biopolymers in 2004, following sale of the company to Angiotech Pharmaceuticals. Mr. Lanzafame is a member of the Board of Directors of NaturalNano, Inc.

      Darryl L. Canfield has been Chief Financial Officer, Vice President, Treasurer, and Secretary of Biophan since January 2006. For five years prior to joining Biophan in November 2005, Mr. Canfield was Vice President, Corporate Controller, and Chief Accounting Officer at Genencor International, Inc., a company engaged in the development and manufacturing of innovative diversified products for the biotechnology industry. From 1988 to 1994 Mr. Canfield held senior financial positions in several food and beverage companies, serving from 1994 to 2000 as CFO of SALOV North America Corp., from 1989 to 1994 as Vice President and Corporate Controller for Curtice Burns Foods, and from 1988 to 1989 as CFO of Genesee Corporation. From 1986 to 1988, he was CFO of The Systems Company, a captive high technology division of Fidelity Investments. From 1977 to 1987, he held several financial positions for Sybron Corp, including Group Controller for the Laboratory Group, and Vice President, Finance, of Brinkmann Instruments. From 1972 to 1977, he worked as an auditor for Price Waterhouse.

      Stuart G. MacDonald has been Biophan's Vice-President-Research and Development since January 2001. From January 1995 through December 2000, Mr. MacDonald was employed at Ortho-Clinical Diagnostics, a Johnson & Johnson company, holding the position of Director-Engineering from 1996 to mid-1997 and Vice-President, Clinical Lab Instrumentation R&D from mid-1997 through December 2000. He worked at Eastman Kodak Company from 1971 to 1994, rising to the position of Assistant Director, Clinical Diagnostic Research Labs. A portion of Mr. MacDonald's time is spent assisting with the research programs of Biomed Solutions, LLC and Myotech, LLC, related companies, for which Biophan is reimbursed.

      Jeffrey L. Helfer has been Biophan's Vice-President-Engineering since October 2001. Prior thereto, he served in a number of positions at Eastman Kodak Company for 19 years until November 1994. From December 1994 to September 2001 Mr. Helfer held various positions at Ortho-Clinical Diagnostics, a Johnson & Johnson company, including as Program Director within OCD's Product Development and Program Management Center of Excellence from June 1999 to September 2001, Program Director and Director of Regulatory Affairs from April 2000 to September 2001, Director of Engineering from January 1997 to March 2000, and Director of New Business Development from February 1995 to December 1996. A portion of Mr. Helfer's time is spent assisting with the research programs of Biomed Solutions, LLC, and Myotech, LLC, related companies, for which Biophan is reimbursed.

      There are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

      Our Board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our common stock is currently quoted on the OTC Bulletin Board. The OTC Bulletin Board currently does not have any corporate governance rules similar to the NASDAQ Stock Market, Inc., the American Stock Exchange, Inc. or any other national securities exchange or national securities association. However, our Board believes that the corporate governance rules of NASDAQ and AMEX represent good governance standards and, accordingly, during the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission and the new listing standards of NASDAQ and AMEX, and it has implemented certain of the foregoing rules and listing standards during this past fiscal year. Biophan has also adopted a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Board is also considering adopting during this current fiscal year additional corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Biophan and its stockholders.

Board Determination of Independence

      Under NASDAQ and AMEX rules, generally speaking, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of Dr. Jaensch and Mr. Greenberg do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that, consequently, each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules and similar AMEX rules.

The Board and Committees of the Board

      The Board held six meetings during our fiscal year ended February 28, 2006. The standing committees of the Board are the Audit Committee and the Compensation Committee. The Board does not currently have a nominating committee and has not established any specific procedure for selecting candidates for director. However, directors are currently nominated by a majority vote of the Board. There is also no established procedure for stockholder communications with members of the Board or the Board as a whole. However, stockholders may communicate with our investor relations department, and such communications are either responded to immediately or are referred to the chief executive officer or chief financial officer of Biophan for a response. The Board intends to form a nominating and corporate governance committee during this current fiscal year. During fiscal 2006, each of the incumbent directors, during his period of service, attended at least 75% of the total number of meetings held by the Board and each committee of the Board on which he served.

      Audit Committee. The Audit Committee is composed of Dr. Jaensch (Chairman) and Mr. Greenberg. The responsibilities of the Audit Committee as more fully set forth in the Audit Committee Charter adopted in July 2003 and as previously provided and posted on our website at www.biophan.com, include appointing, retaining, replacing, compensating and overseeing the work of the independent accountants, who report to, and are directly accountable to, the Committee. The Audit Committee reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Audit Committee met formally four times during our fiscal year ended February 28, 2006, but also met informally on several other occasions. Messrs. Bramson and Katz resigned from the Committee on January 12, 2006. Mr. Greenberg was appointed to the Committee in February 2006. On the occasion of two of the four meetings, Mr. Bramson was absent. Otherwise, each member of the Audit Committee attended all of the meetings. The Board has determined that each of Dr. Jaensch and Mr. Greenberg meets the qualifications as an "audit committee financial expert". Each member of the Audit Committee is "independent" as such term is used in Section 10A(m)(3) of the Securities and Exchange Act of 1934, as amended.

      Compensation Committee. The Compensation Committee is composed of Dr. Jaensch and Mr. Katz. The responsibilities of the Compensation Committee as more fully set forth in the Compensation Committee Charter adopted in June 2005 and as previously provided and posted on our website at www.biophan.com, include reviewing our compensation policies, establishing executive officer compensation, and administering our stock option plans. The Compensation Committee met three times during our fiscal year ended February 28, 2006. Each member of the Compensation Committee attended the meetings. All of the members of the Committee are deemed to be non-employee directors for purposes of Section 162(m) and Rule 16b-3 of the Exchange Act. None of our executive officers serves as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Compensation of the Board

      Directors who are also our employees do not receive additional compensation for serving on the Board or its committees. Non-employee directors, for their services as directors, are paid an annual cash fee of $8,000. Dr. Jaensch received an additional $2,000 per month for serving as Chairman of the Board through July 31, 2005. Commencing August 2005, the monthly fee was increased to $2,500 per month. In addition, non-employee directors have received options under our 2001 Stock Option Plan and our 2006 Incentive Stock Plan. All directors are reimbursed for their reasonable expenses incurred in attending Board meetings. An additional $3,000 per year is paid to the Chairman of the Audit Committee. Otherwise, no additional compensation is paid to any director for serving as a member of any committee of the Board. We maintain directors and officers liability insurance.

Options Granted To Directors In Fiscal 2006.

      The following table sets forth the options granted to the non-employee directors on our Board in fiscal 2006:

                              Number of Shares                    Exercise Price
       Director         Underlying Options Granted   Grant Date      per Share
---------------------   --------------------------   ----------   --------------
Guenter H. Jaensch                35,000               7/27/05         $2.97
Robert S. Bramson                 35,000               7/27/05         $2.97
Steven Katz                       35,000               7/27/05         $2.97
Ross B. Kenzie (1)                35,000               7/27/05         $2.97
Theodore A. Greenberg               0                       --            --

(1) Retired effective October 31, 2006

      Each option grant for 35,000 shares was made pursuant to the automatic option grant program in effect for the non-employee directors under the 2001 Stock Option Plan as amended and restated in 2005. These options become exercisable upon the earlier of (i) the optionee's completion of one year of Board service measured from the grant date or (ii) his continuation in Board service through the day immediately preceding the date of the next Annual Stockholders Meeting following such grant date. However, the option will immediately vest in full upon the optionee's death or disability while a Board member or upon the occurrence of certain changes in ownership or control.

Executive Compensation

      The following table summarizes the annual compensation paid to our named executive officers during each of the last three fiscal years:

                                                     Securities
                                                     Underlying
Name and Principal Position      Year     Salary    options/SARs
----------------------------   -------   --------   ------------
Michael L. Weiner, CEO         2/28/06   $237,115           -0-
                               2/28/05   $198,269    1,000,000
                               2/29/04   $175,000      300,000

Robert J. Wood, CFO (1)        2/28/06   $160,817       25,000
                               2/28/05   $134,654      400,000
                               2/29/04   $129,000      125,000

Darryl L. Canfield, CFO (2)    2/28/06   $ 50,192      600,000

Stuart G. MacDonald,
Vice-President-Research        2/28/06   $175,384       25,000

                               2/28/05   $149,711      425,000

                               2/29/04   $153,846      200,000

Jeffrey L. Helfer,
Vice-President-Engineering     2/28/06   $176,153       25,000

                               2/28/05   $149,711      425,000

                               2/29/04   $153,846      200,000

John F. Lanzafame,
COO, Vice-President-Business
Development (3)                2/28/06   $159,039      575,000

                               2/28/05   $ 53,308      250,000

(1)   Retired effective January 20, 2006

(2) Hired November 9, 2005, appointed Chief Financial Officer effective January 20, 2006

(3) Hired September 4, 2004, appointed Chief Operating Officer effective April 12, 2006.

      Columnar information required by Item 402(a)(2) of Regulation S-K has been omitted for categories where there has been no compensation awarded to, earned by, or paid to, the named executive officers required to be reported in the table during fiscal years 2004 through 2006.

Stock Options

      In 2001, the Board adopted, and the stockholders approved, the Biophan Technologies, Inc. 2001 Stock Option Plan (as subsequently amended, the "2001 Option Plan"). The 2001 Option Plan provides for the grant of incentive and non-qualified stock options to selected employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The 2001 Option Plan is administered by the Compensation Committee of the Board and authorizes the grant of options or restricted stock awards for 13,000,000 shares. 235,982 shares remain available for future option grants under the 2001 Option Plan. The Compensation Committee determines which eligible individuals are to receive options or other awards under the 2001 Option Plan, the terms and conditions of those awards, the applicable vesting schedule, the option price and term for any granted options, and all other terms and conditions governing the option grants and other awards made under the 2001 Option Plan. Until adoption of the 2006 Plan described below, non-employee directors were entitled to receive periodic option grants pursuant to the automatic grant program in effect for them under the 2001 Option Plan. Each such director received an initial grant of options to purchase 20,000 shares, vesting on the first anniversary of the grant, and additional grants of options to purchase up to 50,000 shares on each succeeding anniversary of such director's election.

      During 2006, the Board adopted, and the shareholders approved, the Biophan Technologies, Inc. 2006 Incentive Stock Plan (the "2006 Plan"), which provides for the grant of incentive and non-qualified stock options to selected employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The 2006 Plan is administered by the Compensation Committee of the Board and authorizes the grant of options or restricted stock awards for 7,500,000 shares. The Compensation Committee determines which eligible individuals are to receive options or other awards under the 2006 Plan, the terms and conditions of those awards, the applicable vesting schedule, the option price and term for any granted options, and all other terms and conditions governing the option grants and other awards made under the 2006 Plan. Non-employee directors are entitled to receive automatic option grants under the 2006 Plan. Upon his or her election to the Board, each non-employee director receives an initial option to purchase 40,000 shares, vesting on the first anniversary of the grant; on the date of each annual meeting, each non-employee director who is re-elected receives an additional grant of an option to purchase 40,000 shares, vesting on the anniversary of such grant.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table summarizes information concerning stock options granted to the named executive officers during the last completed fiscal year ended February 28, 2006:

                                      Percent of
                                         total                                 Potential Realizable Value at
                        Number of    options/SARs                              Assumed Annual Rates of Stock
                       securities     granted to                               Price Appreciation for Option
                       underlying      employees    Exercise or                           Term (1)
                      options/SARs     in fiscal     base price   Expiration   -----------------------------
        Name           granted (#)       year          ($/Sh)        date            5%($)      10%($)
-------------------   ------------   ------------   -----------   ----------       --------   ----------
Michael L. Weiner            -0-           --             --             --              --           --
Robert J. Wood            25,000         1.27%         $2.60        5/27/15        $ 40,878   $  103,593
Darryl L. Canfield       600,000        30.48%         $1.87        11/9/15        $705,620   $1,788,179
Stuart G. MacDonald       25,000         1.27%         $2.60        5/27/15        $ 40,878   $  103,593
Jeffrey L. Helfer         25,000         1.27%         $2.60        5/27/15        $ 40,878   $  103,593
John F. Lanzafame        300,000        15.24%         $1.80        3/10/15        $339,603   $  860,621
John F. Lanzafame        275,000        13.97%         $1.56         1/6/16        $269,796   $  683,716

----------
(1) The dollar amounts under these columns are the result of calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

      No named executive officer exercised options in the fiscal year ended February 28, 2006. The following table presents the number and values of exercisable and unexercisable options as of February 28, 2006:

                                        Number of Securities        Value of unexercised
                                       underlying unexercised           in-the-money
                                       options/SARs at FY-end      options/SARs at FY-end
                                    ----------------------------   ----------------------
                         Shares                       (#)                    ($)
                      acquired on     Value       Exercisable/           Exercisable/
        Name            exercise    realized     Unexercisable         Unexercisable(1)
-------------------   -----------   --------   -----------------     -------------------
Michael L. Weiner         None         --      1,525,000/275,000     $1,452,000/$243,500
Robert J. Wood            None         --        528,750/171,250     $  485,575/$139,425
Darryl L. Canfield        None         --        100,000/500,000                     -0-
Stuart G. MacDonald       None         --        715,000/135,000     $  681,800/$129,950
Jeffrey L. Helfer         None         --        715,000/135,000     $  681,800/$129,950
John F. Lanzafame         None         --        365,000/460,000     $  116,000/$138,000

-----------
(1) As permitted by the rules of the Securities and Exchange Commission, we have calculated the value of the unexercised in-the-money options at fiscal year end on the basis of the closing price of $1.64 per share of our Common Stock as quoted on the OTC Bulletin Board on the last day of the fiscal year, or February 28, 2006, less the applicable exercise price multiplied by the number of shares which may be acquired on exercise. We have calculated the value realized of exercised options based on the difference between the per share option exercise price and the fair market value per share of our Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Employment Agreements

      Each of Michael L. Weiner, President and Chief Executive Officer; Darryl
L. Canfield, Vice-President, Treasurer, Secretary and Chief Financial Officer; Stuart G. MacDonald, Vice President of Research and Development; Jeffrey L. Helfer, Vice President of Engineering; and John F. Lanzafame, Chief Operating Officer and Vice President of Business Development, has entered into an employment agreement with Biophan.

      Mr. Weiner's employment agreement has an initial term of three years with subsequent one-year renewal periods. His employment agreement may be terminated by us for cause or upon his death or disability. In the event of the disability of Mr. Weiner, termination of his employment agreement by us following a change in control or termination of his employment agreement by him for good reason, Mr. Weiner is entitled to receive (i) the unpaid amount of his base salary earned through the date of termination; (ii) any bonus compensation earned but not yet paid; and (iii) a severance payment equal to one (1) year of his then current salary. In addition, Mr. Weiner will be immediately vested in any options, warrants, retirement plan or agreements then in effect. "Good reason" means (i) a material change of Mr. Weiner's duties, (ii) a material breach by us under the employment agreement, or (iii) a termination of Mr. Weiner's employment in connection with a change in control.

      As used in Mr. Weiner's employment agreement, "change in control" means:
(1) our merger or consolidation with another entity where the members of our Board do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation immediately prior to the merger or consolidation, or
(2) the sale or other disposition of all or substantially all of our assets.

      In the event of termination for cause, all of Mr. Weiner's unexercised warrants and options, whether or not vested, will be canceled, and Mr. Weiner will not be eligible for severance payments. In the event of voluntary termination, Mr. Weiner's vested warrants and options remain exercisable for the life of the applicable agreement but he will not be eligible for severance payments.

      The employment agreements for Messrs. Canfield, MacDonald, Helfer and Lanzafame are terminable by either us or the employee upon 30 days' notice or immediately by us for cause (as defined in their employment agreements) or upon the death or disability of the employee. However, each of them is entitled to receive severance equal to six months' base salary, payable in six equal consecutive monthly installments in the event that the employee is terminated by us within ninety (90) days following a change in control. In addition, under such circumstances each of them will be immediately vested in any options, warrants, retirement plan or agreements then in effect.

      For purposes of the employment agreements for Messrs. Canfield, MacDonald, Helfer and Lanzafame "change in control" means (1) on the date of the merger or consolidation of Biophan with another entity where the members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or consolidation; (2) on the date Michael L. Weiner is terminated as CEO of the Company; or (3) on the date of the sale or other disposition of all or substantially all of the assets of Biophan.

      In the event of termination for cause, all unexercised warrants and options held by the applicable employee, whether or not vested, will be canceled and the employee will not be eligible for severance payments. In the event of voluntary termination, all vested warrants and options remain exercisable for the life of the applicable agreement.

Employee Benefit Plans

            401(k) Plan

      We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Limitation of Liability and Indemnification

      As permitted by the Nevada General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

      o any breach of the director's duty of loyalty to us or our stockholders;

      o any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

      o any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

      o any transaction from which the director derived an improper personal benefit.

      These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

      o we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Nevada General Corporation Law; and

      o we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

      We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

      At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

               BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS,
                       OFFICERS AND PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership information of our common stock at November 1, 2006, for:

      o each person known to us to be the beneficial owner of more than 5% of our common stock (other than selling stockholders, whose beneficial ownership is disclosed on page 53);

      o     each named executive officer;

      o     each of our directors; and

      o     all of our executive officers and directors as a group.

      We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned. We have based our calculation of the percentage of beneficial ownership on 83,406,699 shares of common stock outstanding on November 1, 2006.

      In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 1, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

                                                           Shares Beneficially
                                                                  Owned
Beneficial Owner                                           Number       Percent
-----------------------------------------------------   ----------     ---------
Guenter H. Jaensch                                       1,077,500 (1)     1.28%
16065 Bristol Isle Way
Delray Beach, FL 33446


Michael L. Weiner                                       15,970,522 (2)    17.14%
693 Summit Drive
Webster, NY 14580


Steven Katz                                                332,500 (3)        *
20 Rebel Run Drive
East Brunswick, NJ 08816

Theodore A. Greenberg                                            0            *
530 F Grand Street
New York, NY 10002

Jeffrey H. Helfer                                        5,818,780 (4)     6.91%
4 Highland Green
Victor, NY 14564

Stuart G. MacDonald                                      5,778,080 (5)     6.86%
4663 East Lake Road
Pultneyville, NY 14538

John F. Lanzafame                                          519,500 (3)        *
10 Alameda Drive
Fairport, NY 14450

Darryl L. Canfield                                         300,000 (3)        *
32 Merryhill Lane
Pittsford, NY 14534

Biomed Solutions, LLC                                    8,839,437 (6)     9.65%
150 Lucius Gordon Drive, Suite 218
West Henrietta, NY 14586

Myotech, LLC                                             4,923,080         5.90%
150 Lucius Gordon Drive, Suite 218
West Henrietta, NY 14586

Technology Innovations, LLC                              9,140,081 (7)     9.98%
150 Lucius Gordon Drive, Suite 218
West Henrietta, NY 14586

All Directors and Executive Officers as a Group (8 persons)
                                                        19,950,722 (8)    20.67%

      (1) Includes 627,000 shares issuable upon exercise of currently-exercisable options. Also includes 225,000 shares owned by Dr. Jaensch's Wife; Dr. Jaensch disclaims beneficial ownership of the shares held by his wife.

      (2) Includes (i) 656,756 shares owned by Biomed Solutions LLC and an aggregate of 8,182,681 shares issuable to Biomed Solutions LLC upon exercise of currently-exercisable warrants and conversion of outstanding convertible promissory notes, (ii) 4,923,080 shares owned by Myotech, LLC, and (iii) 300,644 shares owned by Technology Innovations LLC. Mr. Weiner is deemed to have voting and investment control over these shares by reason of his status as Manager of Biomed Solutions LLC and Technology Innovations LLC and as a member of the Board of Directors of Myotech LLC; he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Biomed Solutions LLC, Technology Innovations LLC and Myotech LLC. Also includes 1,600,000 shares issuable upon exercise of currently-exercisable options held by Mr. Weiner.

      (3)   Issuable upon exercise of currently-exercisable options.

      (4) Includes 4,923,080 shares owned by Myotech LLC. Mr. Helfer is deemed to have voting and investment control over these shares by reason of his status as a member of the Board of Directors of Myotech LLC; he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Myotech LLC. Also includes 765,000 shares issuable upon exercise of currently-exercisable options held by Mr. Helfer.

      (5) Includes 4,923,080 shares owned by Myotech LLC. Mr. MacDonald is deemed to have voting and investment control over these shares by reason of his status as a member of the Board of Directors of Myotech LLC; he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Myotech LLC. Also includes 765,000 shares issuable upon exercise of currently-exercisable options held by Mr. MacDonald.

      (6) Includes 6,434,403 shares issuable upon exercise of currently-exercisable warrants and conversion of outstanding convertible promissory notes.

      (7) Includes (i) 656,756 shares owned by Biomed Solutions, LLC and (ii) 6,434,403 shares issuable to Biomed Solutions, LLC upon exercise of currently-exercisable warrants and conversion of outstanding convertible promissory notes. Technology Innovations, LLC is the beneficial owner of approximately 57% of the outstanding membership interests of Biomed Solutions, LLC; it disclaims ownership of these shares except to the extent of its pecuniary interest in Biomed Solutions, LLC.

      (8) Includes shares issuable upon exercise of options and warrants and conversion of convertible promissory notes, as described in notes 1 through 7 above. Also includes shares as to which beneficial ownership is disclaimed, as described in notes 1, 2, 4, 5 and 7 above

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Michael L. Weiner, our President and Chief Executive Officer of Biophan, is the Manager and a 42.7% equity member of Technology Innovations, LLC., a 57% equity member of Biomed Solutions, LLC. Mr. Weiner is also the Manager of Biomed. Biomed is the record owner of 656,756 shares of our common stock and Technology Innovations is the record owner of 300,644 shares of our common stock. As Manager of Technology Innovations and Biomed, Mr. Weiner has control over these entities. Mr. Weiner is also on the board of Nanoset, LLC, an entity owned in part by Biomed Solutions, and with which we have entered into a technology license agreement. Mr. Weiner is also on the Board of Myotech, LLC which is the owner of 4,923,080 shares of our common stock. We beneficially own 40.07% of Myotech, LLC.

      On December 1, 2000, we issued to Biomed Solutions, LLC 10,759,101 shares of our common stock in exchange for Biomed's shares of LTR Antisense Technology, Inc.

      On December 1, 2000, Biomed Solutions transferred its MRI-compatible pacemaker patent pending and related technology to Biophan for a future payment of $500,000. This obligation bore interest at 8% per annum from February 28, 2002. On February 10, 2004, Biomed transferred $300,000 of this obligation to SBI Brightline Consulting, LLC and converted the remaining balance of $200,000 into shares of our common stock. On the same date, SBI converted the $300,000 obligation transferred to it into 3,000,000 shares of our common stock.

      On June 4, 2002, we executed a line of credit agreement with Biomed providing for borrowings up to $250,000. On August 19, 2002, the line was increased by $100,000 and the expiration date thereof for that portion of the line was set at August 19, 2003. The payment date of amounts borrowed under the original line was extended to December 1, 2002. It was later extended to June 1, 2004. On February 10, 2004, all outstanding balances under the line of credit were converted to common stock in accordance with the terms of the credit agreement.

      On May 27, 2005, we entered into an unsecured loan agreement with Biomed, whereby Biomed agreed to provide us with a line of credit facility of up to $2 million. Borrowings under the line bear interest at 8% per annum (compounded monthly) and are payable on demand on or after November 27, 2005. In June 2005 the entire facility was drawn down. The outstanding principal and interest are convertible into shares of our Common Stock at 90% of the average market closing price per share of our Common Stock for the 20 trading days preceding the date of borrowings under the line ($2.12 per share for the first $1 million and $2.19 per share for the second $1 million). Additionally, Biomed received warrant coverage of 500,000 shares, with the warrants priced at 110% of the average market closing price per share of our Common Stock for the 20 trading days preceding the date of execution of the loan agreement ($2.49 per share). On August 31, 2005, Biomed elected to convert $1,000,000 of the outstanding debt plus accrued interest into 480,899 shares of our Common Stock. On October 7, 2005, we repaid $500,000 of the outstanding debt plus the entire accrued interest to date, leaving an outstanding principal balance of $500,000. The loan agreement requires us to use our best efforts to include the shares issued and issuable upon conversion of the loan in any registration statement we file covering resale of shares of our Common Stock.

      On January 24, 2006, we entered into a Line of Credit Agreement (the "Line of Credit Agreement") with Biomed pursuant to which Biomed has committed to make advances to us, in an aggregate amount of up to $5,000,000. Our obligations with respect to borrowings under the credit facility are governed by a Convertible Promissory Note issued by us to Biomed on January 24, 2006. Under the Line of Credit Agreement, advances may be drawn down in such amounts and at such times as we determine upon 15 days' prior notice to Biomed, except that we may not draw down more than $1,500,000 in any 30-day period. As of November 1, 2006, we had borrowed an aggregate of $3,930,000 under the Line of Credit Agreement. Amounts borrowed bear interest at the rate of 8% per annum and were originally convertible into shares of our Common Stock at the rate of $1.46 per share. On October 11, 2006, in connection with Biomed's agreement to subordinate its rights under the Convertible Promissory Note to the interests of the investors acquiring the Notes described under the heading "Transactions with Selling Stockholders" on Page 51, we amended the Line of Credit Agreement to reduce the conversion price to $0.67 per share. Any amounts drawn down and repaid may be reborrowed at any time (subject to a requirement of 15 days' notice and the limitation that not more than $1,500,000 may be drawn down during any 30-day period). Biomed's obligation to lend to us under the Line of Credit Agreement expires on June 30, 2007, on which date the entire amount borrowed by us (and not converted into shares of our Common Stock) becomes due and payable. In connection with the establishment of the credit facility under the Line of Credit Agreement, on January 24, 2006 we issued to Biomed a Stock Purchase Warrant (the "Warrant") entitling Biomed to purchase up to 1,198,630 shares of our Common Stock at an exercise price of $1.89 per share. Biomed's purchase rights under the Warrant expire on January 23, 2011.

      We share personnel with three entities, Biomed Solutions, LLC ("Biomed"), Technology Innovations, LLC ("TI"), and Myotech, LLC ("Myotech"), that are related to us by virtue of common management personnel and stock ownership. Biomed and Myotech have reimbursed us for services of certain Company personnel and we have charged Biomed, TI and Myotech for expenses allocable to and paid on their behalf. The total of these charges was approximately $959,000 for the year ended February 28, 2006 and $404,754 for the year ended February 28, 2005. At February 28, 2006, the combined balances due from these related parties was $42,063. The amounts do not bear interest and were paid in full within forty-five days.

      During the years ended February 28, 2006 and 2005, we were billed $93,000 and $9,000 respectively, for legal services provided by Bramson & Pressman. Robert S. Bramson, at the time a member of our Board of Directors, is a partner in Bramson & Pressman.

      During the year ended February 28, 2006, we were billed $110,500 for consulting services provided by Steven Katz, a member of our Board of Directors.

      All transactions discussed were approved by the disinterested members of our Board of Directors, who determined that they were on terms no less favorable to us than would have prevailed in arms-length transactions with unaffiliated parties under similar circumstances.

                     TRANSACTIONS WITH SELLING STOCKHOLDERS

      On October 11, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement") with ten private investors led by Iroquois Master Fund Ltd ("Iroquois"). The investors party to the Purchase Agreement are selling stockholders in this offering.

      Pursuant to the Purchase Agreement, on October 12, 2006, we issued $7,250,000 face amount of Senior Secured Convertible Notes (the "Notes") to the investors and received proceeds of $6,670,000 after paying placement fees of $580,000. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock based upon a price of $0.67 per share (the "Conversion Price"). Interest on the outstanding principal amount under the Notes is payable quarterly, commencing December 31, 2006, at a rate equal to the six-month London InterBank Overnight Rate plus 500 basis points, with a minimum rate of 10% per annum and a maximum rate of 12% per annum. Principal on the Notes amortizes and payments are due in 33 equal monthly installments commencing February 1, 2007. Payments of principal and interest may be made at our option in cash or shares of our common stock registered for resale under the Securities Act. If we elect to make payment in common stock, the number of shares issuable by us will be based upon the lower of (i) 90% of the trailing volume weighted average price per share as reported on Bloomberg LP (the "VWAPS") for the 20 trading days ending 23 trading days prior to the payment date or (ii) the Conversion Price. Our obligations under the Notes are secured by a first priority security interest in substantially all of our assets pursuant to a Security Agreement dated as of October 11, 2006 between us and Iroquois, as agent for the investors (the "Security Agreement").

      As further consideration to the investors, we issued one-year warrants to purchase an aggregate of 10,820,896 shares of our common stock at a price of $0.67 per share. If the investors elect to exercise these one-year warrants, they will also receive additional five-year warrants to purchase shares of our common stock equal to the number of shares purchased under the one-year warrants, with 50% of the additional warrants having an exercise price of 115% of the per share purchase price, and the remaining 50% of the additional five-year warrants having an exercise price of 125% of the per share purchase price. We also issued to the investors two series of five-year warrants to purchase an aggregate of 10,820,896 shares of our common stock. The first five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.81 per share, and the second five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.89 per share. The warrants contain anti-dilution protection that, should we issue equity or equity-linked securities at a price per common share below the exercise price of the five-year warrants, will automatically adjust the exercise price of the warrants to the price at which we issue such equity or equity-linked securities.

      C.E. Unterberg, Towbin acted as the exclusive placement agent in the offering. We paid the placement agent a cash fee of $580,000 and issued to it a five-year warrant to purchase an aggregate of 865,672 shares of our common stock at a price of $0.67 per share. The placement agent is a selling stockholder in this offering.

      The Registration Statement to which this prospectus relates was filed by us pursuant to an agreement with the selling stockholders to register for resale under the Securities Act the common stock issuable upon the exercise of all of the warrants and any shares of common stock that we may issue at our option to the holders of the Notes in connection with payments of interest and principal, or that we are obligated to issue upon any conversion of the Notes at the option of the holders. We further agreed to propose to our shareholders an amendment to our Articles of Incorporation in order to increase to at least 150,000,000 the number of authorized shares of our common stock (the "Charter Amendment") in order to make available a sufficient number of shares to permit the exercise in full of the warrants issued to the investors under the Purchase Agreement and the conversion in full of the Notes. Following approval of the Charter Amendment by our stockholders, we intend to file another registration statement covering the resale by the selling stockholders of the remaining shares of our common stock issuable upon exercise of the warrants.

                              SELLING STOCKHOLDERS

      The following table sets forth the beneficial ownership information of our common stock at November 1, 2006, and as adjusted to reflect the sale of the shares of common stock in this offering, for each selling stockholder.

      Certain selling stockholders may be affiliates of broker-dealers. To our knowledge, each selling stockholder purchased the shares of our stock in the ordinary course of business and, at the time of acquiring the securities to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.


      We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned. We have based our calculation of the percentage of beneficial ownership on 83,406,699 shares of common stock outstanding on November 1, 2006, assuming (i) the conversion of an aggregate face amount of $7,250,000 of our outstanding Senior Secured Convertible Notes due October 11, 2009 into an aggregate of 10,820,896 shares of common stock to be sold by selling stockholders in this offering, (ii) the exercise of warrants to purchase an aggregate of 11,686,568 shares of common stock to be sold by selling stockholders in this offering, (iii) the issuance of an aggregate of 2,084,027 shares of common stock (at an assumed price of $0.67 per share) in payment of interest accruing under the Notes through October 11, 2009, to be sold by selling stockholders in this offering, and (iv) the issuance to the selling stockholders, and exercise by them, of additional warrants to purchase an aggregate of 19,402,984 shares of common stock.

      In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 1, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

                                                  Shares Beneficially                                   Shares Beneficially
                                                      Owned Prior                                         Owned After the
                                                    to the Offering                                          Offering
                                           ----------------------------------    Shares          ----------------------------------
Beneficial Owner                               Number             Percent        Offered             Number            Percent
----------------------------------------   ---------------     --------------  -------------     ---------------    ---------------
BridgePointe Master Fund Ltd                 4,693,195(1)          4.99%(1)       2,454,389           2,238,806              2.05%
1125 Sanctuary Parkway, Suite 275
Alpharetta, GA 30004

CAMOFI Master LDC                            6,257,606(1)           4.99%(1)      3,272,532           2,985,074              2.71%
c/o Centrecourt Asset Management LLC
550 Madison Avenue, 8th Floor
New York, New York 10017

Castlerigg Master Investments LTD (2)        6,257,606(1)           4.99%(1)      3,272,532           2,985,074              2.71%
c/o Sandell Asset Management Corp.
40 W. 57th Street, 26th Floor
New York, New York 10019

Cranshire Capital, L.P. (3)                  4,693,195(1)           4.99%(1)      2,454,389           2,238,806              2.05%
3100 Dundee Rd., Suite 703
Northbrook, IL 60062

Crescent International Ltd. (4)                 3,128,805              3.62%      1,636,267           1,492,538              1.37%
c/o Cantara (Switzerland) S.A.
84 Avenue Louis-Casai
CH-1216 Cointrin/Geneva, Switzerland

Harborview Master Fund LP                       3,128,805              3.62%      1,636,267           1,492,538              1.37%
Harbour House, Second Floor
Waterfront Drive, Road Town
Tortola, British Virgin Islands

Highbridge International LLC (5)                3,128,805              3.62%      1,636,267           1,492,538              1.37%
c/o Highbridge Capital Management
9 West 57th Street, 27th Floor
New York, NY 10019

Iroquois Master Fund Ltd. (6)                7,821,986(1)           4.99%(1)      4,090,642           3,731,344              3.37%
641 Lexington Avenue, 28th Floor
New York, NY 10022

Rockmore Investment Master Fund Ltd. (7)        3,128,805              3.62%      1,636,267           1,492,538             1.37%
150 East 58th Street, 28th Floor
New York, NY 10155

Truk Opportunity Fund, LLC                      3,128,805              3.62%      1,636,267           1,492,538             1.37%
One East 52nd Street, 6th Floor
New York, NY 10022

C.E. Unterberg, Towbin                            865,672              1.04%        865,672                   0                 *
350 Madison Avenue
New York, NY 10017

(1) Includes shares of common stock issuable upon exercise of warrants which, by their terms, may not be exercised if and to the extent that the total number of shares of our common stock then beneficially owned by the holder of such warrants and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such holder's for purposes of Section 13(d) of the Exchange Act, would exceed 4.999% of the total number of shares of our common stock then outstanding.

(2) Sandell Asset Management Corp.("SAMC"), is the investment manager of Castlerigg Master Investments Ltd ("Master"). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(3) Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P, has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(4) Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(5) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca diclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(6) Joshua Silverman has voting control and investment decision over securities held by Iroquois Capital, LP. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital, LP.

(7) Bruce Bernstein has voting control and investment decision over securities held by Rockmore Investment Master Fund, Ltd. Mr. Bernstein disclaims beneficial ownership of the shares held by Rockmore Investment Master Fund, Ltd.

                              PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     settlement of short sales;

o broker-dealer may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions or discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by the broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealer or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

      Because the selling stockholders may be deemed underwriters, they will be subject to the prospectus delivery requirements of the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital consists of 125,000,000 shares of common stock, par value $.005 per share.

Common Stock

      As of November 1, 2006, we had 83,406,699 shares of common stock outstanding. Each share of our common stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Articles of Incorporation nor our Bylaws contain any provisions which limit or restrict the ability of another person to take over our company; however, our Bylaws do permit our Board of Directors to be classified.

Options and Warrants

      As of November 1, 2006, we had outstanding options to purchase an aggregate of 9,478,064 shares of our common stock pursuant to our 2001 Stock Option Plan (as amended) and outstanding options to purchase an aggregate of 160,000 shares of our common stock pursuant to our 2006 Incentive Stock Plan. The exercise prices for these options range from $.10 per share to $2.97 per share, and the weighted-average exercise price for all of the options is $.96 per share. These options are held by directors, officers, key employees and consultants. As of November 1, 2006, options to purchase 7,410,689 shares were exercisable.

      As of November 1, 2006, we also had outstanding warrants to purchase an additional 25,955,384 shares of our common stock. The exercise prices for these warrants range from $.10 per share to $2.49 per share, and the weighted-average exercise price for all of the warrants is $.74 per share.

Certain Statutory Provisions of the Nevada Revised Statutes

      Sections 78.411 through 78.444 of the Nevada Revised Statutes provide, in general, that a stockholder acquiring more than 10% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statutes "Interested Stockholder" may not engage in certain "Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

      Section 78.416 defines the term "Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

      These provisions could have the effect of delaying, deferring or preventing a change of control of our company. Our stockholders, by adopting an amendment to our Articles of Incorporation or Bylaws, may elect not to be governed by these provisions. Neither our Articles of Incorporation nor Bylaws currently excludes us from these restrictions.

      The Nevada Revised Statutes permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in cases brought against the director or officer in his capacity as such, provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, and improper personal benefit. Our Bylaws contain a provision implementing this statute.

Nasdaq Trading Symbol

      Our common stock is traded in the over-the-counter markets and is reported on the Nasdaq OTC Bulletin Board under the trading symbol "BIPH."

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

                                  LEGAL MATTERS

      Nixon Peabody LLP, Boston, Massachusetts, will pass upon the validity of the shares of common stock offered hereby.

                                     EXPERTS

      The consolidated financial statements as of February 28, 2006 and 2005 and for each of the three years in the period ended February 28, 2006 included in this prospectus have been so included in reliance on the report of Goldstein Golub Kessler LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1 (File Number 333-_______) under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                           BIOPHAN TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                      F-2
Consolidated Balance Sheets - At February 28, 2006 and 2005                  F-3
Consolidated Statement of Operations - Years ended February 28, 2006,
  2005, and 2004                                                             F-4
Consolidated Statements of Stockholders' Equity - August 1, 1968 through
  February 28, 2006                                                          F-5
Consolidated Statements of Cash Flows - Years ended February 28, 2006,
  2005, and 2004                                                             F-9
Notes to Consolidated Financial Statements - Years ended February 28,
  2006, 2005, and 2004                                                      F-12
Consolidated Balance Sheets - Six Months ended August 31, 2006 and 2005 F-32 Consolidated Statement of Operations - Three and Six Months ended August
  31, 2006 and 2005                                                         F-33
Consolidated Statements of Cash Flows - Six Months ended August 31,
  2006 and 2005                                                             F-34
Notes to Consolidated Financial Statements - Three and Six Months ended
  August 31, 2006 and 2005                                                  F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Biophan Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Biophan Technologies, Inc. and Subsidiaries (a development stage company) as of February 28, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 2006, and the amounts in the cumulative column in the consolidated statements of operations, stockholders' equity, and cash flows for the period from March 1, 2000 to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2006 in conformity with United States generally accepted accounting principles. Additionally, the amounts included in the cumulative column in the consolidated statements of operations and cash flows for the period from March 1, 2000 to February 28, 2006 are fairly presented, in all material respects, in conformity with United States generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as February 28, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 26, 2006 expressed an unqualified opinion thereon.


                                        /s/ GOLDSTEIN GOLUB KESSLER LLP
                                        ----------------------------------------
                                        New York, New York
                                        April 26, 2006, except Note 7 as to
                                        which the date is May 12, 2006

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                                              February 28,
                                                      ---------------------------
                                                          2006           2005
                                                      ------------   ------------
                       ASSETS
Current assets:
  Cash and cash equivalents                           $  1,441,178   $    753,288
  Accounts receivable                                      162,558             --
  Stock subscriptions receivable                                --        900,000
  Due from related parties                                  41,577        220,959
  Prepaid expenses                                         131,633         91,596
  Other current assets                                      81,048         41,338
                                                      ------------   ------------
      Total current assets                               1,857,994      2,007,181

Property and equipment, net                                 91,434         73,518

Other assets:
  Intellectual property rights, net of amortization        943,165        997,738
  Investment in New Scale Technologies, Inc.               100,000        100,000
  Investment in and advances to Myotech, LLC            11,767,062             --
    Security deposit                                         3,800          2,933
  Deferred tax asset, net of valuation allowance
    of $7,560,000 and $4,787,000, respectively                  --             --
                                                      ------------   ------------
                                                        12,814,027      1,100,671
                                                      ------------   ------------
                                                      $ 14,763,455   $  3,181,370
                                                      ============   ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses               $  1,081,960   $  1,037,103
  Line of credit - related party, net of discount
    of $1,323,921                                        1,476,079             --
  Due to related parties                                    27,114             --
  Deferred revenue                                         520,833        225,000
  Note payable                                                  --        200,000
                                                      ------------   ------------
      Total current liabilities                          3,105,986      1,462,103

Minority interest                                           69,543             --

Stockholders' equity:
Common stock, $.005 par value:
  Authorized, 125,000,000 shares
  Issued and outstanding, 81,805,243 and
    74,317,832 shares, respectively                        409,026        371,589
Additional paid-in capital                              42,979,203     18,982,952
Stock subscription receivable                                   --       (150,000)
Deficit accumulated during the
  development stage                                    (31,800,303)   (17,485,274)
                                                      ------------   ------------
                                                        11,587,926      1,719,267
                                                      ------------   ------------
                                                      $ 14,763,455   $  3,181,370
                                                      ============   ============

See notes to consolidated financial statements

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                    Year Ended
                                    -----------------------------------------   Period from August
                                           February 28,                          1, 1968 (date of
                                    --------------------------   February 29,     inception) to
                                        2006          2005           2004        February 28, 2006
                                    ------------   -----------   ------------   ------------------
Revenues:
  Development payments              $    225,000   $        --    $    75,000      $    300,000
  License Fees                           479,166            --             --           479,166
  Consulting fees                        340,695            --             --           340,695
                                    ------------   -----------    -----------      ------------
                                       1,044,861            --         75,000         1,119,861
Operating expenses:
  Research and development             6,034,994     2,629,980      1,240,439        12,340,805
  General and administrative           8,286,687     3,337,185      1,911,003        17,660,639
  Write-down of intellectual
    property rights                           --            --             --           530,000
                                    ------------   -----------    -----------      ------------
                                      14,321,681     5,967,165      3,151,442        30,531,444
                                    ------------   -----------    -----------      ------------
Operating loss                       (13,276,820)   (5,967,165)    (3,076,442)      (29,411,583)
Other income(expense):
  Interest expense                    (1,140,866)           --       (729,527)       (2,871,789)
  Interest income                         70,701        11,869          1,815           129,148
  Equity loss in investment             (222,992)           --             --          (222,992)
  Other income                           254,948       161,749         85,584           731,356
  Other expense                               --            --             --           (65,086)
                                    ------------   -----------    -----------      ------------
                                      (1,038,209)      173,618       (642,128)       (2,299,363)
Loss from continuing operations      (14,315,029)   (5,793,547)    (3,718,570)      (31,710,946)
Loss from discontinued operations             --            --             --           (89,357)
                                    ------------   -----------    -----------      ------------
Net loss                            $(14,315,029)  $(5,793,547)   $(3,718,570)     $(31,800,303)
                                    ============   ===========    ===========      ============
Loss per common share - basic
  and diluted                       $      (0.19)  $     (0.08)   $     (0.08)
                                    -===========   ===========    ===========
Weighted average shares
  outstanding                         77,014,450    69,263,893     44,017,010
                                    ============   ===========    ===========

See notes to consolidated financial statements

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

       PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2006

                                                                                                   Deficit
                                                                                                 Accumulated
                                                                     Additional      Stock        During the   Stockholders'
                                                Number     Common      Paid-in    Subscription   Development      Equity
                                              of Shares     Stock      Capital     Receivable       Stage       (Deficiency)
                                             ----------   --------   ----------   ------------   -----------   -------------
1969-1993 - 382,130 shares issued for
  services for $.05 per share                   382,130   $  1,911   $   17,196                                      $19,107
1970 - 1,405,000 shares issued for
  mining rights for $.05 per share            1,405,000      7,025       63,225                                       70,250
Net loss from inception through
  February 28, 1998                                                                                  (89,357)        (89,357)
                                             ----------   --------   ----------   ------------      --------       ---------
Balance at February 28, 1998                  1,787,130      8,936       80,421                      (89,357)             --
1999 - 10,000 shares issued for
  services for $.05 per share                    10,000         50          450                                          500
1999 - 1,000,000 shares issued for
  services for $.005 per share                1,000,000      5,000                                                     5,000
Net loss for the year ended
  February 28, 1999                                                                                   (5,500)         (5,500)
                                             ----------   --------   ----------   ------------      --------       ---------
Balance at February 28, 1999                  2,797,130     13,986       80,871                      (94,857)             --
2000 - 1,000,200 shares issued
  for services for $.005 per share            1,000,200      5,001                                                     5,001
Net loss for the year ended
  February 29, 2000                                                                                   (5,001)         (5,001)
                                             ----------   --------   ----------   ------------      --------       ---------
Balance at February 29, 2000                  3,797,330     18,987       80,871                      (99,858)             --
2000 - 250,000 shares issued for
  services for $.005 per share                  250,000      1,250                                                     1,250
2000 - Expenses paid by stockholder                                       2,640                                        2,640
2000 - 10,759,101 shares issued for
  acquisition of Antisense Technology, Inc   10,759,101     53,795      121,205                                      175,000
2000 - 10,759,101 shares issued for
  cash for $.005 per share                   10,759,101     53,796      121,204                                      175,000
Net loss for the year ended
  February 28, 2001                                                                                 (729,130)       (729,130)
                                             ----------   --------   ----------   ------------      --------       ---------
Balance at February 28, 2001                 25,565,532    127,828      325,920                     (828,988)       (375,240)
2001 - 2,399,750 shares issued for
  cash for $1.00 per share                    2,399,750     11,999    2,387,751                                    2,399,750
2001 - 468,823 shares issued for interest       468,823      2,344      466,479                                      468,823
2001 - Redemption of 200,000 shares            (200,000)    (1,000)                                                   (1,000)

                           CONTINUED ON FOLLOWING PAGE

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

       PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2006

                                                                                                    Deficit
                                                                                                  Accumulated
                                                                      Additional      Stock        During the   Stockholders'
                                                 Number      Common     Paid-in    Subscription   Development       Equity
                                                of Shares    Stock      Capital     Receivable       Stage       (Deficiency)
                                               ----------   -------   ----------   ------------   -----------   -------------
2001 - 1,315,334 shares issued upon
  conversion of bridge loans at $.75
  per share                                     1,315,334     6,576      979,924                                     986,500
2001 - Offering costs associated with
  share issuances for cash                                              (254,467)                                    (254,467)
2002 - Grant of stock options for services                               702,800                                      702,800
  Net loss for the year ended
  February 28, 2002                                                                                (3,705,917)     (3,705,917)
                                               ----------   -------   ----------   ------------    ----------      ----------
Balance at February 28, 2002                   29,549,439   147,747    4,608,407                   (4,534,905)        221,249
2002 - Shares issued for cash for
  $.34 per share                                  993,886     4,969      337,461                                      342,430
2002 - Shares issued for cash for
  $.15 per share                                1,192,874     5,964      167,002                                      172,966
2002 to 2003 - Shares issued for cash for
  $.25 per share                                5,541,100    27,706    1,357,569                                    1,385,275
2002 to 2003 - Shares issued as commissions
  on offerings                                    357,394     1,787       (1,787)                                         --
2002 to 2003 Cash commissions on offerings                              (119,488)                                    (119,488)
Offering costs                                                           (45,644)                                     (45,644)
Grant of stock options for services                                      485,000                                      485,000
Intrinsic value of beneficial conversion
  feature of note payable and MRI liability                              800,000                                      800,000
Net loss for the year ended
  February 28, 2003                                                                                (3,438,252)     (3,438,252)
                                               ----------   -------   ----------   ------------    ----------      ----------
Balance at February 28, 2003                   37,634,693   188,173    7,588,520                   (7,973,157)       (196,464)
2003 - Shares issued upon conversion of
  related party loans at $.14 per share         1,268,621     6,343      177,607                                      183,950
2003 - Shares issued upon conversion of
  stockholder loan plus accrued interest
  at $.20 per share                               775,000     3,875      151,693                                      155,568
2003 - Shares issued for cash pursuant to
  equity line of credit at prices from
  $.11 to $.23 per share                        3,325,757    16,629      474,561                                      491,190
2003 - Shares issued for option exercises
  at $.14 per share                             3,000,000    15,000      412,847                                      427,847

                           CONTINUED ON FOLLOWING PAGE

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

       PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2006

                                                                                                        Deficit
                                                                                                      Accumulated
                                                                          Additional       Stock       During the   Stockholders'
                                                     Number      Common     Paid-in    Subscription   Development       Equity
                                                    of Shares    Stock      Capital     Receivable       Stage       (Deficiency)
                                                   ----------   -------   ----------   ------------   -----------   -------------
2004 - Shares issued for warrant exercises
  at $.25 and $.50 per share                          995,940     4,980      327,864                                     332,844
2004 - Shares issued for cash pursuant to stock
  purchase agreement at prices from $.15 to $.40
  per share                                        11,000,000    55,000    2,845,000                                   2,900,000
2004 - Shares issued upon conversion of
  related party loans at $.10 per share             7,945,000    39,725      754,775                                     794,500
Offering costs                                                              (209,528)                                   (209,528)
Grant of stock options for the year                                          565,000                                     565,000
Intrinsic value of beneficial conversion
  feature of note payable                                                    250,950                                     250,950
Net loss for the year ended February 29, 2004                                                          (3,718,570)    (3,718,570)
                                                   ----------   -------   ----------   ------------   -----------   -------------
Balance at February 29, 2004                       65,945,011   329,725   13,339,289             --   (11,691,727)     1,977,287
2004 - Shares issued for option exercise at
  $.32 per share                                       70,000       350       22,050                                      22,400
2004 - Shares issued for option exercise at
  $.50 per share                                       24,999       125       12,375                                      12,500
2004 -Shares issued upon exercise of warrants
  at $.25 per share                                   868,700     4,343      212,832                                     217,175
2004 - Shares issued upon exercise of warrants
  at $.50 per share                                   926,700     4,634      458,716                                     463,350
2004 - Shares issued upon exercise of warrants
  at $1.00 per share                                  108,375       542      107,833                                     108,375
2004 - Shares issued upon cashless exercise
  of warrants                                          74,047       370         (370)                                         --
2004 - 2005 - Shares issued for cash pursuant to
  stock purchase agreement at prices from
  $.60 to $.70 per share                            6,000,000    30,000    3,870,000                                   3,900,000
2005 - Restricted shares issued in connection
  with employment agreements at $1.34 per share       200,000     1,000      267,000                                     268,000
2005 - Restricted shares issued in connection
  with acquisition of Biophan Europe at
  $1.34 per share                                     100,000       500      133,500                                     134,000

Offering costs                                                               (41,998)                                    (41,998)

                           CONTINUED ON FOLLOWING PAGE

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

       PERIOD FROM AUGUST 1, 1968 (DATE OF INCEPTION) TO FEBRUARY 28, 2006

                                                                                                           Deficit
                                                                                                         Accumulated
                                                                            Additional       Stock        During the   Stockholders'
                                                      Number     Common      Paid-in     Subscription    Development       Equity
                                                    of Shares     Stock      Capital      Receivable        Stage       (Deficiency)
                                                   ----------   --------   -----------   ------------   ------------   -------------
Grant of stock options for services                                            201,000                                      201,000
Section 16(b) short swing profits                                              400,725                                      400,725
Stock subscription receivable                                                               (150,000)                      (150,000)
Net loss for the year ended February 28, 2005                                                             (5,793,547)    (5,793,547)
                                                   ----------   --------   -----------     ---------    ------------   ------------
Balance at February 28, 2005                       74,317,832    371,589    18,982,952      (150,000)    (17,485,274)     1,719,267
2005 - Shares issued for option exercise at
  $.50 per share                                       74,998        375        66,208                                       66,583
2005 - Shares issued for option exercise at
  $.67 per share                                       12,500         63         8,312                                        8,375
2005 - Shares issued for option exercise at
  $1.00 per share                                     136,667        683       106,901                                      107,584
2005 - Shares issued upon exercise of warrants
  at $.16 per share                                    54,054        270         8,379                                        8,649
2005 - Shares issued upon exercise of warrants
  at $.39 per share                                    12,500         62         4,813                                        4,875
2005 - Shares issued upon exercise of warrants
  at $.41 per share                                    17,520         88         7,095                                        7,183
2006 - Restricted shares issued  in connection
  with acquisition of Biophan Europe at
  $1.34 per share                                     100,000        500       133,500                                      134,000
2006 - Shares issued for acquisition of Minority
  interest in Myotech, LLC at $2.10 per share       4,923,080     24,615    10,313,853                                   10,338,468
2006 - Shares issued pursuant to investment
  Agreement with Boston Scientific at
  $3.02 per share                                   1,653,193      8,266     4,991,734                                    5,000,000
2006 - 22,000 shares issued for services at
  $1.72 per share                                      22,000        110        37,730                                       37,840
2006 - Shares issued upon conversion of related
  party loans at $2.12 per share                      480,899      2,405     1,017,101                                    1,019.506
Beneficial conversion feature of note payable                                2,395,485                                    2,395,485
Stock options issued for services                                            4,609,778                                    4,609,778
Section 16(b) short swing profits                                              295,362                                      295,362
Stock subscription receivable                                                                150,000                        150,000
Net loss for the year ended February 28, 2006                                                            (14,315,029)   (14,315,029)
                                                   ----------   --------   -----------     ---------    ------------   ------------
Balance at February 28, 2006                       81,805,243   $409,026   $42,979,203     $      --    $(31,800,303)  $ 11,587,926
                                                   ==========   ========   ===========     =========    ============   ============

See notes to consolidated financial statements

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                           Period from
                                                                              Year Ended                     August 1,
                                                              -----------------------------------------    1968 (date of
                                                                     February 28,                         inception) to,
                                                              --------------------------   February 29,     February 28
                                                                  2006           2005          2004            2006
                                                              ------------   -----------   ------------   --------------
Cash flows used for operating activities:
  Net loss                                                    $(14,315,029)  $(5,793,547)  $(3,718,570)    $(31,800,303)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Amortization of intellectual property rights                  54,573            --            --           54,573
      Depreciation                                                  43,068        28,020        23,643          135,261
      Loss on disposal of equipment                                  1,505            --            --            1,505
      Realized and unrealized losses on marketable
        securities                                                      --            --            --           66,948
      Accrued interest on note converted to common
        stock                                                       19,506            --        11,998           31,504
      Amortization of interest on convertible notes payable             --            --       667,617        1,050,950
      Write-down of intellectual property rights                        --            --            --          530,000
      Amortization of discount on payable to related
        party                                                    1,071,564            --            --        1,146,564
      Issuance of common stock for services                         37,840       268,000            --          406,948
      Issuance of common stock for interest                             --            --            --          468,823
      Grant of stock options for services                        4,609,778       201,000       565,000        6,563,578
      Expenses paid by stockholder                                      --            --            --            2,640
      Equity loss on investment                                    222,992            --            --          222,992
      Minority interest                                             69,543            --            --           69,543
  Changes in operating assets and liabilities:
    (Increase) decrease in advances receivable                          --            --        10,127               --
    (Increase) decrease in accounts receivable                    (162,558)           --            --         (162,558)
    (Increase) decrease in due from related parties                179,382      (186,737)       (9,854)         (41,577)
    (Increase) decrease in prepaid expenses                        (40,037)      (22,411)       21,738         (131,633)
    (Increase) decrease in other current assets                    (39,710)           --            --          (39,710)
    (Increase) decrease in security deposits                          (867)           --            --           (3,800)
    Increase (decrease) in accounts payable and
      accrued expenses                                             178,857       405,821       (89,158)         825,405
    Increase (decrease) in due to related parties                   27,114            --        (9,401)         (16,382)
    Increase (decrease) in deferred revenues                       295,833       225,000            --          520,833
                                                              ------------   -----------   -----------     ------------
Net cash used in operating activities                           (7,746,646)   (4,874,854)   (2,526,860)     (20,097,896)

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

                                                                                                  Period from
                                                                     Year Ended                    August 1,
                                                      ---------------------------------------    1968 (date of
                                                            February 28,                        inception) to,
                                                      ------------------------   February 29,     February 28
                                                          2006         2005          2004            2006
                                                      -----------   ----------   ------------   --------------
Cash flows used for investing activities:
  Purchases of property and equipment                     (62,489)     (39,302)      (21,625)       (227,178)
  Sales of marketable securities                               --    1,150,000       302,000       2,369,270
  Purchase of investment                                       --     (100,000)           --        (100,000)
  Investment in and advances to Myotech, LLC           (1,651,585)          --            --      (1,651,585)
  Cash paid for acquisition of Biophan Europe,
    net of cash received of $107,956                           --     (258,874)           --        (258,874)
  Purchases of marketable securities                           --           --    (1,150,000)     (2,436,218)
                                                      -----------   ----------   -----------     -----------
Net cash provided by (used in) investing activities    (1,714,074)     751,824      (869,625)     (2,304,585)
Cash flows provided by financing activities:
  Proceeds of bridge loans                                     --           --            --         986,500
  Loan from stockholder                                        --           --            --         143,570
  Line of credit borrowing from related party           4,300,000           --       250,950       4,850,950
  Line of credit payments                                (500,000)          --       (72,500)       (572,500)
  Notes payable                                          (200,000)          --            --        (200,000)
  Proceeds from sales of capital stock                  6,050,000    2,850,000     3,252,200      16,263,849
  Exercise of options                                     182,541       34,900       427,847         645,288
  Exercise of warrants                                     20,707      788,900       332,844       1,142,451
  Swing profits                                           295,362      400,725            --         696,087
  Deferred equity placement costs                              --      (22,107)      (19,891)       (112,536)
                                                      -----------   ----------   -----------     -----------
Net cash provided by financing activities              10,148,610    4,052,418     4,171,450      23,843,659
                                                      -----------   ----------   -----------     -----------
Net increase (decrease) in cash and equivalents           687,890      (70,612)      774,965       1,441,178
Cash and equivalents, beginning                           753,288      823,900        48,935              --
                                                      -----------   ----------   -----------     -----------
Cash and equivalents, ending                          $ 1,441,178   $  753,288   $   823,900     $ 1,441,178
                                                      ===========   ==========   ===========     ===========
Supplemental schedule of cash paid for:
    Interest                                          $     9,800   $       --   $        --     $     9,800
                                                      ===========   ==========   ===========     ===========

Continued on next page

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

                                                                                                        Period from
                                                                           Year Ended                    August 1,
                                                            ---------------------------------------    1968 (date of
                                                                  February 28,                        inception) to,
                                                            ------------------------   February 29,     February 28
                                                                2006         2005      2004                2006
                                                            -----------   ----------   ------------   --------------
Supplemental schedule of non-cash investing and
  financing activities:
  Allocation of proceeds from line of credit - related
    party to beneficial conversion feature and warrants     $ 2,395,485   $       --     $     --       $ 2,395,485
                                                            ===========   ==========     ========       ===========
  Issuance of common stock upon conversion
    of  LOC loans                                           $ 1,000,000   $       --     $978,450       $ 1,978,450
                                                            ===========   ==========     ========       ===========
  Issuance of common stock for the acquisition of
    A 35% interest in Myotech, LLC                          $10,338,468   $       --     $     --       $10,338,468
                                                            ===========   ==========     ========       ===========
  Issuance of common stock in satisfaction
    of accounts payable                                     $   134,000   $       --     $     --       $   134,000
                                                            ===========   ==========     ========       ===========
  Common stock issued for subscription receivable           $        --   $1,050,000     $     --       $ 1,050,000
                                                            ===========   ==========     ========       ===========
  Liabilities assumed in conjunction with acquisition
    of 51% interest in Biophan Europe and certain
    intellectual property rights:
    Fair value of assets acquired                                         $1,105,714
    Cash paid                                                               (366,830)
    Promissory note issued                                                  (200,000)
    Restricted stock issued                                                 (134,000)
    Payables incurred                                                       (226,500)
                                                                          ----------
      Liabilities assumed                                                 $  178,384     $     --       $   178,384
                                                            ===========   ==========     ========       ===========
  Issuance of common stock upon conversion
    of bridge loans                                         $        --   $       --     $155,568       $ 1,142,068
                                                            ===========   ==========     ========       ===========
  Acquisition of intellectual property                      $        --   $       --     $     --       $   425,000
                                                            ===========   ==========     ========       ===========
  Intellectual property acquired through issuance of
    capital stock and assumption of related party payable   $        --   $       --     $     --       $   175,000
                                                            ===========   ==========     ========       ===========

See notes to consolidated financial statements

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Biophan Technologies, Inc. ("Biophan"), its wholly owned subsidiaries, LTR Antisense Technology, Inc.("Antisense")and Nanolution, LLC, formerly MRIC Drug Delivery Systems, LLC, ("Nanolution"), and its majority owned subsidiaries Biophan Europe GmbH ("Biophan Europe"), formerly aMRIs GmbH, and TE Bio LLC ("TE Bio"), collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

COMPANY HISTORY

The Company was incorporated under the laws of the State of Idaho on August 1, 1968 and on January 12, 2000, changed its domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, changed its name to Biophan Technologies, Inc. From the inception of the current line of business on December 1, 2000, the Company has not generated any material revenues. Therefore, the Company is in the development stage and will remain so until the realization of significant revenues. The Company's ability to continue in business is dependent upon obtaining sufficient financing or attaining future profitable operations.

PRINCIPAL BUSINESS ACTIVITIES

The primary mission is to develop and commercially exploit technologies for improving the performance, and as a result, the competitiveness of biomedical devices manufactured by third party companies. The Company possesses technologies for enabling biomedical devices, both implantable and those used in diagnostic and interventional procedures, to be safe (do not harm the patient or physician) and compatible (allow effective imaging of the device and its surrounding tissue) with MRI (magnetic resonance imaging). The Company is also developing technologies for improving MRI contrast agents; for improved drug elution and drug delivery systems, including an MRI safe and image compatible ceramic motor; a system for generating power for implantable devices from body heat, and a series of implantable devices including an MRI-visible vena cava filter.

REVENUE RECOGNITION

The Company earns and recognizes revenue under development agreements when the phase of the agreement to which amounts relate is completed and the Company has no further performance obligation. Completion is determined by the attainment of specified milestones including a written progress report. Advance fees received on such agreements are deferred until recognized.

The Company recognizes initial license fees over the term of the related agreement. Revenue related to a performance milestone is recognized upon the achievement of the milestone, as defined in the respective agreements.

The Company recognizes revenues from testing services and consulting fees as services are performed.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At times throughout the year, the Company has balances on account in excess of insured limits.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTS RECEIVABLE

Accounts receivable are reported at their outstanding unpaid principal balances. The Company writes off accounts receivable when they are deemed uncollectible. The Company has historically experienced insignificant amounts of bad debts.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives for significant property and equipment categories are as follows:

Computers                 5 years
Furniture and equipment   5 to 7 years
Internet website          7 years

INTANGIBLE ASSETS

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset's carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset,
(2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Also, at each balance sheet date, the Company evaluates the period of amortization of intangible assets.

DEFERRED TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

LOSS PER SHARE

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock has not been included in the computation of diluted loss per share, as the effect would be antidilutive.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTIONS

The Company has elected to apply Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options issued to employees (intrinsic value) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss and loss per common share would have been as follows:

                                    Year ended February 28,     Year Ended
                                  --------------------------   February 29,
                                      2006           2005          2004
                                  ------------   -----------   ------------
Net loss - as reported            $(14,315,029)  $(5,793,547)  $(3,718,570)
Add: Stock-based employee
  compensation expense included
  in reported net loss, net of
  related tax effects                4,384,530       201,000       118,000
Deduct:  Total stock-based
  employee compensation expense
  determined under fair value
  based method for all awards,
  net of related tax effects        (6,520,862)     (342,000)     (241,000)
                                  ------------   -----------   -----------
Net loss - pro forma               (16,451,361)   (5,934,547)   (3,841,570)
                                  ============   ===========   ===========
Basic and diluted loss
  per share - as reported         $      (0.19)  $     (0.08)  $     (0.08)
                                  ============   ===========   ===========
Basic and diluted loss
  per share - pro forma           $      (0.21)  $     (0.08)  $     (0.08)
                                  ============   ===========   ===========

The Company's assumptions used to calculate the fair values of options issued during the year ended February 28, 2006 were (i) risk-free interest rates of 4.5% through 4.6%, (ii) expected lives of 5 to 10 years, (iii) expected volatility of 60% through 103%, and (iv) expected dividends of zero.

The Company's assumptions used to calculate the fair values of options issued during the year ended February 28, 2005 were (i) risk-free interest rates of 4.04% through 4.50%, (ii) expected lives of 5 to 10 years, (iii) expected volatility of 88% through 150%, and (iv) expected dividends of zero.

The Company's assumptions used to calculate the fair values of options issued during the year ended February 29, 2004 were (i) risk-free interest rates of 3.17% through 4.38%, (ii) expected lives of 5 to 10 years, (iii) expected volatility of 160%, and (iv) expected dividends of zero.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which replaces SFAS No. 123 and supersedes APB No.
25. SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost will be measured based on the fair value of the equity or liability instruments issued. Per APB No. 25, compensation expense was recognized only to the extent the fair value of common stock exceeded the stock option exercise price at the measurement date. In addition, the pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow as required under current literature. Under the effective date provisions, the Company is required to implement SFAS No. 123R as of the first fiscal year after June 15, 2005, which would be March 1, 2006. The Company is evaluating the requirements of SFAS No. 123R and expects that the adoption will have a material impact on the consolidated results of operations and earnings per share similar to the current pro forma disclosures under SFAS No. 123, as per above.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCK OPTIONS (CONTINUED)

For the year ended February 28, 2006, the non-cash charge to earnings for stock options granted was $4,609,778 of which $4,244,280 is related to the vesting, during the first and second quarters, of contingent options previously granted to executive officers and non-employee directors that vested on a contingent basis upon the achievement of specified performance-based milestones. These particular options, because they are not "fixed and determinable", do not qualify under the accounting rules for "disclosure only" treatment and accordingly, must be expensed for any intrinsic value at the time and to the extent that they vest. The calculated amounts resulted in a non-cash charge in the statement of operations and an offsetting credit to additional paid-in capital.

ESTIMATES

Preparing the Company's financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

For comparative purposes, certain amounts in the accompanying statement of operations for fiscal 2004 and 2005 have been reclassified to conform to the presentation used for fiscal 2006. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that there are any recently issued, but not yet effective accounting pronouncements that will have a material effect on financial reporting other than SFAS No. 123R as discussed above.

2. BUSINESS COMBINATIONS

Effective June 3, 2004, the Company executed final agreements for the acquisition of a 51% ownership interest in TE Bio, LLC ("TE Bio"), a newly formed limited liability company that acquired an exclusive license to certain technology from Biomed Solutions LLC ("Biomed"), a related party. TE Bio is also owned 46.5% by Biomed, a related company, and 2.5% by Stuart G. MacDonald, Vice-President of Research and Development for the Company. The primary reason for the acquisition was the development of an implantable biothermal battery using body heat gradients to power medical devices. The Payment Agreement (the "Agreement") provides for the investment in TE Bio of $300,000 per year for three years from the Company's working capital. In addition, the Company will provide certain administrative, marketing, and research and development services to TE Bio. The results of operations of TE Bio from June 3, 2004 to February 28, 2005 are included in the accompanying consolidated statement of operations. TE Bio had no significant assets, liabilities or operations at time of acquisition.

On February 24, 2005, the Company entered into an agreement for the purchase of a 51% ownership interest in aMRIs GmbH, a German company formed November 2004. Concurrently, aMRIs acquired a 58.4% interest in MR:comp GmbH. The name of aMRIs was subsequently changed to Biophan Europe GmbH. For accounting purposes, the acquisition is treated as a purchase as of February 28, 2005. Operating results of the subsidiary for the period from February 25 through February 28, 2005 were not material and are not included.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The principal reasons for the acquisition, in addition to obtaining a European market presence, were to add complementary intellectual property to the Company's existing technologies, further expertise to its management team, and additional research and development capabilities. Accordingly, in connection with the purchase, the Company executed an exclusive license agreement for certain patents related to the Company's own proprietary technologies in the area of MRI safety and compatibility, employment agreements with key executives of aMRIs and agreed to contribute to aMRIs $2,000,000 over four years for funding specific salaries and research and development expenses.

Total consideration for the 51% interest in aMRIs and for intellectual property rights was $1,105,714, consisting of the following:

Cash paid                                  $  132,500
Promissory note issued                        200,000
Amount payable in cash                         92,500
Amount payable in restricted stock            134,000
Restricted stock issued (100,000 shares)      134,000
Direct acquisition costs                      234,330
Liabilities assumed                           178,384
                                           ----------
  Total purchase price                     $1,105,714
                                           ==========

The allocation of the purchase price is as follows:

Intellectual property rights (estimated useful
  life of 17 years)                              $  927,738
Current assets                                      176,954
Equipment                                             1,022
                                                 ----------
  Total                                          $1,105,714
                                                 ==========

The following summarized pro forma consolidated statement of operations (unaudited) for the year ended February 28, 2005, assumes the acquisition of aMRIs as if it had occurred on March 1, 2004:

Operating expenses:
  Research and development     $ 2,737,038
  General and administrative     3,505,300
                               -----------
                                 6,242,338
                               -----------
Operating loss                  (6,242,338)
Other income                       246,745
                               -----------
Net loss                       $(5,995,593)
                               ===========
Loss per common share-basic
  and diluted                  $     (0.09)
                               ===========
Weighted average shares
  outstanding                   69,263,893
                               ===========

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. PREPAID EXPENSES:

Prepaid expenses consist of the following:

                                             February 28
                                         ------------------
                                           2006       2005
                                         --------   -------
Prepaid conference fees                  $ 29,400   $    --
Prepaid insurance                          22,233    23,071
Prepaid license fees - related company     15,000        --
Prepaid legal fees                         30,000    20,000
Prepaid supplies                             --      18,125
Prepaid royalties - related company        35,000    25,000
Other                                        --       5,400
                                         --------   -------
                                         $131,633   $91,596
                                         ========   =======

4. PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

                                     February 28,
                                --------------------
                                   2006       2005
                                ---------   --------
Furniture and Equipment         $  96,597   $ 66,346
Computers                          67,296     45,206
Internet Website                   54,159     54,159
                                ---------   --------
                                  218,052    165,711
Less accumulated depreciation    (126,618)   (92,193)
                                ---------   --------
                                $  91,434   $ 73,518
                                =========   ========

Depreciation expense for the years ended February 28, 2006, 2005 and February 29, 2004 amounted to $43,068, $28,020, and $23,643, respectively. Depreciation expense for the period from August 1, 1968 (date of inception) to February 28, 2006 was $135,261.

5. INTELLECTUAL PROPERTY RIGHTS:

Certain intellectual property rights were acquired on December 1, 2000 in connection with the merger that established the Company in its present form. Additional intellectual property rights were acquired on February 24, 2005 in connection with the acquisition of Biophan-Europe. All such rights encompass the utilization of new proprietary technology to prevent implantable cardiac pacemakers and other critical and life-sustaining medical devices from being affected by MRI and other equipment using magnetic fields, radio waves and similar forms of electromagnetic interference. These assets are amortized over the estimated seventeen year economic life of the underlying patents. Estimated amortization expense for the next five years is as follows:

Fiscal year ending February,    Amount
----------------------------   -------
2007                           $54,570
2008                            54,570
2009                            54,570
2010                            54,570
2011                            54,570

Amortization expense for the year ended February 28, 2006 was $54,573. There was no amortization of intellectual properties in previous years.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. INVESTMENT:

The investment in New Scale Technologies, Inc. represents a 10% investment in the Company's common stock, a non-public company, stated at cost.

Effective November 30, 2005, we entered into a Securities Purchase Agreement for the acquisition of an initial 35% interest in Myotech, LLC ("Myotech"), a New York limited liability company, whereby we exchanged 4,923,080 shares of our common stock, par value $.005, for 3,768,488 Class A (voting) units of Myotech.

Under the Securities Purchase Agreement, we are obligated to purchase for cash consideration of $2.225 million an additional 811,037 Class A units, and we may acquire up to an additional 3,563,097 Class A units for further cash consideration of $9.775 million upon achievement of certain milestones satisfactory to us measured over a 24-month period. Upon consummation of these additional elective milestone investments, we may acquire up to a majority interest in Myotech.

As of February 28, 2006, Biophan has provided $1,185,000 of the additional funding for 431,946 Class A units of Myotech and has provided an additional amount of funding since February 28, 2006 of $305,000, for which shares have not yet been issued, increasing our ownership to 38%. This acquisition is being accounted for under the equity method. The equity loss for the year ended February 28, 2006 was $222,922.

The following is selected financial data for Myotech, LLC:

                        February 28, 2006
                        -----------------
Total current assets        $   59,608
Noncurrent assets (1)        8,524,246
                            ----------
Total assets                $8,583,854
                            ==========
Current liabilities         $  161,948
Equity                       8,421,906
                            ----------
                            $8,583,854
                            ==========

                           Three Months Ended
                            February 28, 2006
                           ------------------
Net loss from operations       $(628,245)
                               =========
Equity share of loss           $(222,992)
                               =========

(1) Noncurrent assets includes 4,923,080 shares of Biophan common stock received under the Securities Purchase Agreement

7. LINE OF CREDIT AGREEMENT:

On January 24, 2006, we entered into a Line of Credit Agreement (the "Line of Credit Agreement") with Biomed, a related party, pursuant to which Biomed has committed to make advances to us, in an aggregate amount of up to $5,000,000. Under the Line of Credit Agreement, advances may be drawn down in such amounts and at such times as we determine upon 15 days' prior notice to Biomed, except that we may not draw down more than $1,500,000 in any 30-day period. Amounts borrowed will bear interest at the rate of 8% per annum and are convertible into shares of our Common Stock at the rate of $1.46 per share. Biomed's obligation to lend to us under the Line of Credit Agreement expires on June 30, 2007, on which date the entire amount borrowed by us (and not converted into shares of our Common Stock) becomes due and payable. We are obligated to utilize the entire credit facility. The Company recorded a discount on the borrowings of $2,300,000 due to the beneficial conversion feature of the note as well as for the value of the warrants. The discount is being amortized as additional interest expense over the term of the note. During the quarter ended February 28, 2006 amortization of the discount on the note resulted in a non-cash interest expense of $113,404

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. LINE OF CREDIT AGREEMENT (CONTINUED):

In connection with the establishment of the credit facility under the Line of Credit Agreement, on January 24, 2006 we issued to Biomed a Stock Purchase Warrant (the "Warrant") entitling Biomed to purchase up to 1,198,630 shares of our Common Stock at an exercise price of $1.89 per share. Biomed's purchase rights under the Warrant expire on January 23, 2011. The balance of borrowings on the line was $2,300,000 at February 28, 2006 and $3,450,000 at May 12, 2006.
The fair value of the note approximates the principal value of the note.

On May 27, 2005, we entered into a Line of Credit Agreement with Biomed, a related company, whereby Biomed agreed to provide a line of credit facility of up to $2 million. Borrowings under the line bear interest at 8% per annum, are payable on demand after August 31, 2006 and are convertible, at Biomed's election into the Company's common stock at 90% of the average closing price for the 20 trading days preceding the date of borrowings under the line. In June 2005, the Company borrowed entire $2 million under the line in two separate draws of $1 million each and, in accordance with the agreement, Biomed received warrants to purchase 500,000 shares of the Company's common stock at an exercise price of 110% of the average closing price for the 20 trading days preceding the date of execution of the credit agreement. The Company recorded a discount on the borrowings of $958,160 due to the beneficial conversion feature of the note as well as for the value of the warrants. The discount was amortized as additional interest expense over the term of the note and has been fully amortized as of November 30, 2005. On August 31, 2005, Biomed elected to convert $1 million of the note plus accrued interest into 480,899 shares of common stock at which time, the remaining discount related to the $1 million portion of the loan was fully expensed. On October 7, 2005, we repaid $500,000 of principal and all accrued interest on the loan. During the year ended February 28, 2006 amortization of the discount on the note resulted in a non-cash interest expense of $958,160. The balance of borrowings on the line was $500,000 at February 28, 2006.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

                                    February 28,
                              -----------------------
                                 2006         2005
                              ----------   ----------
Accounts payable              $  674,147   $  649,146
Bonuses - Biophan-Europe         150,000           --
Accrued payroll and related
  expenses                        70,965       46,738
License fees                      70,000           --
Interest payable                  34,112           --
Other                             82,736       87,059
Acquisition fees                      --      254,160
                              ----------   ----------
                              $1,081,960   $1,037,103
                              ==========   ==========

9. NOTE PAYABLE:

The note payable at February 28, 2005 in the amount of $200,000, bearing interest at 2.74% per annum, was paid June 1, 2005 to the previous owners of Biophan Europe GmbH (formerly aMRIs GmbH). The note was issued on February 24, 2005 as part of the consideration for the acquisition of a 51% ownership interest in Biophan Europe GmbH. The carrying amount for the note payable approximates its fair value due to the short-term nature of the note.

10. STOCKHOLDERS' EQUITY:

On February 5, 2004 the Company entered into a stock purchase agreement with SBI Brightline Consulting, LLC ("SBI") that obligated SBI to purchase, upon the Company's election, up to 17,750,000 shares of common stock for an aggregate purchase price of $25 million. Only 6,000,000 shares covered by this stock purchase agreement were registered for resale. SBI was not obligated to purchase the remaining shares covered by the stock purchase agreement unless and until the Company had registered the resale of such shares by SBI. During the year ended February 28, 2005, the Company elected to sell the 6,000,000 shares to SBI for an aggregate of $3,900,000.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 27, 2005, this stock purchase agreement was cancelled and a new agreement was executed with SBI. The new agreement provides a $30 million fixed price financing for up to 10,000,000 shares at prices ranging from $2 to $4 a share.

The sales of stock must be taken in sequential tranches of 1,000,000 shares each and the financing requires the 10,000,000 shares to be registered for resale. As of February 28, 2006, these shares were included in a registration statement that was filed but had not yet gone effective.

On February 24, 2005, in connection with the acquisition of Biophan Europe (see
Note 2), 100,000 shares of restricted stock, valued at $134,000, were issued, fully charged and accrued to intellectual property rights in the accompanying consolidated balance sheet; and in connection with Employment Agreements of the same date, 200,000 shares of restricted stock valued at $268,000 were issued to two key executives of the German subsidiary company aMRIs GmbH and fully charged to operating expenses in the accompanying consolidated statement of operations.


On August 2, 2005, the Company entered into an investment agreement with Boston Scientific Scimed. At that time, 1,653,193 shares of common stock were issued for $5,000,000.

On November 30, 2005, the Company issued 4,923,080 shares of common stock, valued at $19,338,468 for the acquisition of approximately a 35% minority ownership in Myotech, LLC.

On December 6, 2005, in connection with the acquisition of Biophan Europe (see
Note 2), 100,000 shares of restricted stock, valued at $134,000, were issued and fully charged to intellectual property rights in the accompanying consolidated balance sheet.

Also, on December 6, 2005, the Company issued 22,000 restricted shares of common stock valued at $37,840 for certain services.

During the years ended February 28, 2006 and 2005, the Company issued 84,074 and 1,903,775 shares of stock upon the exercise of warrants for total proceeds of $20,707 and $788,900, respectively; and issued 74,047 shares upon exercise of cashless warrants during the year ended February 28, 2005. As of February 28, 2006 and 2005, warrants to purchase 3,247,920 and 1,525,029 shares of our common stock were outstanding, respectively. The exercise prices for these warrants range from $.15 per share to $2.49 per share, and the weighted-average exercise price for all of the outstanding warrants is $1.28 per share. In addition, during the years ended February 28, 2006 and 2005, 224,165 and 94,999 shares of stock were issued upon the exercise of options for total proceeds of $182,541 and $34,900, respectively.

Additional paid-in capital was further increased by$4,609,778 and $201,000 of expense related to stock options issued for services during the years ended February 28, 2006 and 2005, respectively. Also, $295,362 and $400,725 of profits were received during the years ended February 28, 2006 and 2005, respectively, from a related company owed pursuant to the "short swing profit" rules of the Securities Exchange Act of 1934.

11. RESEARCH AND DEVELOPMENT COSTS:

Expenditures for research activities relating to intellectual property development and improvement are charged to expense as incurred. Such expenditures amounted to $6,034,994, $2,629,980 and $1,240,439 for the years ended February 28, 2006 and 2005, and February 29, 2004, respectively.

12. COMMITMENTS:

Lease Obligation

The Company is obligated under an operating lease for office space expiring January 30, 2008. The Company may terminate the lease upon ninety days prior written notice to the landlord. Following are the minimum future payments under this lease for the years ending February 28:

2007   $ 63,144
2008     57,882
       --------
       $121,026
       ========

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rent expense charged to operations under this operating lease aggregated $62,032, $58,546 and $57,899 for the years ended February 28, 2006, 2005 and
February 29, 2004, respectively. Rent expense charged to operations for the period from August 1, 1968 (Date of Inception) to February 28, 2005 was $246,722.

Cooperation Agreement

The Company's subsidiary, Biophan Europe, has a cooperation agreement with a German university to test and further develop coronary stents whereby the parties provide personnel and know-how. The agreement is for a term of one year ending May 31, 2006. Biophan Europe is committed to assume costs of the project up to an amount of approximately $133,000

License Agreements

The Company is obligated under seven license or royalty agreements for patents that expire at various dates through 2025. These agreements may be terminated by the Company with 60 days written notice. Aggregate minimum future payments over the remaining life of the patents under these agreements total $6,352,500. License/royalty expense charged to operations was $594,890, $89,880 and $15,000 for the years ended February 28, 2006, 2005 and February 29, 2004, respectively.

Employment Agreements

Biophan has employment agreements with its executive officers that renew annually unless terminated by either party. Such agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses that are payable if specified management goals are attained.

Also, Biophan has an employment contract with an officer that expires November 9, 2007, and Biophan Europe has an employment agreement with a key employee that expires on February 24, 2009. These agreements provide for base salaries, bonuses based on attaining certain milestones, a restricted stock grant and stock options. The aggregate commitment for future base salaries at February 28, 2006, excluding bonuses and other awards approximates $615,000.

13. RELATED PARTY TRANSACTIONS:

The Company has affiliations with three entities, Biomed, Technology Innovations, and Myotech, that are related by virtue of common senior management personnel and stock ownership. During the years ended February 28, 2006, 2005 and February 29, 2004, the Company charged Biomed and Myotech for services of certain Company personnel. The total of these charges was $197,362, $161,014 and $85,584, respectively. The Company also charges Biomed, TI and Myotech for expenses allocable to and paid on their behalf. During the year ended February 28, 2006, 2005 and February 29, 2004 expenses paid by the Company on their behalf was approximately $762,000, $240,000 and $120,000, respectively. At February 28, 2005, the combined balances due from these related parties was $42,063. The amounts do not bear interest and the Company received payment within forty-five days.

During the year ended February 28, 2006, 2005 and February 29, 2004, the Company was billed $93,000, $9,000 and $4,500, respectively for legal services provided by Bramson & Pressman of which Robert S. Bramson, a director of the Company, is a partner.

Steven Katz & Associates, Inc. of which Steven Katz, a director of the Company is an owner, billed the Company $110,500 during the year ended February 28, 2006 for consulting services. No services were billed in preceding years.

Wood & Company, CPA, PC, of which Robert J. Wood, the Company's former CFO is the owner, billed the Company $9,800 for services rendered during the year ended February 28, 2006. No services were billed in preceding years.

14. STOCK-BASED COMPENSATION PLAN:

The Company has a stock option plan (the "Plan") which provides for the granting of nonqualified or incentive stock options ("ISO") to officers, key employees, non-employee directors and consultants. The Plan authorizes the granting of options to acquire up to 13,000,000 common shares. ISO grants under the Plan are exercisable at the market value of the Company's stock on the date of such grant. Nonqualified option grants under the Plan are exercisable at amounts determined by the board of directors. All options under the Plan are exercisable at times as determined by the board of directors, not to exceed 10 years from the date of grant. Additionally, the Plan provides for the granting of restricted stock to officers and key employees.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes activity in stock options:

                                                 Weighted-
                                                  average
                                                  Exercise
                                     Options       Price
                                   -----------   ---------
Outstanding at February 28, 2003     2,489,995     $ .48
Granted                              4,469,998       .17
Forfeited                              (90,000)      .30
Exercised                           (3,000,000)      .14
                                   -----------     -----
Outstanding at February 29, 2004     3,869,993       .39
Granted                              4,149,859       .96
Forfeited                                   --        --
Exercised                              (94,999)      .37
                                   -----------     -----
Outstanding at February 28, 2005     7,924,853       .69
Granted                              1,968,331      1.88
Forfeited                              (74,999)      .83
Exercised                             (224,165)      .81
                                   -----------     -----
Outstanding at February 28, 2006     9,594,020     $ .95
                                   ===========     =====
Weighted-average fair value of
options granted during the year
ended:
  February 28, 2006                $      1.54
  February 28, 2005                $       .61
  February 29, 2004                $       .16
                                   ===========

The following table summarizes information about stock options outstanding and exercisable at February 28, 2006:

                                                                 Options
                          Options Outstanding              Options Exercisable
                 -------------------------------------   ----------------------
                                 Weighted     Weighted
                                 Average      Average                  Weighted
                                Remaining    Remaining                  Average
   Range of         Number     Contractual    Exercise      Number     Exercise
Exercise Price   Outstanding       Life        Price     Exercisable     Price
--------------   -----------   -----------   ---------   -----------   --------
  $.10- $.43      2,175,000     6.32 years     $ .25      1,877,500      $ .26
  $.50-$1.04      5,032,497     7.22 years     $ .82      4,029,997      $ .81
  $1.18-$1.26       484,859     7.90 years     $1.21         79,859      $1.21
  $1.56-$2.97     1,901,664     9.43 years     $2.01        517,914      $1.90
  -----------     ---------     ----------     -----      ---------      -----
  $.10-$2.97      9,594,020     7.49 years     $ .95      6,505,270      $ .74
  ===========     =========     ==========     =====      =========      =====

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 28, 2006 and 2005, 235,982 and 1,740,148, shares of common stock were reserved for future issuance of stock options.

15. INCOME TAXES:

As of February 28, 2006, the Company had net operating loss carryforwards of approximately $14,080,000 for federal income tax purposes, which expire through 2025.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows:

                                          For the Years Ended
                                      ---------------------------
                                      February 28,   February 29,
                                      ------------   ------------
                                       2006   2005       2004
                                       ----   ----       ----
Tax benefit at U.S. statutory rates    (34%)  (34%)      (34%)
Increase in valuation allowance         34%    34%        34%
                                       ---    ---        ---
                                         0%     0%         0%
                                       ===    ===        ===


                                                           February 28,
                                                    -------------------------
                                                        2006          2005
                                                    -----------   -----------
Deferred tax asset is comprised of the following:
Net operating loss carryforwards                    $ 7,400,000   $ 4,627,000
Write-down of intellectual property rights              160,000       160,000
                                                    -----------   -----------
Total deferred tax asset                              7,560,000     4,787,000
Valuation allowance                                  (7,560,000)   (4,787,000)
                                                    -----------   -----------
                                                    $       -0-   $        -0-
                                                    ===========   ===========


16. CONTINGENCIES:

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property, except as noted below. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

The Company is pursuing legal claims against one of its former law firms and certain of its attorneys. Review of the firm's work product and bills recently revealed questions about the firm's billing practices and other activities. The amount of potential damages has not yet been quantified. Also, the law firm has asserted claims seeking payment of additional legal fees, which claims the Company has denied. The litigation is in an early stage. While, as with any legal proceedings, no assurance can be given as to ultimate outcome, management believes that the outcome of the litigation will not have a material adverse effect upon the Company's financial condition. Accordingly, adjustments, if any that might result from the resolution of this matter have not been reflected in the financial statements.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. QUARTERLY STATEMENTS OF OPERATIONS (UNAUDITED)

                                                         Year Ended February 28, 2006
                                            -----------------------------------------------------
Quarter ended:                                 May 31      August 31    November 30   February 28
                                            -----------   -----------   -----------   -----------
Revenues                                    $        --   $    62,500   $   466,935   $   515,426
Research and development expenses             1,599,742     2,291,762     1,212,239       931,251
General and administrative expenses           1,895,984     1,548,299     3,123,641     1,718,763
Other income (expense)                           85,887      (670,575)      (81,098)     (372,423)
                                            -----------   -----------   -----------   -----------
Net loss                                    $(3,409,839)  $(6,023,478)  $(2,374,701)  $(2,507,011)
                                            ===========   ===========   ===========   ===========
Loss per common share - basic and diluted   $      (.05)  $      (.08)  $      (.03)  $      (.03)
Weighted average shares outstanding          74,417,378    75,129,518    76,814,262    81,797,050

                                                         Year Ended February 28, 2005
                                            -----------------------------------------------------
Quarter ended:                                 May 31      August 31    November 30   February 28
                                            -----------   -----------   -----------   -----------
Revenues                                    $        --   $        --   $        --   $        --
Research and development expenses               560,919       573,846       685,469       809,746
General and administrative expenses             433,767       776,804     1,055,312     1,071,302
Other income (expense)                           42,661        48,445        36,089        46,423
                                            -----------   -----------   -----------   -----------
Net loss                                    $  (952,025)  $(1,302,205)  $(1,704,692)  $(1,834,625)
                                            ===========   ===========   ===========   ===========
Loss per common share - basic and diluted   $      (.01)  $      (.02)  $      (.02)  $      (.03)
Weighted average shares outstanding          66,419,732    67,665,026    70,029,872    73,031,165

18. VALUATION AND QUALIFYING ACCOUNTS

                                                    Years ended February 28, 2006, 2005 and 2004
                                          ----------------------------------------------------------------
                                              Balance at      Additions charged                 Balance at
Description                               beginning of year     to expense (*)    Deductions   end of year
                                          -----------------   -----------------   ----------   -----------
Year ended February 28, 2006:
Valuation allowance- deferred tax asset       $4,787,000          $2,773,000         $-0-       $7,560,000
Year ended February 28, 2005:
Valuation allowance-deferred tax asset        $2,926,000          $1,861,000         $-0-       $4,787,000
Year ended February 29, 2004:
Valuation allowance-deferred tax asset        $2,120,000          $  806,000         $-0-       $2,926,000

(*)   Offset to tax benefit of net operating losses.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       August 31,    February 28,
                                                          2006           2006
                                                      ------------   ------------
                                                       (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents                           $    576,414   $  1,441,178
  Accounts receivable                                       59,419        162,558
  Due from related parties                                  98,281         41,577
  Prepaid expenses                                         135,274        131,633
  Other current assets                                      54,312         81,048
                                                      ------------   ------------
      Total current assets                                 923,700      1,857,994
Property and equipment, net                                139,781         91,434
Other assets:
  Intellectual property rights, net of amortization        915,879        943,165
  Investment in New Scale Technologies, Inc.               100,000        100,000
  Investment in and advances to Myotech, LLC            12,368,031     11,767,062
  Security deposit                                           3,800          3,800
  Deferred tax asset, net of valuation allowance of
    $9,431,000 and $7,560,000, respectively                     --             --
                                                      ------------   ------------
                                                        13,387,710     12,814,027
                                                      ------------   ------------
                                                      $ 14,451,191   $ 14,763,455
                                                      ============   ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses               $  1,630,848   $  1,081,960
  Line of credit - related party, net of discount
    of $1,098,442 and $1,323,921, respectively           3,331,558      1,476,079
  Notes payable                                             74,634             --
  Due to related parties                                        26         27,114
  Common stock subscribed                                1,050,000             --
  Deferred revenues                                         83,333        520,833
                                                      ------------   ------------
      Total current liabilities                          6,170,399      3,105,986
Minority interest                                           25,461         69,543
Stockholders' equity:
  Common stock $.005 par value:
    Authorized, 125,000,000 shares
    Issued and outstanding, 82,819,199 and
      81,805,243 shares, respectively                      414,096        409,026
  Additional paid-in capital                            46,094,852     42,979,203
                                                      ------------   ------------
                                                        46,508,948     43,388,229
  Deficit accumulated during the development stage     (38,253,617)   (31,800,303)
                                                      ------------   ------------
                                                         8,255,331     11,587,926
                                                      ------------   ------------
                                                      $ 14,451,191   $ 14,763,455
                                                      ============   ============

            See Notes to Condensed Consolidated Financial Statements.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                                Period from
                                                                                              August 1, 1968
                                          Three Months Ended           Six Months Ended          (date of
                                              August 31,                  August 31,           inception) to
                                      -------------------------   -------------------------     August 31,
                                          2006          2005          2006          2005           2006
                                      -----------   -----------   -----------   -----------   --------------
Revenues:
  Development payments                $        --   $        --   $        --   $        --    $    300,000
  License fees                            187,500        62,500       437,500        62,500         916,666
  Testing services and
    consulting fees                       122,599            --       217,521            --         558,216
                                      -----------   -----------   -----------   -----------    ------------
                                          310,099        62,500       655,021        62,500       1,774,882
Operating expenses:
  Research and development              1,098,313     2,291,762     2,641,165     3,891,504      14,981,970
  General and administrative            1,453,390     3,123,641     3,383,898     5,019,625      21,044,537
  Write-down of intellectual
    property rights                            --            --            --            --         530,000
                                      -----------   -----------   -----------   -----------    ------------
                                        2,551,703     5,415,403     6,025,063     8,911,129      36,556,507
                                      -----------   -----------   -----------   -----------    ------------
Operating loss                         (2,241,604)   (5,352,903)   (5,370,042)   (8,848,629)    (34,781,625)
Other income(expense):
  Interest expense                       (380,934)     (767,316)     (684,407)     (767,316)     (3,556,196)
  Interest income                           5,263         8,966        11,606        11,716         140,754
  Equity loss on investment              (292,247)           --      (627,578)           --        (850,570)
  Other income                            104,485        87,775       217,107       170,913         948,463
  Other expense                                --            --            --            --         (65,086)
                                      -----------   -----------   -----------   -----------    ------------
                                         (563,433)     (670,575)   (1,083,272)     (584,687)     (3,382,635)
                                      -----------   -----------   -----------   -----------    ------------
Loss from continuing operations        (2,805,037)   (6,023,478)   (6,453,314)   (9,433,316)    (38,164,260)
Loss from discontinued operations              --            --            --            --         (89,357)
                                      -----------   -----------   -----------   -----------    ------------
Net loss                              $(2,805,037)  $(6,023,478)  $(6,453,314)  $(9,433,316)   $(38,253,617)
                                                    ===========   ===========   ===========    ============
Loss per common share - basic
  and diluted                         $     (0.03)  $     (0.08)  $     (0.08)  $     (0.13)
                                      ===========   ===========   ===========   ===========
Weighted average shares outstanding    82,816,753    75,129,518    82,316,798    74,773,448
                                      ===========   ===========   ===========   ===========

            See Notes to Condensed Consolidated Financial Statements.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                            Period from
                                                                     Six Months Ended        August 1, 1968
                                                                        August 31,              (date of
                                                                -------------------------    inception) to
                                                                    2006          2005      August 31, 2006
                                                                -----------   -----------   ---------------
Cash flows used for operating activities:
  Net loss                                                      $(6,453,314)  $(9,433,316)   $(38,253,617)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Amortization of intellectual property rights                   27,286        27,286          81,859
      Depreciation                                                   18,390        19,477         153,651
      Loss on disposal of equipment                                      --         1,505           1,505
      Realized and unrealized losses on marketable securities            --            --          66,948
      Accrued interest on note converted to common stock                 --        19,506          31,504
      Amortization of interest on convertible notes payable              --            --       1,050,950
      Write-down of intellectual property rights                         --            --         530,000
      Amortization of discount on payable to related party          498,424       729,023       1,644,988
      Issuance of common stock for services                              --            --         406,948
      Issuance of common stock for interest                              --            --         468,823
      Stock options issued for services                             839,096     4,572,157       7,402,674
      Expenses paid by stockholder                                       --            --           2,640
      Equity loss on investment                                     627,578            --         850,570
      Minority interest                                             (44,082)       43,443          25,461
  Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                    103,139            --         (59,419)
      (Increase) decrease in due from related parties               (56,704)      122,007         (98,281)
      (Increase) decrease in prepaid expenses                        (3,641)     (180,527)       (135,274)
      (Increase) decrease in other current assets                    26,737       (19,810)        (12,973)
      (Increase) decrease in security deposits                           --          (867)         (3,800)
      Increase (decrease) in accounts payable and
        accrued expenses                                            548,888       (16,221)      1,374,293
      Increase (decrease) in due to related parties                 (27,088)           --         (43,470)
      Increase (decrease) in deferred revenues                     (437,500)      687,500          83,333
                                                                -----------   -----------    ------------
        Net cash used in operating activities                    (4,332,791)   (3,428,837)    (24,430,687)
Cash flows used for investing activities:
  Purchases of property and equipment                               (66,738)      (33,797)       (293,916)
  Sales of marketable securities                                         --            --       2,369,270
  Purchase of investment                                                 --            --        (100,000)
  Investment in and advances to Myotech, LLC                     (1,228,547)           --      (2,880,132)
  Cash paid for acquisition of Biophan Europe,
    net of cash received of $107,956                                     --            --        (258,874)
  Purchases of marketable securities                                     --            --      (2,436,218)
                                                                -----------   -----------    ------------
        Net cash used in investing activities                    (1,295,285)      (33,797)     (3,599,870)
Cash flows provided by financing activities:
  Proceeds of bridge loans                                               --            --         986,500
  Loan from stockholder                                                  --            --         143,570
  Line of credit borrowing from related party, net of
    discount                                                      3,130,000     2,000,000       7,980,950
  Line of credit payments                                        (1,500,000)           --      (2,072,500)
  Notes payable                                                      74,634      (200,000)       (125,366)
  Common stock subscribed                                         1,050,000            --       1,050,000
  Proceeds from sale and subscription of common stock             2,000,000     6,050,000      18,263,849
  Exercise of options                                                 8,678       182,541         653,966
  Exercise of warrants                                                   --        20,707       1,142,451
  Swing profits                                                          --       295,362         696,087
  Deferred equity placement costs                                        --            --        (112,536)
                                                                -----------   -----------    ------------
          Net cash provided by financing activities               4,763,312     8,348,610      28,606,971
                                                                -----------   -----------    ------------
Net increase(decrease) in cash and equivalents                     (864,764)    4,885,976         576,414
Cash and equivalents, beginning                                   1,441,178       753,288              --
                                                                -----------   -----------    ------------
Cash and equivalents, ending                                    $   576,414   $ 5,639,264    $    576,414
                                                                ===========   ===========    ============

            See Notes to Condensed Consolidated Financial Statements.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                Six Months Ended       Period from
                                                             ---------------------    August 1, 1968
                                                                   August 31,            (date of
                                                             ---------------------    inception) to
                                                               2006        2005      August 31, 2006
                                                             --------   ----------   ---------------
Supplemental schedule of cash paid for:
  Interest                                                   $ 30,000   $       --     $    39,800
                                                             ========   ==========     ===========
Supplemental schedule of non cash investing and financing
  activities:
  Allocation of proceeds from line of credit - related
    party to beneficial conversion feature and warrants      $272,945   $  958,160     $ 2,668,430
                                                             ========   ==========     ===========
  Issuance of common stock upon conversion
    of line of credit loans                                  $     --   $1,000,000     $ 1,978,450
                                                             ========   ==========     ===========
  Issuance of common stock for the acquisition of
    a 35% interest in Myotech, LLC                           $     --   $       --     $10,338,468
                                                             ========   ==========     ===========
  Issuance of common stock in satisfaction of
    accounts payable                                         $     --   $       --     $   134,000
                                                             ========   ==========     ===========
Liabilities assumed in conjunction with acquisition of 51%
  interest in Biophan Europe and certain intellectual
  property rights:
    Fair value of assets acquired                                                      $ 1,105,714
    Cash paid                                                                             (366,830)
    Promissory note issued                                                                (200,000)
    Restricted stock issued                                                               (134,000)
    Payables incurred                                                                     (226,500)
                                                                                       -----------
      Liabilities assumed                                    $     --   $       --     $   178,384
                                                             ========   ==========     ===========
Issuance of common stock upon conversion
  of bridge loans                                            $     --   $       --     $ 1,142,068
                                                             ========   ==========     ===========
Acquisition of intellectual property                         $     --   $       --     $   425,000
                                                             ========   ==========     ===========
Intellectual property acquired through issuance of
  capital stock and assumption of related party payable      $     --   $       --     $   175,000
                                                             ========   ==========     ===========

            See Notes to Condensed Consolidated Financial Statements.

                   BIOPHAN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 2006

INTERIM FINANCIAL STATEMENTS:

The condensed consolidated financial statements as of August 31, 2006 and for the three and six months ended August 31, 2006 and 2005 are unaudited. However, in the opinion of management of the Company, these financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the financial position and results of operations for such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results to be obtained for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K/A for the fiscal year ended February 28, 2006.

BASIS OF CONSOLIDATION:

The consolidated financial statements include the accounts of Biophan Technologies, Inc. ("Biophan"), its wholly owned subsidiaries, LTR Antisense Technology, Inc. ("Antisense") and Nanolution, LLC, ("Nanolution"), and its majority owned subsidiaries Biophan Europe GmbH ("Biophan Europe"), and TE Bio LLC ("TE Bio"), collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

COMPANY HISTORY:

The Company was incorporated under the laws of the State of Idaho on August 1, 1968 and on January 12, 2000, changed its domicile to Nevada by merging into a Nevada corporation, and on July 19, 2001, changed its name to Biophan Technologies, Inc. From the inception of the current line of business on December 1, 2000, the Company has not generated any material revenues and operating profits. Therefore, the Company is in the development stage and will remain so until the realization of significant revenues and operating profits. The Company's ability to continue in business is dependent upon maintaining sufficient financing or attaining future profitable operations.

PRINCIPAL BUSINESS ACTIVITIES:

The primary mission is to develop and commercially exploit technologies for improving the performance, and as a result, the competitiveness of biomedical devices manufactured by third party companies. The Company possesses technologies for enabling biomedical devices, both implantable and those used in diagnostic and interventional procedures, to be safe (do not harm the patient or physician) and image compatible (allow effective imaging of the device and its surrounding tissue) with MRI (magnetic resonance imaging). The Company is also developing and marketing an image compatible ceramic motor; a system for generating power for implantable devices from body heat, and a series of implantable devices including MRI-visible vascular implants such as a vena cava filter, a heart valve and an occluder for the treatment of atrial septal defects, a hole in the wall separating the left and right chambers of he heart. The Company's first licensee for several of these technologies is Boston Scientific (NYSE: BSX). The Company is also an owner of a substantial minority interest, with rights to take a majority interest, in Myotech, developer of the MYO-VAD, a cardiac assist device that does not contact circulating blood and utilizes technology that has the potential to become a standard of care in the device market for treating multiple types of acute and chronic heart failure including congestive heart failure and sudden cardiac arrest.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has two stock-based compensation plans, entitled Biophan Technologies, Inc. 2001 Stock Option Plan and Biophan Technologies, Inc. 2006 Incentive Stock Plan (the "Plans") which are stockholder approved. The Plans provide for the grant of incentive and non-qualified stock options to selected employees, and the grant of non-qualified options to selected consultants and to directors and advisory board members. In addition, various other types of stock-based awards may be granted. The Plans are administered by the Compensation Committee of the Board and authorizes the grant of options or restricted stock awards for 13,000,000 shares under the 2001 Plan and 7,500,000 shares under the 2006 Plan. The Compensation Committee determines which eligible individuals are to receive options or other awards under the Plans, the terms and conditions of those awards, the applicable vesting schedule, the option price and term for any granted options, and all other terms and conditions governing the option grants and other awards made under the Option Plan. Non-employee directors also receive periodic option grants pursuant to the automatic grant program in effect for them under the 2006 Plan.

Effective March 1, 2006, the Company adopted SFAS No. 123 (revised), "Share-Based Payment" (SFAS 123(R)) utilizing the modified prospective approach. Prior to the adoption of SFAS 123(R), stock option grants to employees and directors were accounted for in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (the intrinsic value method) and the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, employee compensation expense was recognized only to the extent that the fair value of our common stock on the date of grant exceeded the stock option exercise price.

Under the modified prospective approach, SFAS 123(R) applies to new grants and to grants that were outstanding on February 28, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized in the first two quarters of fiscal 2007 includes compensation cost for all share-based payments granted prior to, but not yet vested as of February 28, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to February 28, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Prior periods were not restated to reflect the impact of adopting the new standard.

As a result of adopting SFAS 123(R) on March 1, 2006, our net loss and basic and diluted loss per share for the three months and the six months ended August 31, 2006, were $213,096 ($.003 per share) and $691,045 ($.008 per share) higher, respectively, than if we had continued to account for stock-based compensation under APB Opinion No. 25 for our stock option grants.

The following table illustrates the effect on operating results and per share information had the Company accounted for stock-based compensation in accordance with SFAS 123(R) for the three months and six months ended August 31, 2005:

                                             Three Months       Six Months
                                                Ended              Ended
                                           August 31, 2005   August 31, 2005
                                           ---------------   ---------------
Net loss - as reported                       $(6,023,478)     $ (9,433,316)
Add: Stock-based employee compensation
  expense included in reported net loss,
  net of related tax effects                   2,986,530         4,325,530
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method for
  all awards, net of related tax effects      (3,904,417)       (6,059,454)
                                             -----------      ------------
Net loss - pro forma                         $(6,941,365)     $(11,167,240)
                                             ===========      ============
Basic and diluted loss
  per share - as reported                    $      (.08)     $       (.13)
                                             ===========      ============
Basic and diluted loss
  per share - pro forma                      $      (.09)     $       (.15)
                                             ===========      ============

We use the Black-Scholes option pricing model to estimate the fair value of stock-based awards with the following weighted-average assumptions for the indicated periods:

                                 Three          Three          Six             Six
                              Months Ended   Months Ended   Months Ended   Months Ended
                                August 31,    August 31,     August 31,     August 31,
                                   2006         2005           2006           2005
                              ------------   ------------   ------------   ------------
Expected volatility               119.7         87.8        119.7-121.8      60.3-87.8
Risk-free interest rate           5.35%        4.08%        4.6%-5.35%      4.08%-4.27%
Expected life of options         8 years      10 years       4-8 years        10 years
Weighted-average grant-date
  fair value                      $0.79        $1.91           $1.09           $2.06
Expected dividends                 -0-          -0-             -0-             -0-

The assumptions above are based on multiple factors, including historical exercise patterns of employees in relatively homogeneous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for these same homogeneous groups and the implied volatility of our stock price.

At August 31, 2006, there was $1,486,823 of unrecognized compensation cost related to stock-based payments which is expected to be recognized over a weighted-average period of 1.38 years.

The following table represents stock option activity for the six months ended August 31, 2006:

                                                                Weighted-Average
                                             Weighted-Average       Remaining
                                 Number of       Exercise           Contract
                                   Shares          Price              Life
                                 ---------   ----------------   ----------------
Outstanding options at 2/28/06   9,594,020         $ .95
Granted                            240,000         $1.19
Exercised                          (13,956)        $ .62
Forfeited                          (92,000)        $1.18
Expired                            (90,000)        $ .50
                                 ---------
Outstanding options at end of
  period                         9,638,064         $ .96              7.09
                                 =========         =====              ====
Outstanding exercisable at end
  of period                      6,993,064         $ .82              6.58
                                 =========         =====              ====

Shares available for future stock option grants to employees and others under our 2001 Stock Option Plan were 337,982. Shares available for future stock option grants to employees and others under our 2006 Stock Option Plan were 7,340,000.

At August 31, 2006, the aggregate intrinsic value of options outstanding was $1,223,708, and the aggregate intrinsic value of options exercisable was $1,066,571. Total intrinsic value of options exercised was $7,973 for the six months ended August 31, 2006.

The following table summarizes our nonvested stock option activity for the six months ended August 31, 2006:

                                         Weighted-Average
                             Number of    Grant-Date Fair
                               Shares          Value
                             ---------   ----------------
Nonvested stock options at
  beginning of period        3,048,750         $1.31
Granted                        240,000         $1.09
Vested                        (551,750)        $1.51
Forfeited                      (92,000)        $1.53
                             ---------
Nonvested stock options at
  end of period              2,645,000         $1.24
                             =========

RECLASSIFICATION

For comparative purposes, certain amounts in the accompanying statement of operations for fiscal 2006 have been reclassified to conform to the presentation used for fiscal 2007. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

REVENUE RECOGNITION:

The Company earns and recognizes revenue under development agreements when the phase of the agreement to which amounts relate is completed and the Company has no further performance obligation. Completion is determined by the attainment of specified milestones, such as a written progress report. Advance fees received on such agreements are deferred until recognized.

The Company recognizes initial license fees over the term of the related agreement. Revenue related to a performance milestone is recognized upon the achievement of the milestone, as defined in the respective agreements.

The Company recognizes revenues from testing services and consulting fees as services are performed.

INVESTMENT IN MYOTECH LLC:

Effective November 30, 2005, we entered into a Securities Purchase Agreement for the acquisition of an initial 35% interest in Myotech, LLC ("Myotech"), a New York limited liability company, whereby we exchanged 4,923,080 shares of our common stock, par value $.005, for 3,768,488 Class A (voting) units of Myotech.

Based upon the terms of the Securities Purchase Agreement, we were obligated to purchase for cash consideration of $2.225 million an additional 811,037 Class A units. We may elect to acquire up to an additional 3,563,097 Class A units for further cash consideration of up to $9.775 million, over a 24-month period, which may result in the Company owning a majority interest in Myotech. During the three month period ended February 28, 2006, Biophan provided $1,185,000 of additional funding for 431,946 Class A units of Myotech. During the six month period ended August 31, 2006, Biophan has provided $1,040,000 of additional funding satisfying the cash consideration of $2.225 million cited above, for 379,091 Class A units of Myotech, which increased our ownership to 40.07%. Biophan has also provided approximately $188,500 of advances to Myotech at August 31, 2006. Additional advances of $130,000 have been made since August 31, 2006.

This investment is being accounted for under the equity method. The Company's pro rata share of the equity loss for the six months ended August 31, 2006 was $627,578.

The following is selected financial data for Myotech, LLC:

                        August 31, 2006
                        ---------------
Total current assets       $   18,719
Noncurrent assets (1)       3,732,525
                           ----------
Total assets               $3,751,244
                           ==========
Current liabilities        $  489,327
Equity                      3,261,917
                           ----------
                           $3,751,244
                           ==========

                           Three Months Ended   Six Months Ended
                             August 31, 2006     August 31, 2006
                           ------------------   ----------------
Net loss from operations       $(735,782)         $(1,578,154)
                               =========          ===========
Equity share of loss           $(292,247)         $  (627,578)
                               =========          ===========

(1) Noncurrent assets includes 4,923,080 shares of Biophan common stock received under the Securities Purchase Agreement, with a value at August 31, 2006 of $3,421,541.

LINE OF CREDIT AGREEMENTS:

On May 27, 2005, we entered into a Line of Credit Agreement with Biomed Solutions, LLC, whereby Biomed agreed to provide a line of credit facility of up to $2 million. Borrowings under the line bear interest at 8% per annum, are payable on demand after August 31, 2006 and are convertible, at Biomed's election, into the Company's common stock at 90% of the average closing price for the 20 trading days preceding the date of borrowings under the line. In June 2005, the Company borrowed the entire $2 million under the line in two separate draws of $1 million each and, in accordance with the agreement, Biomed received warrants to purchase 500,000 shares of the Company's common stock at an exercise price of 110% of the average closing price for the 20 trading days preceding the date of execution of the credit agreement. The Company recorded a discount on the borrowings of $958,160 due to the beneficial conversion feature of the note as well as for the value of the warrants. The discount was amortized as additional interest expense over the term of the note and has been fully amortized as of November 30, 2005. On August 31, 2005, Biomed elected to convert $1 million of the note plus accrued interest into 480,899 shares of common stock at which time, the remaining discount related to the $1 million portion of the loan was fully expensed. On October 7, 2005, we repaid $500,000 of principal and all accrued interest on the loan. The balance of borrowings on the line was $500,000 at August 31, 2006.

On January 24, 2006, we entered into an additional Line of Credit Agreement (the "Line of Credit Agreement") with Biomed Solutions, LLC, a related party, pursuant to which Biomed has committed to make advances to us, in an aggregate amount of up to $5,000,000. Under the Line of Credit Agreement, advances may be drawn down in such amounts and at such times as we determine upon 15 days prior notice to Biomed, except that we may not draw down more than $1,500,000 in any 30-day period. Amounts borrowed bear interest at the rate of 8% per annum and are convertible into shares of our Common Stock at the rate of $1.46 per share. Biomed's obligation to lend to us under the Line of Credit Agreement expires on June 30, 2007, on which date the entire amount borrowed by us (and not converted into shares of our Common Stock) becomes due and payable. We are obligated to utilize the entire credit facility. In connection with the establishment of the credit facility under the Line of Credit Agreement, on January 24, 2006 we issued to Biomed a Stock Purchase Warrant (the "Warrant") entitling Biomed to purchase up to 1,198,630 shares of our Common Stock at an exercise price of $1.89 per share. The Company previously recorded an additional discount of $272,945 on incremental borrowings of $2,650,000 due to the beneficial conversion feature of the note. The discount is being amortized as additional interest expense over the term of the note. During the quarter ended August 31, 2006 amortization of the discount on the note resulted in a non-cash interest expense of $288,900 and $498,424 for the three and six months ended August 31, 2006, respectively. Biomed's purchase rights under the Warrant expire on January 23, 2011. The Company is required to make its best efforts to register the common stock underlying the warrants and it is not required to settle any part or all of the instruments with cash. Accordingly, these instruments are classified as equity. The balance of borrowings on the line was $3,930,000 at August 31, 2006. The fair value of the note approximates the principal value of the note.

On October 11, 2006, in connection with our Securities Purchase Agreement dated October 11, 2006 with Iroquois Master Fund Ltd and other private investors (the "Purchase Agreement"), we amended our January 24, 2006 Line of Credit Agreement (the "Biomed Line of Credit Agreement") with Biomed and the Convertible Promissory Note in the original principal amount of $5,000,000 issued by us to Biomed on January 24, 2006 pursuant to the Biomed Line of Credit Agreement (the "$5,000,000 Biomed Note"). The amendments reduce the price at which the $5,000,000 Biomed Note is convertible into shares of our Common Stock from $1.46 per share to a conversion price of $0.67. The amendments also eliminate our obligation to draw down the entire credit facility. In connection with the Purchase Agreement, we also entered into a Subordination and Standstill Agreement (the "Subordination Agreement") with Biomed and the investors who are parties to the Purchase Agreement, pursuant to which Biomed agreed (i) to subordinate its rights to payment under the $5,000,000 Biomed Note and the Convertible Promissory Note in the original principal amount of $2,000,000 issued by us to Biomed on May 27, 2005 to the rights of the investors under the Notes and (ii) to convert the entire outstanding amount of principal and interest due under the $5,000,000 Biomed Note in excess of $700,000 into shares of our common stock upon the effectiveness of an amendment to our Articles of Incorporation to increase the number of our authorized shares which we have agreed, in the Purchase Agreement, to propose to our shareholders.

COMMON STOCK SUBSCRIBED:

On July 21, 2006 the Company elected to put the second tranche of the Stock Purchase Agreement with SBI Brightline XI, LLC. The Company has received $1,050,000 which is shown as a current liability since the shares of stock have not been issued as of August 31, 2006. Shares will be issued upon receipt of full payment for the second tranche. At that time the liability will be reclassified to common stock and additional paid in capital.

STOCKHOLDERS' EQUITY:

On May 27, 2005, the Company entered into a Stock Purchase Agreement with SBI Brightline XI, LLC. The agreement provides a $30 million fixed price financing for up to 10,000,000 shares at prices ranging from $2 to $4 a share. The sales of stock must be taken in tranches of 1 million shares each and the financing agreement requires the shares to be registered for resale by SBI. There are no resets, warrants, finder's fees or commissions associated with this financing transaction. Registration of the shares for resale by SBI was effective on May 18, 2006 and the Company elected to put the first tranche of 1 million shares at $2 per share on May 23, 2006. The Company elected to put the second tranche of 1 million shares at $2 per share on July 21, 2006. Of the total proceeds of $4,000,000, $3,050,000 was received by August 31, 2006. Subsequent to August 31, 2006 the Company has received an additional $125,000. On October 11, 2006, the Company elected to put the entire remaining tranches, at a weighted average price of $2.60 per share, to SBI.

SUBSEQUENT EVENT:

On October 11, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement") with 10 private investors led by Iroquois Master Fund Ltd ("Iroquois").

Pursuant to the Purchase Agreement, on October 12, 2006 we issued $7,250,000 of Senior Secured Convertible Notes (the "Notes") to the investors and received proceeds of approximately $6,670,000 after paying estimated fees and expenses of $580,000 related to the transaction. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock based upon a price of $0.67 per share (the "Conversion Price"). Interest on the outstanding principal amount under the Notes is payable quarterly at a rate equal to the six-month London InterBank Overnight Rate plus 500 basis points, with a minimum rate of 10% per annum and a maximum rate of 12% per annum, payable at our option in cash or shares of our common stock registered for resale under the Securities Act of 1933, as amended (the "Securities Act"). If we elect to make an interest payment in common stock, the number of shares issuable by us will be based upon the lower of (i) 90% of the 20-day trailing average volume weighted average price per share as reported on Bloomberg LP (the "VWAPS") or (ii) the Conversion Price. Principal on the Notes amortizes and payments are due in 33 equal monthly installments commencing four months following issuance of the Notes, and may be made at our option in cash or shares of our common stock registered for resale under the Securities Act. If we elect to make a principal payment in common stock, the number of shares issuable by us will be based upon the lower of (i) 87.5% of the 15-day trailing VWAPS prior to the principal payment date or (ii) the Conversion Price. Our obligations under the Notes are secured by a first priority security interest in substantially all of our assets pursuant to a Security Agreement dated as of October 11, 2006 among us, the investors and Iroquois, as agent for the investors (the "Security Agreement").

As further consideration to the investors, on October 12, 2006 we issued to the investors one-year warrants to purchase an aggregate of 10,820,896 shares of our common stock at a price of $0.67 per share. If the investors elect to exercise these one-year warrants, they will also receive additional five-year warrants to purchase shares of our common stock equal to the number of shares purchased under this one-year warrant, with 50% of the additional warrants having an exercise price of 115% of the per share purchase price, and the remaining 50% of the additional five-year warrants having an exercise price of 125% of the per share purchase price. We also issued to the investors five-year warrants to purchase an aggregate of 10,820,896 shares of our common stock. The first five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.81 per share, and the second five-year warrants allow for the purchase of 5,410,448 shares of our common stock at an exercise price of $0.89 per share. The warrants contain anti-dilution protection that will automatically adjust the exercise price of the warrants should we issue equity or equity-linked securities at a price per common share below the exercise price of the five-year warrants to the price at which we issue such equity or equity-linked securities.

                    ----------------------------------------

                                24,591,491 Shares

                           BIOPHAN TECHNOLOGIES, INC.

                                  Common Stock

                    ----------------------------------------

                                   Prospectus
                                 _________, 2006

                    ----------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee. The following expenses will be borne solely by the registrant.

Securities and Exchange Commission registration fee   $ 1,500
Printing and engraving expenses                         2,000
Legal fees and expenses                                75,000
Accounting fees                                        18,000
                                                      -------
Total                                                 $96,500
                                                      =======

Item 14. Indemnification of Directors and Officers.

      Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that

            o his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

            o his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

      This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

      As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by Biophan against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was a director or officer, provided that the director or officer acted in good faith and in a manner he believed to be in or not opposed to the best interests of Biophan. Biophan has purchased insurance under a policy that insures both Biophan and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

      The following sets forth information regarding unregistered securities sold by the registrant since November 2003.

      (a) On October 18, 2006, we issued and sold 587,500 shares of our common stock, at a price of $2.00 per share, to SBI Brightline XI, LLC ("SBI"). The sale was made pursuant to the Stock Purchase Agreement dated as of May 27, 2005 between us and SBI (as amended by Amendment No. 1 thereto dated January 9, 2006, the "Stock Purchase Agreement"). The shares sold on October 18 constitute a portion of the second of ten tranches of shares which we may require SBI to purchase under the Stock Purchase Agreement. The issuance and sale of the shares was made without registration under the Securities Act of 1933 pursuant to the exemption provided in Section 4(2) thereof. We have been advised by SBI that it intends to sell all such shares pursuant to our Registration Statement on Form S-3 (No. 333-130920) which was declared effective by the Securities and Exchange Commission on May 18, 2006.

      (b) On October 11, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, on October 12, 2006, we issued to ten qualified institutional buyers (as such term is defined in Rule 144A under the Securities Act) and/or accredited investors (as such term is defined in Rule 501(a) under the Securities Act) the following securities (the "Securities"):

      (i) an aggregate of $7,250,000 principal amount of our Senior Secured Convertible Notes due October 11, 2009 (the "Notes");

      (ii) five-year warrants for the purchase of an aggregate of 5,410,498 shares of our common stock at an exercise price of $0.81 per share;

      (iii) five-year warrants for the purchase of an aggregate of 5,410,498 shares of our common stock at an exercise price of $0.89 per share; and

      (iv) one-year warrants for the purchase of an aggregate of 10,820,896 shares of our common stock at an exercise price of $0.67 per share.

      The Notes are convertible, at any time at the election of the holders, into shares of our common stock at a conversion price of $0.67 per share. If the entire principal amount of the Notes were converted, we would issue to the holders an aggregate of 10,820,896 shares of our common stock. The Securities were issued in a private placement not involving any public offering and exempt from registration under the Securities Act pursuant to the exemptions provided by Section 4(2) of such Act and by Regulation D and Regulation S promulgated under such Act. The Securities were sold for cash at an aggregate offering price of $7,250,000. C.E. Unterberg, Towbin acted as the exclusive placement agent in the offering. We paid the placement agent a cash fee of $580,000 and issued to it a five-year warrant to purchase an aggregate of 865,672 shares of our common stock at a price of $0.67 per share.

      (c) On May 23, 2006, we issued and sold 1,000,000 shares of our common stock, at a price of $2.00 per share, to SBI Brightline XI, LLC ("SBI"). The sale was made pursuant to the Stock Purchase Agreement dated as of May 27, 2005 between us and SBI (as amended by Amendment No. 1 thereto dated January 9, 2006, the "Stock Purchase Agreement"). The shares sold on May 23 constitute the first of ten tranches of shares which we may require SBI to purchase under the Stock Purchase Agreement. The issuance and sale of the shares was made without registration under the Securities Act of 1933 pursuant to the exemption provided in Section 4(2) thereof. We were advised by SBI that it has sold all such shares pursuant to our Registration Statement on Form S-3 (No. 333-130920) which was declared effective by the Securities and Exchange Commission on May 18, 2006.

      (d) On January 24, 2006, we entered into a Line of Credit Agreement (the "Line of Credit Agreement") with Biomed Solutions, LLC, a New York limited liability company ("Biomed"), pursuant to which Biomed has committed to make advances to us, in an aggregate amount of up to $5,000,000. Under the Line of Credit Agreement, advances may be drawn down in such amounts and at such times as we determine upon 15 days' prior notice to Biomed, except that we may not draw down more than $1,500,000 in any 30-day period. We are obligated to utilize the entire credit facility. Amounts borrowed will bear interest at the rate of 8% per annum and are convertible into shares of our common stock at the rate of $0.67 per share. Any amounts drawn down and repaid may be reborrowed at any time (subject to a requirement of 15 days' notice and the limitation that not more than $1,500,000 may be drawn down during any 30-day period). Biomed's obligation to lend to us under the Line of Credit Agreement expires on June 30, 2007, on which date the entire amount borrowed by us (and not converted into shares of our common stock) becomes due and payable. Our obligations with respect to borrowings under the credit facility are governed by a Convertible Promissory
Note issued by us to Biomed on January 24, 2006. In connection with the establishment of the credit facility under the Line of Credit Agreement, on January 24, 2006, we issued to Biomed a Stock Purchase Warrant (the "Warrant") entitling Biomed to purchase up to 1,198,630 shares of our common stock at an exercise price of $1.89 per share. Biomed's purchase rights under the Warrant expire on January 23, 2011. The Note and the Warrant were, and any shares issuable upon conversion of the Note or exercise of the Warrant will be, issued in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to the exemption set forth in Section 4(2) of such Act and Regulation D promulgated thereunder.

      (e) On November 30, 2005, we entered into a Securities Purchase Agreement for the acquisition of an initial 35% interest in Myotech, LLC ("Myotech"), a New York limited liability company, whereby we exchanged 4,923,020 shares of our common stock, par value $.005, for 3,687,719 Class A (voting) units of Myotech. The shares issuable to Myotech under the Securities Purchase Agreement are subject to a Rights Agreement between us and Myotech entered into on November 30, 2005. Under the Rights Agreement, we agreed among other things, to register the Biophan shares issued to Myotech. The shares were offered and issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 under Section 4(2) of such Act.

      (f) On June 30, 2005, we entered into a license agreement and an investment agreement with Boston Scientific Scimed, Inc., an affiliate of Boston Scientific Corporation ("BSS") in connection with the licensing of our technology to BSS. The investment agreement called for the purchase by BSS of shares of our common stock for a total purchase price of $5 million, the shares to be priced at 110% of the average of the closing prices of our common stock on the OTC Bulletin Board for the 30 calendar-day period prior to the closing. Upon the satisfaction of certain conditions to the agreement, on August 2, 2005, BSS paid us the $5 million purchase price and we issued to BSS 1,653,193 shares of our common stock at a price per share of $3.024 (representing a 10% premium over the average closing price of $2.75 on the OTC Bulletin Board over the period July 3, 2005 through August 1, 2005). The shares were offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 under Section 4(2) of such Act and Rule 506 promulgated thereunder.

      (g) On February 24, 2005, pursuant to the terms of a License Agreement ("License"), dated February 24, 2005, between Biophan and aMRIs Patent GmbH ("Licensor"), Biophan agreed to issue 200,000 shares of its unregistered common stock to aMRIs Patent GmbH, the Licensor. The shares issued were exempt from registration pursuant to the exemption set forth in Section 4(2) and Regulation
S. Biophan did not receive any cash consideration for the shares of common stock and no underwriters were involved in the placement of the common stock.

      (h) On January 21, 2004 and February 10, 2004, respectively, we issued 932,000 and 500,000 shares of common stock for the conversion of $93,200 and $50,000 of line of credit obligation payable to Biomed Solutions, LLC. Biomed had previously sold those portions of its receivable to a single purchaser, Bellador Advisory Services (Labuan) Ltd., a Kuala Lumpur, Malaysia company. The shares were issued to Bellador and its assigns pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, involving an exchange of securities with an existing securityholder where no commission is payable. The debt was assigned by Biomed to Bellador pursuant to the provisions of Regulation S of the Securities Act. All recipients of the shares were nonaffiliated, non U.S. persons deemed to be accredited investors and/or persons with knowledge of business. There was no general solicitation or general advertising related to the transaction, and the recipients were required to represent that they were non U.S. persons and that they were not acquiring the shares for the account or benefit of any U.S. Person. The offer to purchase the shares was not made to a person in the United States and, at the time of the transaction, the purchasers were outside the United States.

      (i) On February 10, 2004, we issued 3,000,000 shares of common stock upon the conversion of $300,000 of the obligations under our obligation payable to Biomed Solutions, LLC under a transfer agreement. Biomed had previously sold that portion of its rights to SBI Brightline Consulting, LLC. The shares were issued to SBI pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, involving an exchange of securities with an existing securityholder where no commission is payable. The debt was assigned by Biomed to SBI in a transaction that was exempt from registration under Section 4(2) of the Securities Act because it did not involve any public offering.

      (j) On February 10, 2004, we issued 3,513,000 shares of common stock upon the conversion of our outstanding debt obligations payable to Biomed ($200,000 under a transfer agreement and $151,300 under a line of credit). The shares were issued to Biomed pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, involving an exchange of securities with an existing securityholder where no commission is payable.

      (k) On February 5, 2004 we entered into a stock purchase agreement with SBI Brightline Consulting, LLC pursuant to which SBI agreed to purchase up to 17,750,000 shares of our common stock at fixed prices ranging from $.60 to $2.00 per share. This transaction was treated as completed at the time of the signing of the stock purchase agreement and was exempt from registration under Section 4(2) of the Securities Act because it did not involve any public offering.

      (l) Between January 15, 2004 and February 29, 2004, we issued 995,940 shares of our common stock upon the exercise of outstanding warrants for aggregate gross proceeds of $332,844. The shares were issued pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, involving an exchange of securities with an existing securityholder where no commission is payable.

      (m) On October 1, 2003 we entered into a stock purchase agreement with SBI Brightline Consulting, LLC pursuant to which SBI agreed to purchase up to 11,000,000 shares of our common stock at fixed prices ranging from $.15 to $.40 per share. This transaction was treated as completed at the time of the signing of the stock purchase agreement and was exempt from registration under Section 4(2) of the Securities Act because it did not involve any public offering. We sold the shares pursuant to the stock purchase agreement between December 3, 2003 and January 12, 2004 for aggregate proceeds of $2.9 million. We were advised by SBI that it sold all of such shares pursuant to our Registration Statement on Form SB-2 (No. 333-109592) which was declared effective by the Securities and Exchange Commission on November 17, 2003.

Item 16. Exhibits and Financial Statement Schedules.

      Please refer to the exhibit index following the signature page of this registration statement.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on November 13, 2006.

                                        BIOPHAN TECHNOLOGIES, INC.


                                        By: /s/ Michael L. Weiner
                                            ------------------------------------
                                            Michael L. Weiner
                                            President, CEO and Director

                                POWER OF ATTORNEY

            In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Michael L. Weiner and Darryl L. Canfield, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-1, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                Title                                    Date
---------                                -----                                    ----


/s/ Michael L. Weiner                    President, CEO and Director              November 13, 2006
--------------------------------------   (principal executive officer)
Michael L. Weiner


/s/ Darryl L. Canfield                   Vice President, Secretary,               November 13, 2006
--------------------------------------   Treasurer and CFO (principal financial
Darryl L. Canfield                       and principal accounting officer)


/s/ Guenter H. Jaensch                   Chairman                                 November 13, 2006
--------------------------------------
Guenter H. Jaensch


/s/ Steven Katz                          Director                                 November 13, 2006
--------------------------------------
Steven Katz


/s/ Theodore A. Greenberg                Director                                 November 13, 2006
--------------------------------------
Theodore A. Greenberg

Exhibit No.                   Description                                                                                  Location
-----------   ----------------------------------------------------------------------------------------------------------   --------
    3.1       Articles of Incorporation                                                                                       (1)
    3.2       Amendment to Articles of Incorporation                                                                          (2)
    3.3       Certificate of Amendment to Articles of  Incorporation                                                          (3)
    3.4       Bylaws                                                                                                          (4)
    4.1       Stock Purchase Agreement dated May 27, 2005 between Biophan and SBI Brightline XI, LLC                          (5)
    4.2       Amendment No. 1, dated January 8, 2006, to Stock Purchase Agreement by and between Biophan and SBI              (6)
              Brightline XI, LLC
    4.3       Line of Credit Agreement dated as of May 27, 2005 between Biophan and Biomed Solutions, LLC                     (7)
    4.4       First Amendment to Line of Credit Agreement between Biophan and Biomed Solutions, LLC                           (8)
    4.5       Convertible Promissory Note of Biophan in the face amount of $2,000,000 payable to the order of Biomed          (9)
              Solutions, LLC dated May 27, 2005
    4.6       First Amendment to Convertible Promissory Note                                                                 (10)
    4.7       Stock Purchase Warrant issued to Biomed Solutions, LLC dated May 27, 2005                                      (11)
    4.8       Rights Agreement among Myotech, LLC, the Members of Myotech, LLC and Biophan                                   (12)
    4.9       Line of Credit Agreement dated as of January 24, 2006 between Biophan and Biomed Solutions, LLC                (13)
   4.10       Amendment No. 1, dated  October 11, 2006, to Line of Credit Agreement by and between Biophan Technologies,     (14)
              Inc. and Biomed Solutions, LLC
   4.11       Convertible Promissory Note of Biophan in the face amount of $5,000,000 payable to the order of Biomed         (15)
              Solutions, LLC dated January 24,  2006
   4.12       Amended and Restated Convertible Promissory Note of Biophan Technologies, Inc., in the principal amount of     (16)
              $5,000,000, dated October 11, 2006, payable to the order of Biomed Solutions, LLC
   4.13       Stock Purchase Warrant for the Purchase of up to 1,198,630 Shares of Common Stock issued to Biomed             (17)
              Solutions, LLC
   4.14       Subordination and Standstill Agreement dated October 11, 2006, by and among Biophan Technologies, Inc.,        (18)
              Biomed Solutions, LLC, and those Purchasers named therein
   4.15       Form of Senior Secured Convertible Notes due October 11, 2009 issued pursuant to the  Securities Purchase      (19)
              Agreement, dated October 11, 2006, by and among Biophan Technologies, Inc. and those Purchasers named therein
   4.16       Form of Five-Year Warrants issued and to be issued pursuant to the Securities Purchase Agreement, dated        (20)
              October 11, 2006, by and among Biophan Technologies, Inc. and those Purchasers named therein
   4.17       Form of One-Year Warrants issued pursuant to the Securities Purchase Agreement, dated  October 11, 2006,       (21)
              by and among Biophan Technologies, Inc. and those Purchasers named therein
   4.18**     Amended and Restated 2001 Stock Option Plan                                                                    (22)
   4.19**     2006 Incentive Stock Plan                                                                                      (23)
    5.1       Opinion of Nixon Peabody LLP                                                                                     *
   10.1       Agreement dated as of February 24, 2005 among Biophan, aMRIs GmbH, Dr. Michael Friebe, Tomovation GmbH,        (24)
              Prof. Dr. Andreas Melzer, Dipl-Ing. Gregor Schaefers, and Dipl. Betriebsw. Andreas Pieper
   10.2       Note and Pledge Agreement dated November 24, 2005 between Biophan, Tomovation GmbH and Prof. Dr. Andreas       (25)
              Melzer
   10.3       Termination of  Stock Purchase Agreement between Biophan and SBI Brightline Consulting, LLC                    (26)
   10.4       Investment Agreement dated June 30, 2005 between Biophan and Boston Scientific Scimed, Inc.                    (27)

Exhibit No.                   Description                                                                                  Location
-----------   ----------------------------------------------------------------------------------------------------------   --------
   10.5       Securities Purchase Agreement, dated October 11, 2006, by and among Biophan Technologies, Inc. and those       (28)
              Purchasers named therein.
   10.6       Security Agreement, dated as of October 11, 2006, by and among Biophan Technologies,  Inc., the Purchasers     (29)
              named therein and Iroquois Master Fund Ltd., as agent for the Purchasers
   10.7       License Agreement between Biophan, Xingwu Wang and  Nanoset, LLC dated January 15, 2004                        (30)
   10.8       Development Agreement between Biophan and Greatbatch Enterprises, Inc. dated February 28, 2001                 (31)
   10.9       License Agreement between Biophan and Johns Hopkins University                                                 (32)
   10.10      AMP-Biophan License Agreement dated February 24, 2005 between Biophan and aMRIs Patent GmbH                    (33)
              (Confidential treatment has been granted with respect to certain positions of this Agreement. This Agreement has been filed separately with the SEC)
   10.11      License Agreement dated June 30, 2005 between Biophan and Boston Scientific Scimed, Inc.                       (34)
   10.12      Capital Pledge Agreement dated February 24, 2005 among Biophan, TomoVation GmbH, and Prof. Dr. Andreas         (35)
              Melzer
   10.13      Securities Purchase Agreement between Biophan and Myotech, LLC, dated  November 30, 2005                       (36)
   10.13      Letter Agreement, Amendment and Waiver of Certain Conditions to Closing, between Biophan and Myotech, LLC,     (37)
              dated December 21, 2005
   10.14      Letter Agreement dated August 19, 2002 between Biomed Solutions, LLC and Biophan                               (38)
   10.15      Payment Agreement dated June 3, 2004 between  Biophan and TE Bio LLC                                           (39)
   10.16      Joint Research Agreement between Nanolution, LLC and NaturalNano Inc. dated as of May 25, 2005, together         *
              with Non-Disclosure Agreement
   10.17      Lease Agreement between Biophan and High Technology of Rochester, Inc.                                         (40)
   10.18      Lease between Schoen Place LLC and Biophan Technologies, Inc.                                                  (41)
  10.19**     Executive Employment Agreement between Biophan and  Michael L. Weiner dated December 1, 2000                   (42)
  10.20**     Executive Employment Agreement between Biophan and  Jeffrey L. Helfer dated June 6, 2002                       (43)
  10.21**     Executive Employment Agreement between Biophan and  Stuart G. MacDonald dated June 6, 2002                     (44)
  10.22**     Executive Employment Agreement between Biophan and  John F. Lanzafame effective as of September 9, 2004        (45)
  10.23**     Executive Employment Agreement dated as of November  9, 2005 between Biophan and Darryl L. Canfield,           (46)
              together with Employee Confidential Information,  Invention and Non-Competition Agreement
  10.24**     Executive Employment Agreement dated as of January 1, 2006 between Biophan and Jeffrey L. Helfer               (47)
  10.25**     Employment Agreement dated February 24, 2005 among aMRIs GmbH, Dr. Michael Friebe and Biophan                  (48)
   21.1       Subsidiaries                                                                                                     *
   23.1       Consent of Nixon Peabody LLP                                                                                   (49)
   23.2       Consent of  Goldstein Golub Kessler LLP                                                                          *
   24.1       Power of Attorney                                                                                              (50)

* Filed herewith

** May be deemed a compensatory plan or arrangement.

(1) Incorporated by reference to Exhibit 3.1 to Form 10-KSB for the year ended February 29, 2000 (the "2000 10-KSB").


(2) Incorporated by reference to Exhibit 3.1(i) to Form 8-K filed on December 15, 2000.

(3) Incorporated by reference to Exhibit 3.1(i) to Form 8-K filed on August 27, 2001.

(4) Incorporated by reference to Exhibit 3.2 to Form 10-SB filed on May 13,
1999.

(5) Incorporated by reference to Exhibit 4.21 to Form 10-KSB/A for the year ended February 28, 2005 (the "2005 10-KSB").

(6) Incorporated by reference to Exhibit 4.1 to Form 8-K filed January 9, 2006.

(7) Incorporated by reference to Exhibit 10.50 to the 2005 10-KSB.

(8) Incorporated by reference to Exhibit 4.2 to Form 10-Q for the period ended November 30, 2005 (the "Q3'05 10-Q").

(9) Incorporated by reference to Exhibit 4.22 to the 2005 10-KSB.

(10) Incorporated by reference to Exhibit 4.3 to the Q3'05 10-Q.

(11) Incorporated by reference to Exhibit 4.23 to the 2005 10-KSB.

(12) Incorporated by reference to Exhibit 4.1 to the Q3'05 10-Q.

(13) Incorporated by reference to Exhibit 4.1 to Form 8-K filed January 25, 2006 (the "January 25, 2006 8-K").

(14) Incorporated by reference to Exhibit 10.2 to Form 8-K filed October 13, 2006 (the "October 13, 2006 8-K").

(15) Incorporated by reference to Exhibit 4.2 to the January 25, 2006 8-K.

(16) Incorporated by reference to Exhibit 10.3 to the October 13, 2006 8-K.

(17) Incorporated by reference to Exhibit 4.3 to the January 25, 2006 8-K.

(18) Incorporated by reference to Exhibit 10.4 to the October 13, 2006 8-K.

(19) Incorporated by reference to Exhibit 4.2 to the October 13, 2006 8-K.

(20) Incorporated by reference to Exhibit 4.3 to the October 13, 2006 8-K.

(21) Incorporated by reference to Exhibit 4.4 to the October 13, 2006 8-K.

(22) Incorporated by reference to Appendix A to Proxy Statement filed on
Schedule 14A on June 28, 2005.

(23) Incorporated by reference to Appendix A to Proxy Statement filed on
Schedule 14A on June 21, 2006.

(24)   Incorporated by reference to Exhibit 2.4 to the 2005 10-KSB.

(25) Incorporated by reference to Exhibit 4.10 to the 2005 10-KSB.

(26) Incorporated by reference to Exhibit 4.20 to the 2005 10-KSB.

(27) Incorporated by reference to Exhibit 4.5 to Form 10-Q for the period ended August 31, 2005.

(28) Incorporated by reference to Exhibit 4.1 to the October 13, 2006 8-K.

(29) Incorporated by reference to Exhibit 10.1 to the October 13, 2006 8-K.

(30) Incorporated by reference to Exhibit 10.50 to Registration Statement on Form SB-2 (File No. 333-109592) filed on October 9, 2003.

(31) Incorporated by reference to Exhibit 10.28 to Amendment No. 2 to Registration Statement on Form SB-2/A (File No. 333-102526) filed on May 1, 2003.

(32) Incorporated by reference to Exhibit 10.23 to Amendment No. 1 to Registration Statement on Form SB-2/A (File No. 333-102526) filed on March 14, 2003.

(33) Incorporated by reference to Exhibit 10.46 to the amended 2005 10-KSB.

(34) Incorporated by reference to Exhibit 10.2 to Amended Form 10-Q for the period ended August 31, 2005, filed January 9, 2006.

(35) Incorporated by reference to Exhibit 10.48 to the 2005 10-KSB.

(36) Incorporated by reference to Exhibit 10.1 to the Q3'05 10-Q.

(37) Incorporated by reference to Exhibit 10.2 to the Q3'05 10-Q.

(38) Incorporated by reference to Exhibit 10.54 to Amendment No. 2 to Registration Statement on Form SB-2 (File No. 333-112678) filed on April 9, 2004.

(39) Incorporated by reference to Exhibit 99.1 to Form 8-K filed on June 3,
2004.

(40) Incorporated by reference to Exhibit 10.19 to Amendment No. 1 to Registration Statement on Form SB-2/A (File No. 333-102526) filed on March 14, 2003.

(41) Incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 9, 2006.

(42) Incorporated by reference to Exhibit 10.7 to Form 10-QSB for the period ended May 31, 2002 (the "Q1'02 10-QSB").

(43) Incorporated by reference to Exhibit 10.8 to the Q1'02 10-QSB.

(44) Incorporated by reference to Exhibit 10.9 to the Q1'02 10-QSB.

(45) Incorporated by reference to Exhibit 10.49 to the 2005 10-KSB.

(46) Incorporated by reference to Exhibit 10.1 to Form 8-K filed
January 26, 2006.

(47)  Incorporated by reference to Exhibit 10.2 to Form 8-K filed
January 26, 2006.

(48) Incorporated by reference to Exhibit 10.47 to the 2005 10-KSB.

(49) Included in Exhibit 5.1.

(50) Included on Signature Page.